    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2000
                                                 REGISTRATION NO. 333-__________

===============================================================================

                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549
                                                     --------------------------
                                                              FORM S-1
                                                       REGISTRATION STATEMENT
                                                                UNDER
                                                     THE SECURITIES ACT OF 1933
                                                     --------------------------
                                                      SIMMONS MEDIA GROUP, INC.
                                       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                                     --------------------------
               UTAH                                             4832                                          87-0336015
 (STATE OR OTHER JURISDICTION OF                    (PRIMARY STANDARD INDUSTRIAL                           (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                    CLASSIFICATION CODE NUMBER)                         IDENTIFICATION NUMBER)

                                                         515 SOUTH 700 EAST
                                                     SALT LAKE CITY, UTAH 84102
                                                           (801) 322-2500

        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                                     --------------------------
                                                          DAVID E. SIMMONS
                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                      SIMMONS MEDIA GROUP, INC.
                                                         515 SOUTH 700 EAST
                                                     SALT LAKE CITY, UTAH 84102
                                                           (801) 322-2500
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                           PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

         EDWARD J. O'CONNELL, ESQ.                                                                BRYANT EDWARDS, ESQ.
           LAURA S. HARPER, ESQ.                                                                STEPHEN B. RICHARDS, ESQ.
       DOW, LOHNES & ALBERTSON, PLLC                                                                LATHAM & WATKINS
       1200 NEW HAMPSHIRE AVENUE, NW                                                       633 WEST FIFTH STREET, SUITE 4000
        WASHINGTON, D.C. 20036-6802                                                              LOS ANGELES, CA 90071
            TEL: (202) 776-2000                                                                   TEL: (213) 485-1235

                           --------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                           --------------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
      TITLE OF EACH CLASS                  AMOUNT                PROPOSED MAXIMUM        PROPOSED MAXIMUM            AMOUNT
               OF                           TO BE                 OFFERING PRICE            AGGREGATE                  OF
  SECURITIES TO BE REGISTERED          REGISTERED (1)             PER SHARE (2)         OFFERING PRICE (2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                 shares            $                             $ 34,500,000            $ 9,108.00
====================================================================================================================================

(1) Includes the underwriter's over-allotment option.
(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457.
                                 --------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and we are not soliciting offers to buy these shares in any jurisdiction where the offer or sale is not permitted.


PROSPECTUS

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2000

                            SIMMONS MEDIA GROUP, INC.

                                           Shares

                                  Common Stock

-------------------------------------------------------------------------------
This is an initial public offering of shares of common stock of Simmons Media
Group, Inc. We are offering                  shares in this offering. No public
market currently exists for our common stock. The initial public offering price
is expected to be between $      and $      per share.

We will apply to list the shares on the Nasdaq National Market under the symbol "SMGI."

-------------------------------------------------------------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.
-------------------------------------------------------------------------------

                                                          Per Share               Total

Public offering price                                      $                $

Underwriting discounts and commissions                     $                $

Proceeds, before expenses, to us                           $                $

The underwriters have an option to purchase a maximum of additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotment of shares at any time until 30 days after the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------


                           THOMAS WEISEL PARTNERS LLC

The date of this prospectus is                    , 2000

                                TABLE OF CONTENTS

                                                   PAGE                                                       PAGE

Prospectus Summary..............................      1    Regulation of Radio Broadcasting and
Risk Factors....................................      6         Outdoor Advertising........................    40
Special Note Regarding Forward-Looking                     Management......................................    48
     Statements.................................     12    Certain Relationships and Related
Use of Proceeds.................................     13         Transactions...............................    57
Dividend Policy.................................     13    Principal Shareholders..........................    59
Capitalization..................................     14    Description of Capital Stock....................    60
Dilution........................................     15    Shares Eligible for Future Sale.................    62
Unaudited Pro Forma Condensed                              Underwriting....................................    63
      Consolidated Financial Data...............     16    Legal Matters...................................    65
Selected Historical Financial Data..............     20    Experts.........................................    65
Management's Discussion and Analysis of                    Where You Can Find Additional
     Financial Condition and Results of                         Information................................    65
     Operations.................................     22    Index to Financial Statements...................   F-1
Information about Station and Market Data.......     30
Corporate Reorganization........................     30
Business........................................     31

     Simmons Media Group, Inc. is a Utah corporation. Our principal executive offices are located at 515 South 700 East, Salt Lake City, Utah 84102. Our telephone number is (801) 322-2500.

                               PROSPECTUS SUMMARY

     THIS SUMMARY ONLY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. UNLESS THE CONTEXT IN THIS PROSPECTUS REQUIRES OTHERWISE, "SIMMONS MEDIA GROUP," "SIMMONS MEDIA," "WE," "US" AND SIMILAR TERMS REFER TO SIMMONS MEDIA GROUP, INC. AND ITS CONSOLIDATED SUBSIDIARIES.

                                    OVERVIEW

     Founded in 1977, we are a radio broadcasting and outdoor advertising company focused on operating and acquiring radio stations and outdoor advertising displays in high-growth mid-sized markets located in the western region of the United States. Upon completion of our reorganization described in the "Corporate Reorganization" section of this prospectus, we will own and operate 10 FM and 3 AM radio stations in Salt Lake City, Utah, Albuquerque, New Mexico, and Austin, Texas. We have also been awarded construction permits for 2 FM radio stations in areas surrounding the Salt Lake City metropolitan market. As of June 30, 2000, we also owned 181 outdoor advertising displays in the Salt Lake City metropolitan area.

       We believe that radio broadcasting and outdoor advertising offer significant growth and revenue opportunities, due to their breadth and frequency of audience reach. According to the Radio Advertising Bureau's RADIO MARKETING GUIDE AND FACT BOOK FOR ADVERTISERS (1999), every week radio reaches approximately 95% of all Americans over the age of 12, and the average listener spends approximately 21 hours and 30 minutes per week listening to the radio. In 1999, the total domestic radio advertising market grew to $15.5 billion, or 12.9%, from 1998, reaching the highest level in the radio industry's history. In addition, the market for domestic outdoor advertising totaled $4.8 billion in 1999, up nearly 10% from 1998.

     Through the combination of strategic acquisitions, mid-sized market clustering, operational efficiency and market research, we have achieved the following results in the markets we have entered:

     o same station net revenues excluding trade activity increased 9.2% for the six months ended June 30, 2000, compared to the same period in 1999;

     o same station broadcast cash flow increased 46.0% for the six months ended June 30, 2000 compared to the same period in 1999;

     o same station net revenues excluding trade activity increased 6.3% for the year ended December 31, 1999, compared to the same period in 1998; and

     o same station broadcast cash flow increased 12.7% for the year ended December 31, 1999, compared to the same period in 1998.

                                BUSINESS STRATEGY

     OWN AND OPERATE STRONG RADIO STATION CLUSTERS.

     We believe that the ownership of multiple radio stations in a market allows us to coordinate our programming to appeal to a broad spectrum of listeners, expand our advertising base and enhance our stations' revenue generating potential. The ownership of multiple radio stations within a market also allows us to achieve substantial cost savings and other operational efficiencies through the consolidation of facilities, management, sales and administrative personnel, operating resources such as on-air talent, programming and music research, and the reduction of redundant corporate expenses. Our management focus in each of our markets is to increase net revenues and maximize broadcast cash flow margins.

     ESTABLISH STRONG LOCAL BRAND IDENTITY.

     Our stations pursue a variety of programming and marketing initiatives designed to develop a distinctive identity and to strengthen the station's local brand. Through extensive market research we seek to enhance our ratings and in certain circumstances identify opportunities to reformat a station's programming to reach a larger audience. We attempt to build strong markets by:

     o creating distinct, highly visible profiles for our on-air personalities;

     o    formulating recognizable brand names for select stations; and

     o    actively participating in community events and charities.

     ACQUIRE ADDITIONAL MEDIA PROPERTIES IN HIGH-GROWTH MARKETS.

     We seek to acquire additional radio stations in our existing markets and additional targeted markets within the western United States that are within the nation's top 125 metropolitan areas. We also seek to acquire complementary media outlets within these markets, including outdoor advertising companies. In considering whether to purchase a media property, we evaluate a number of factors, including purchase price, anticipated impact on broadcast cash flow and after-tax cash flow, the quality of a target's infrastructure and management, the opportunities to improve the operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets. We will only acquire properties that provide the opportunity to aggressively grow broadcast cash flow through a combination of market growth, ratings improvement, market revenue share growth, and cost reductions.

                                STATION PORTFOLIO

     The following table sets forth information about our stations and the markets where we operate. The sources for this information are described under "Information About Station Market Data."



                                                 1999                                      1999
                                                RADIO          1994-1999              SIMMONS MEDIA
                                                MARKET        RADIO MARKET             MARKET SHARE
                                               REVENUE      COMPOUNDED ANNUAL     ----------------------------
MARKET                                           RANK        REVENUE GROWTH      AUDIENCE   REVENUE    RANK
--------                                     ------------- --------------------  ----------------------------

Salt Lake City, UT........................        32              14.9%           21.1%      24.8%     2
Albuquerque, NM...........................        60               9.3%           19.6%      12.9%     3
Austin, TX................................        33              16.2%            1.3%       1.5%     7


                                  THE OFFERING

 Common stock offered by
 Simmons Media Group..............                    shares
 Common stock outstanding
 after this offering..............                    shares
 Use of proceeds..................     We intend to use the net proceeds from
                                       this offering as follows:

                                       o to reduce outstanding borrowings;

                                       o to fund working capital and general
                                         corporate requirements; and

                                       o to acquire or invest in additional
                                         radio stations or radio station
                                         groups, outdoor advertising displays
                                         and complementary businesses,
                                         technologiesand products. We have no
                                         current agreements or commitments with
                                         respect to any material business
                                         acquisitions. See the "Use of Proceeds"
                                         section of this prospectus.

Proposed Nasdaq National

Market Symbol.........................    "SMGI"

       Common stock offered and common stock to be outstanding after the offering excludes up to shares of common stock that may be issued to cover over-allotment of shares and shares issuable under our stock-based incentive programs; the maximum number of shares of common stock that can be
awarded under these programs is       shares. Common stock to be outstanding
after the offering is as of the closing date.

             SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with our summary unaudited pro forma condensed consolidated financial data as of the dates and for the periods indicated.

     The pro forma consolidated balance sheets and the pro forma consolidated statements of operations set forth reflect our capital structure and results of operations as if our corporate reorganization had occurred as of January 1, 1998. In conjunction with this offering, management intends to reorganize Simmons Media Group and spin-off certain small market radio and non-media assets to our existing shareholders. Our reorganization will be accomplished by transferring the assets and certain related liabilities to a newly formed company, Crestwood Communications, Inc. in exchange for shares of Crestwood capital stock. We will then distribute all of the Crestwood shares to our existing shareholders immediately prior to the effectiveness of this offering. For a more complete discussion of our corporate reorganization, please see the "Corporate Reorganization" section of this prospectus.

     Pro forma consolidated results of operations differ from the actual results of operations primarily as a result of deductions in routine revenues and expenses related to the small market radio assets, reductions in interest expense in connection with $5,000,000 of indebtedness to be assumed by Crestwood, reductions in dividend, and interest income earned on marketable securities, other investments to be transferred in our corporate reorganization, and the related income tax effects of our corporate reorganization.

     As you review the information contained in the following table and throughout this prospectus, you should note the following:

     o NET REVENUES means gross revenues less agency and outside commissions incurred for selling air time.

     o BROADCAST CASH FLOW consists of net revenues less station operating expenses, excluding barter activity and local marketing and time brokerage agreement expenses.

     o BROADCAST CASH FLOW MARGIN represents broadcast cash flow as a percentage of net revenues.

     o EBITDA consists of broadcast cash flow less corporate general and administrative expenses.

     o AFTER-TAX CASH FLOW consists of net income (loss) before extraordinary items, excluding any gain (loss) on sales of assets, net of tax, plus depreciation, amortization, equity appreciation rights, and deferred tax expense.

     o No expense for equity appreciation rights has been recorded for the periods presented.

     (1) Although broadcast cash flow, EBITDA and after-tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance. These measures are widely used in the broadcast industry to evaluate a radio company's operating performance. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA and after-tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

     We provide you with our summary unaudited pro forma condensed consolidated financial data for illustrative purposes only and not to indicate what our results of operations or financial position would have been if our corporate reorganization had been consummated on the date indicated or to indicate future results of operations or financial positions. The summary unaudited pro forma condensed consolidated financial data are based on assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus.

     You should read the following data in conjunction with the historical financial statements and related notes, the unaudited pro forma condensed consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                              PRO FORMA                      PRO FORMA
                                                       YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30
                                                     -----------------------------  -----------------------------
                                                         1998           1999            1999           2000
                                                     -------------  --------------  -------------- --------------
                                                              (AUDITED)                     (UNAUDITED)
STATEMENT OF OPERATIONS:
Net broadcasting revenue..........................   $ 20,004,671   $  22,460,125   $  10,318,987  $  11,134,253

Station operating expense.........................     15,944,866      16,268,151       7,940,323      7,487,077
Depreciation and amortization.....................      2,671,996       3,226,530       1,672,797      1,701,141
Corporate general and administrative..............      2,418,315       2,036,614       1,038,269        981,893
                                                     -------------  --------------  -------------- --------------
Operating income (loss)...........................     (1,030,506)        928,830        (332,402)       964,142
Interest and dividend income......................         28,901          29,579          31,130            530
Interest expense..................................     (1,749,374)     (1,830,861)       (925,037)      (847,293)
Gain on sale of business & fixed assets...........         10,000       1,690,623       1,690,623             --
Other income, net.................................         88,277          93,430          32,546        (31,502)
Minority share of (income) loss...................        (32,387)          8,762              --          3,089
                                                     -------------  --------------  -------------- --------------
Income (loss) before income taxes.................     (2,685,089)        920,363         496,860         88,966
Income tax expense (benefit)......................       (454,950)        508,993         156,261         92,936
                                                     -------------  --------------  -------------- --------------
Net income (loss).................................     (2,230,139)        411,370         340,599         (3,970)
                                                     =============  ==============  ============== ==============
Net income (loss) applicable to common shares.....     (2,230,139)        411,370         340,599         (3,970)
Basic and diluted net income (loss) per share.....        (1.7089)         0.3152          0.2610        (0.0030)
Basic common shares outstanding and diluted.......      1,305,000       1,305,000       1,305,000      1,305,000

OTHER DATA:

Broadcast cash flow (1)...........................   $  4,245,703   $   6,144,022   $   2,414,490  $   3,525,008
EBITDA (1)........................................      1,827,385       4,107,408       1,376,221      2,543,116
After-tax cash flow (1)...........................        254,726       2,164,105         705,305      1,702,554

                                                                  PRO FORMA                    PRO FORMA
                                                              AS OF DECEMBER 31,            AS OF JUNE 30,
                                                          ---------------------------  --------------------------
                                                              1998          1999          1999          2000
                                                          ------------- -------------  ------------  ------------
                                                                  (AUDITED)                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................   $    835,818  $    740,719  $  1,000,552   $   365,187
Intangible assets, net.................................     27,360,487    29,864,912    30,911,948    30,589,747
Total assets...........................................     38,607,479    39,998,922    40,674,147    42,107,344
Long-term debt, including
   current installments................................     30,532,082    22,723,755    27,916,165    27,007,708
Shareholders' equity...................................      7,909,230     9,238,069     6,338,662    10,180,608

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF COMMON STOCK IN THIS OFFERING. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

OUR RADIO STATIONS MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THEIR RESPECTIVE MARKETS FOR ADVERTISING REVENUES, WHICH COULD ADVERSELY AFFECT OUR REVENUE AND CASH FLOW.

     We operate in a highly competitive business. Our radio stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media. These media include newspapers, magazines, outdoor advertising, broadcast and cable television, direct mail and emerging media such as streaming audio delivered over the Internet. These media commonly compete for the same customers, and advertisers regularly shift dollars from radio to these competing media and vice versa. A decline in our audience share or our share of advertising revenues in a particular market may cause a decline in the revenue and cash flow of our stations located in that market. Accordingly, there can be no assurance that any of our stations will be able to maintain or increase their advertising revenue share.

     In addition, we compete with radio broadcasting and other media companies that have greater financial resources and which operate in some of the same geographic markets as we do, and additional radio broadcasting and other media companies with greater financial resources may enter into the markets in which we operate or may operate in the future. As a result, our radio stations may not be able to maintain or increase their current audience ratings and advertising revenues.

WE MAY NOT REMAIN COMPETITIVE IF WE DO NOT RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, STANDARDS AND SERVICES THAT CHARACTERIZE OUR INDUSTRY.

     The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies and services. The Federal Communications Commission, which we refer to as the FCC, is considering ways to introduce new technologies to the radio broadcasting industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies and services are being developed or introduced, and we describe them in "Business - Competition." Competition arising from new technologies or regulatory changes may have a negative effect on the radio broadcasting industry as a whole or on our business specifically, adversely impacting our ability to attract listeners and thus sell advertising time.

A DOWNTURN IN ANY OF OUR MARKETS COULD ADVERSELY AFFECT OUR REVENUES AND BROADCAST CASH FLOW.

     Our stations are located in a limited number of markets. An audience rating decline or other operating difficulty in the performance of our stations in any one of these markets, and particularly in Salt Lake City and Albuquerque, our largest markets, could have an adverse effect on our total revenues and broadcast cash flow. For the six-month period ended June 30, 2000, approximately 68% of our net revenues and 77% of our broadcast cash flow came from our stations operating in the Salt Lake City market. For the same period, approximately 21.0% of our net revenues and 12.0% of our broadcast cash flow came from our stations operating in the Albuquerque market. We have greater exposure to adverse events or conditions affecting the economy in these markets than would be the case if we were more geographically diverse.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT AND MANAGE THE SYSTEMS, PROCEDURES AND CONTROLS REQUIRED OF A NEWLY PUBLIC COMPANY.

     We have recently taken steps to prepare ourselves to operate as a public company. The transition associated with becoming a public company may place a burden on our management, operational and financial resources. To successfully manage this transition, we will need to improve and implement informational, operational and financial systems, procedures and controls. This transition may significantly increase our operating expenses and have an adverse effect on our financial condition. Furthermore, we may not be able to integrate and implement the necessary systems, procedures and controls to support our future growth and to record and report required financial and management information on a timely and accurate basis.

WE MAY NOT BE SUCCESSFUL IN CONSUMMATING FUTURE ACQUISITIONS, AN IMPORTANT ELEMENT OF OUR BUSINESS STRATEGY, WHICH COULD SIGNIFICANTLY IMPAIR OUR FUTURE GROWTH.

     Radio broadcasting is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase market share. If we are unable to identify and consummate future acquisitions in markets where we seek to purchase additional stations, our ability to compete in those markets could be impaired.

     Our acquisition strategy is subject to a number of risks, including the following:

     o competitors may be able to outbid us for acquisitions because they have greater financial resources;

     o required regulatory approvals may result in unanticipated delays in, or prevent us from, completing acquisitions;

     o we may not be able to finance our future acquisitions if we are not able to maintain our borrowing ability under our credit facilities;

     o    we may not be successful in integrating acquisitions we may make; and

     o we may be required to raise additional financing to consummate future acquisitions and that financing may not be available to us on acceptable terms.

UPON COMPLETION OF THE OFFERING, THE SIMMONS FAMILY WILL BENEFICIALLY OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND COULD SIGNIFICANTLY AFFECT MATTERS REQUIRING A SHAREHOLDER VOTE.

     After this offering, members of the Simmons family, including David E. Simmons, our President and Chief Executive Officer, will together beneficially own _____ % of our common stock, or _____ % if the underwriters exercise their over-allotment option in full. This concentration of ownership will mean that these shareholders will have the ability to control or significantly affect matters that require a shareholder vote, including the election of a majority of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets or other business combination transactions.

     The interests of the Simmons family, which holds ownership interests in businesses in other industries, including banking and small market radio operations in St. George, Utah, may from time to time conflict with our interests. The Simmons family, acting together, could cause us to enter into contracts with another entity against our interests or cause us to decline a transaction, including a change-of-control transaction with a third party, that is in our best interest. The Simmons family may engage in other businesses that compete or may in the future compete with us. Accordingly, conflicts could arise with respect to allocation of corporate opportunities between the Simmons family and us.

     Current or future agreements between us and the members of the Simmons family or their affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.

WE HAVE THE ABILITY TO INCUR A SIGNIFICANT AMOUNT OF DEBT, WHICH MAY AFFECT HOW WE USE OUR CASH FLOW AND IMPAIR OUR ABILITY TO RESPOND TO CHANGES IN COMPETITIVE AND ECONOMIC CONDITIONS.

     We have the ability to incur indebtedness that is substantial in relation to our shareholders' equity. If we incur a substantial amount of indebtedness, it could have several important consequences to our shareholders, including, but not limited to, the following:

     o a substantial portion of our cash flow from operations could be dedicated to interest expense and reduction of debt outstanding;

     o our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes could be impaired; and

     o our level of indebtedness could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions compared to less leveraged companies.

     For a description of our credit facilities and our need to restructure them in anticipation of our corporate reorganization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

THE COVENANTS IN OUR CURRENT CREDIT FACILITIES RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Our credit facilities contain covenants that restrict, among other things, our ability to borrow money, make particular types of investments or other restricted payments, swap or sell assets, issue equity or merge or consolidate. Our credit facility also requires us to maintain specified financial ratios. A failure to maintain these financial ratios could result in an event of default. We also may incur future debt obligations which might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default. An event of default under our credit facility could allow the lenders to declare all amounts outstanding immediately due and payable. We have pledged substantially all of our combined assets and the stock of our subsidiaries to secure the debt under our credit facility. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against that collateral. Any event of default, therefore, could have a material adverse effect on our business. We anticipate that any future or restructured credit facilities would contain similar restrictions.

AFTER THE CLOSING OF OUR CORPORATE REORGANIZATION, WE WILL NOT BE ABLE TO USE OUR PORTFOLIO OF INVESTMENT SECURITIES AS COLLATERAL TO FINANCE OUR WORKING CAPITAL AND OTHER CASH REQUIREMENTS.

     In the past, we have traditionally used this portfolio of investment securities as collateral to finance our working capital and other cash requirements. However, because our portfolio of investment securities will be distributed to Crestwood Communications, Inc. in the reorganization, we will no longer be able to use this portfolio of investment securities as collateral to fund our capital requirements. We cannot guarantee that financing, if needed, will be available to us on terms consistent with those experienced historically.

     We believe that our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. We believe, however, that the following sources will provide sufficient capital to satisfy our cash requirements for the foreseeable future:

     o    the net proceeds from this offering;

     o    current cash and cash equivalents;

     o the credit facilities, to the extent that we are successful in restructuring them; see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"; and

     o    cash flow from operations after our reorganization.

OUR BUSINESS DEPENDS ON THE EFFORTS OF KEY PERSONNEL AND THE LOSS OF ANY ONE OF THEM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our business depends upon the continued efforts, abilities and expertise of our President and Chief Executive Officer, David E. Simmons and our President, Radio Division, G. Craig Hanson. We also depend upon the continued efforts of the general managers of our operating stations and outdoor advertising division. The loss of any of these key employees for any period of time would likely have a significant detrimental effect on our business.

THE RADIO BROADCASTING INDUSTRY FACES MANY UNPREDICTABLE BUSINESS RISKS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ADVERTISING REVENUES.

     Our future operations are subject to many business risks, including those risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business including:

     o    shifts in population, demographics or audience tastes; and

     o changes in governmental regulations and policies and actions of federal regulatory bodies.

WE ARE SUBJECT TO DISPROPORTIONATELY GREATER FINANCIAL RISKS DUE TO OUR DEPENDENCE ON ADVERTISING REVENUES.

     We believe that advertising is a discretionary business expense, meaning that spending on advertising tends to decline disproportionately during economic recession or downturn as compared to other types of business spending. Consequently, a recession or downturn in the United States economy or the economy of an individual geographic area in which we own or operate radio stations and outdoor advertising displays would likely adversely affect our advertising revenues and, therefore, our results of operations.

THE EXTENSIVE REGULATION OF THE RADIO BROADCASTING INDUSTRY COULD ADVERSELY AFFECT OUR REVENUES.

     LICENSES. The radio broadcasting industry is subject to extensive regulation by the FCC, under the Communications Act of 1934. Issuance, renewal or transfer of radio broadcast station operating licenses requires FCC approval, and we cannot operate our radio stations without FCC licenses. The failure to renew our licenses could prevent us from operating the affected stations and generating revenues from them. If the FCC decides to include conditions or qualifications in any of our licenses, we may be limited in the manner in which we may operate the affected station. Historically, our license renewal applications have been renewed without material conditions or qualifications.

     In addition, if we or any of our officers, directors or significant shareholders materially violate the FCC's rules and regulations or are convicted of a felony or are found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary penalties, the revocation of our broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station only after we had exhausted all administrative and judicial review without success. We have no reason to believe that the FCC will not continue to renew our licenses without material conditions or qualifications, but if the FCC does not do so, our revenues and cash flow would suffer materially.

     OWNERSHIP. The Communications Act and FCC rules impose specific limits on the number of stations and other media outlets an entity can own in a single market. The FCC attributes interests held by, among others, an entity's officers, directors and shareholders with 5% or greater voting power to that entity for purposes of applying these ownership limitations. The existing ownership rules or proposed new rules could affect our acquisition strategy because they may prevent us from acquiring additional stations in a particular market. We may also be prevented from engaging in a swap transaction if the swap would cause the other company to violate these rules. For a more detailed discussion of these ownership limitations and their impact on our business, see "Regulation of Radio Broadcasting and Outdoor Advertising--Ownership Matters" and the subheading "Proposed and Recent Changes."

IF WE ARE NOT ABLE TO OBTAIN REGULATORY APPROVAL FOR OUR ACQUISITIONS, OUR FUTURE GROWTH MAY BE IMPAIRED.

     An important part of our growth strategy is the acquisition of additional radio stations. We may not be able to complete all of the acquisitions that we may agree to make. Radio station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate future transactions and in certain circumstances could require us to divest some radio stations. Also, the FCC employs market-based criteria for transactions and issues a notice of opportunity for public comment when the FCC believes a proposed combination may result in excessive concentration of ownership in the market, even if the proposed combinations otherwise comply with the FCC's ownership limitations. The FCC has also announced plans to commence a rulemaking proceeding seeking comments on revising its definition of a radio "market" and the methodology used to calculate the number of radio stations in a market.

     Additionally, since the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more involved in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

THE REGULATION OF OUTDOOR ADVERTISING COULD ADVERSELY AFFECT OUR REVENUE.

     The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local levels, which may adversely affect our revenues. These include regulations on the construction, repair, upgrading, height, size and location of and, in some instances, content of advertising copy being displayed on outdoor advertising displays.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     The market price of our common stock could fall substantially if our shareholders who hold restricted shares of common stock sell large amounts of shares of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity related securities in the future. See "Shares Eligible for Future Sale."

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE AND IN WAYS THAT MAY NOT YIELD A RETURN.

     Management will retain broad discretion over the use of proceeds from this offering. Shareholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all. Management intends to use a majority of the proceeds from this offering to reduce borrowings outstanding under our credit facility, and to use a portion of the proceeds for working capital and other general corporate purposes and to finance potential acquisitions or investments. There are a number of factors that will influence our use of the net proceeds from this offering, and we cannot assure you that these uses will not vary substantially from our current plans.

THERE MAY NOT BE AN ACTIVE MARKET FOR OUR COMMON STOCK, MAKING IT DIFFICULT FOR YOU TO SELL OUR STOCK.

     Following our initial public offering, our stock may not be actively traded. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. We will determine the offering price of our common stock through negotiation with the underwriters. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering.

     Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their businesses or results of operations. This market volatility could depress the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectation of public market analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

IF OUR DISTRIBUTION OF THE CAPITAL STOCK OF CRESTWOOD COMMUNICATIONS, INC. DOES NOT QUALIFY AS A TAX-FREE DISTRIBUTION, WE WOULD BE MATERIALLY ADVERSELY AFFECTED BY THE RESULTING TAX LIABILITY.

     As part of our corporate reorganization, we would incur a substantial tax liability if our distribution of shares of capital stock of Crestwood Communications, Inc. to our shareholders does not qualify for tax-free treatment. For a description of our corporate reorganization, which is being effected immediately prior to this offering, see "Corporate Reorganization."

     We have received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, our distribution of the capital stock of Crestwood to our shareholders will qualify as a distribution that is tax-free to us under the Internal Revenue Code of 1986. However, the ruling is based upon various factual representations and information. If any of those factual representations or that information were untrue or incomplete in any material respect, or if the facts upon which the ruling is based are materially different from the facts at the time of the distribution, the distribution could become taxable to us.

     In addition, our distribution of the capital stock of Crestwood would become taxable to us if the distribution were part of a plan or series of related transactions, within the meaning of Section 355(e) of the Internal Revenue Code, in which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest (by vote or value) in either us or Crestwood.

     If our distribution of the capital stock of Crestwood does not qualify for tax-free treatment for income tax purposes, then we would be required to recognize taxable gain as of the date of the distribution in an amount equal to the excess of the fair market value of the stock of Crestwood distributed to our shareholders in the transaction over our tax basis in those shares. The resulting tax liability would be substantial and would have a material adverse effect on our financial condition and, as such, on our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information included in this prospectus may contain forward-looking statements. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. We generally use the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control. These factors could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the factors described in the "Risk Factors" section. Except as required by law, we undertake no obligation to update these statements or publicly release the result of any revision to these statements to reflect events or circumstances after the date of this prospectus.

     We use market and industry data throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

                                 USE OF PROCEEDS

     We estimate the net proceeds from the sale of shares of common stock in
this offering will be $    million, or $    million if the underwriters exercise
their over-allotment option in full, assuming a public offering price of $ per share and after deducting underwriting discounts and commissions and estimated
offering expenses of $    million payable by us.

     We intend to use approximately $    million of the net proceeds from this
offering to reduce outstanding borrowings. We will use a portion of the net proceeds for working capital and general corporate purposes. Consistent with our acquisition and growth strategy, a portion of the net proceeds may also be used to acquire or invest in additional radio stations or radio station groups, outdoor advertising displays and complementary businesses, technologies or products. We have no current agreements or commitments with respect to any material business acquisitions. We may, however, submit an offer to acquire an outdoor advertising business. Should our offer be accepted, any transaction would be subject to negotiation of definitive terms and would be our largest outdoor advertising acquisition to date. A portion of the proceeds of this offering would be used to pay part of the purchase price. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in short-term investments. See "Risk Factors--Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return."

     As of June 30, 2000, we had an aggregate outstanding balance under our credit facilities of approximately $25.5 million comprised of $20.0 million under our credit facility A and $5.5 million under our credit facility B. Immediately prior to this offering, we intend to restructure our credit facilities to reflect our changed operating and capital structure. As a result of our reorganization as described in the "Corporate Reorganization" section of this prospectus, $5.0 million of our indebtedness under our credit facilities will be assumed by Crestwood Communications, Inc. On June 30, 2000, the effective interest rate applicable to our credit facility A was 5.73%. The effective interest rate applicable to our credit facility B was 7.41%. The maturity date of outstanding indebtedness under our credit facility A is May 31, 2001 and the maturity date of outstanding indebtedness under our credit facility B is May 31, 2003.

                                 DIVIDEND POLICY

     For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, our credit facility restricts our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 (i) on an actual basis, (ii) after giving pro forma effect to our reorganization planned concurrently with our proposed public offering , and (iii) on an as adjusted basis giving effect to the closing of this offering at the initial public offering price of $ per share and the receipt of the net proceeds from the sale of the common stock offered hereby and our corporate reorganization. For a discussion of our reorganization, see the "Corporate Reorganization" section of this prospectus.

     You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. You should also refer to "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                     JUNE 30, 2000
                                                                        -----------------------------------------
                                                                                      PRO FORMA
                                                                                       FOR THE
                                                                                      CORPORATE        PRO FORMA
                                                                        ACTUAL      REORGANIZATION     AS ADJUSTED
                                                                        ----------  --------------- -------------
                                                                                    (IN THOUSANDS)
Current portion of long-term debt....................................   $22,644,683   $ 17,643,683
Notes payable to shareholders and affiliates.........................       766,850        608,824
Notes payable to employees...........................................       723,874        641,831
Long-term debt, excluding current portion............................     9,364,025      9,364,025
Shareholders' equity:
   Preferred stock...................................................     1,320,000             --
   Common stock......................................................       326,250        326,250
   Additional paid-in capital........................................     3,670,444      3,670,444
   Partnership capital...............................................        88,463         88,463
   Retained earnings.................................................    14,558,778      6,095,451
   Accumulated other comprehensive income............................    49,421,440             --
                                                                        -----------  --------------- -------------
     Total shareholders' equity......................................    69,385,335     10,180,608
                                                                        -----------  --------------- -------------
     Total capitalization............................................   102,884,767     38,438,971
                                                                        ===========  =============== =============


                                    DILUTION

          Purchasers of our common stock offered by this prospectus will suffer immediate and substantial dilution in net tangible book value per share1. Dilution is the amount by which the initial public offering price paid by purchasers of the shares of common stock in this offering will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of June 30, 2000, we had an unaudited pro forma negative tangible book value of $20,413,666 or $15.64 per share after giving effect to the corporate reorganization described in the "Unaudited Pro Forma Condensed Consolidated Financial Data" and the "Corporate Reorganization" sections of this prospectus. Assuming the sale of _______ shares at the initial public offering price of $ per share and deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been $ or $ per share. This represents an immediate and substantial increase in pro forma net book value to existing shareholders of $ per share and an immediate and substantial dilution to new investors of $ per share. In addition, investors may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options under our stock-based incentive programs. These shares may be issued at a purchase price less than the initial public offering price per share in this offering. We also expect to offer stock options to employees in the future. These issuances will cause further dilution to investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..............................$
   Pro forma net tangible book value per share at June 30, 2000..............$
   Increase in net tangible book value attributable to this offering.........$
Pro forma net tangible book value after this offering........................$
Dilution to new investors....................................................$



                                                      SHARES OF COMMON
                                                      STOCK PURCHASED      TOTAL CONSIDERATION      AVERAGE PRICE PER
                                                    ---------------------  ---------------------        SHARE OF
                                                      NUMBER     PERCENT     AMOUNT    PERCENT        COMMON STOCK
                                                    ----------  ---------   -------   ---------     ----------------
 Existing shareholders...........................
 New investors...................................
   Total.........................................


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     Our historical financial statements are included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial data presented here should be read together with those financial statements and related notes.

     As you review the information contained in the following table and throughout this prospectus, you should note the following:

     o In conjunction with this offering, management intends to reorganize Simmons Media Group and spin-off certain small market radio and non-media assets to our existing shareholders. Our reorganization will be accomplished by transferring the assets and certain related liabilities to a newly formed company, Crestwood Communications, Inc. in exchange for shares of Crestwood capital stock. We will then distribute all of the Crestwood shares to our existing shareholders immediately prior to the effectiveness of this offering.

     o The small market radio assets represent the assets used in operating five radio stations located in St. George, Utah. Three of these stations are being operated under local marketing agreements, and accordingly, the FCC licenses are not held by us. The non-media assets are primarily comprised of marketable securities, notes receivable, and other miscellaneous non-media investments. Management has determined that approximately $5,000,000 of our indebtedness, as of December 31, 1999, was incurred to fund the non-media assets being transferred to Crestwood. Therefore, Crestwood will assume $5,000,000 of indebtedness in addition to assuming certain routine liabilities incurred in the normal course of operating the St. George stations.

     o The pro forma consolidated balance sheets as of December 31, 1999 and June 30, 2000, present our capital structure, and the effect of the net assets divested in the spin-off with resultant reductions to retained earnings, as of the respective dates presented. The pro forma consolidated statements of operations for the periods presented reflect results of operations as if the reorganization had occurred as of January 1, 1999. Pro forma consolidated results of operations differ from the reported results of operations primarily as a result of reductions in routine revenues and expenses related to the St. George stations, reductions in interest expense in connection with the $5,000,000 in indebtedness proposed to be assumed by Crestwood, reductions in dividend and interest income earned on marketable equity securities and other investments to be transferred, and the related income tax effects of our reorganization.

     o The pro forma balance sheet does not include any proceeds from our initial public offering. Earnings per share for the pro forma periods presented are based on the number of shares issued and outstanding immediately prior to the effectiveness of our initial public offering.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1999

                                                                  ADJUSTMENTS
                                                                  TO SPIN-OFF    ADJUSTMENTS
                                                                  SMALL MARKET   TO SPIN-OFF
                                                                  RADIO ASSETS    NON-MEDIA
                                                    ACTUAL           (A)            ASSETS           PRO FORMA
                                                ---------------- --------------  -------------   ----------------
Net broadcasting revenue.....................   $    25,254,028  $   2,793,903             --    $    22,460,125

Station operating expense....................        18,533,949      2,265,798             --         16,268,151
Depreciation and amortization................         3,400,328        164,919   $      8,879          3,226,530
Corporate general and administrative.........         2,285,588          7,506        241,468 (b)      2,036,614
                                                ---------------- --------------  -------------   ----------------
       Total operating expense...............        24,219,865      2,438,223        250,347         21,531,295
                                                ---------------- --------------  -------------   ----------------
       Operating income......................         1,034,163        355,680       (250,347)           928,830
Dividend and interest income.................         2,018,244             --      1,988,665 (c)         29,579
Interest expense.............................        (2,179,679)        (1,282)      (347,536)(d)     (1,830,861)
Gain on disposition of business..............         1,690,623             --             --          1,690,623
Other income (expense), net..................           443,730             --        341,538 (e)        102,192
                                                ---------------- --------------  -------------   ----------------
       Net income before income taxes........         3,007,081        354,398      1,732,320            920,363
                                                ---------------- --------------  -------------   ----------------
Income tax expense...........................           895,071        127,583        258,495            508,993
                                                ---------------- --------------  -------------   ----------------
       Net income............................         2,112,010        226,815      1,473,825            411,370
                                                ================ ==============  =============   ================

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999

                                                                 ADJUSTMENTS
                                                                 TO SPIN-OFF       ADJUSTMENTS
                                                                    SMALL          TO SPIN-OFF
                                                                 MARKET RADIO       NON-MEDIA
                                                   ACTUAL         ASSETS (A)          ASSETS         PRO FORMA
                                               ----------------  -------------  ----------------   --------------
ASSETS

Current assets..............................   $    10,968,197   $    667,518   $     4,308,170(f) $   5,992,509
Marketable equity
   securities-available-for-sale............       107,419,756             --       107,419,756(g)            --
Notes receivable from related parties.......         3,295,833             --         3,295,833(h)            --
Intangible assets, net......................        30,064,487        199,575                --       29,864,912
Other assets................................         7,905,217        846,932         2,916,784(i)     4,141,501
                                               ----------------  -------------  ----------------   --------------
                                                   159,653,490      1,714,025       117,940,543       39,998,922
                                               ================  =============  ================   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities.........................   $     9,847,506   $    329,699   $       732,322(j) $   8,785,485
Long-term debt, excluding
   current installments.....................        25,521,890             --         5,000,000(k)    20,521,890
Deferred income taxes.......................        40,985,512             --        39,530,595(l)     1,454,917
Minority interest...........................           235,823             --           237,262           (1,439)
Total shareholders' equity..................        83,062,759      1,384,326        72,440,364(m)     9,238,069
                                               ----------------  -------------  ----------------   --------------
                                                   159,653,490      1,714,025       117,940,543       39,998,922
                                               ================  =============  ================   ==============

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000

                                                                   ADJUSTMENTS
                                                                 TO SPIN-OFF SMALL   ADJUSTMENTS
                                                                   MARKET RADIO      TO SPIN-OFF
                                                     ACTUAL         ASSETS (A)      NONMEDIA ASSETS      PRO FORMA
                                                  ------------   -----------------  ---------------    -------------
Net broadcasting revenue.......................   $ 12,510,038   $       1,375,785               --   $  11,134,253

Station operating expense......................      8,690,066           1,202,989               --       7,487,077
Depreciation and amortization..................      1,760,383              54,802  $         4,440       1,701,141
Corporate general and administrative...........      1,083,283                  --          101,390(b)      981,893
                                                  ------------   -----------------  ---------------   -------------
     Total operating expense...................     11,533,732           1,257,791          105,830      10,170,111
                                                  ------------   -----------------  ---------------   -------------
     Operating income..........................        976,306             117,994         (105,830         964,142
Dividend and interest income...................      1,042,661                  --        1,042,131(c)          530
Interest expense...............................     (1,017,518)             (3,198)        (167,027(d)     (847,293)
Other income (expense), net....................        853,211                              881,624(e)      (28,413)
                                                  ------------   -----------------  ---------------   -------------
     Net income before
       income taxes............................      1,854,660             114,796        1,650,898          88,966
                                                  ------------   -----------------  ---------------   -------------
Income tax expense.............................        567,651              41,327          433,388          92,936
                                                  ------------   -----------------  ---------------   -------------
     Net income................................      1,287,009              73,469        1,217,510          (3,970)
                                                  ============   =================  ===============   =============

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                                                  ADJUSTMENTS
                                                                  TO SPIN-OFF      ADJUSTMENTS
                                                                  SMALL MARKET     TO SPIN-OFF
                                                                  RADIO ASSETS       NONMEDIA
                                                     ACTUAL           (A)            ASSETS          PRO FORMA
                                                  --------------  --------------  ---------------   -------------
ASSETS
Current assets.................................   $  11,493,865   $     616,345   $    4,235,054(f) $  6,642,466
Marketable equity securities-
   available-for-sale..........................      83,283,573              --       83,283,573(g)           --
Notes receivable from related parties..........       3,295,833              --        3,295,833(h)           --
Intangible assets, net.........................      30,803,430         213,683               --      30,589,747
Other assets...................................       8,528,968         892,691        2,761,146(i)    4,875,131
                                                  --------------  --------------  ---------------   -------------
                                                    137,405,669       1,722,719       93,575,606      42,107,344
                                                  ==============  ==============  ===============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities............................   $  26,848,043   $     211,637   $    5,249,782(n) $ 21,386,624
Long-term debt, excluding
   current installments........................       9,364,025              --               --       9,364,025
Deferred income taxes..........................      31,745,542              --       30,564,928(l)    1,180,614
Minority interest..............................          62,724              --           67,251          (4,527)
Total shareholders' equity.....................      69,385,335       1,511,082       57,693,645(m)   10,180,608
                                                  --------------  --------------  ---------------   -------------
                                                    137,405,669       1,722,719       93,575,606      42,107,344
                                                  ==============  ==============  ===============   =============

--------------
(a) Represents actual operating revenues and expenses of KDXU, KSNN, KEOT, KTSP, and KZHK for the year ended December 31, 1999 and the six-month period ended June 30, 2000.
(b) Represents salaries, wages, and benefits unrelated to the Media operation and bonuses paid to the President in connection with managing nonmedia assets.
(c) Represents dividends and interest earned on marketable equity securities and other deposits.
(d) Represents interest expense in connection with the $5 million in indebtedness assumed by Crestwood.
(e) Represents realized and unrealized gains on marketable equity securities-trading.
(f)  Represents trading securities and notes receivable from related parties.
(g)  All marketable equity securities will be transferred to Crestwood.
(h)  Represents long-term notes receivable transferred to Crestwood.
(i) Primarily represents investments in affiliated entities and deposits related to the acquisition of additional St. George stations.
(j) Represents interest payable on debt assumed by Crestwood and dividends payable on preferred stock transferred to Crestwood.
(k)  Represents the amount of long-term debt assumed by Crestwood.
(l) Primarily represents deferred taxes related to available-for-sale securities transferred to Crestwood.
(m) Includes net unrealized gains on marketable equity securities transferred to Crestwood and preferred stock retired in connection with the spin-off.
(n) Represents interest payable related to and current portion of long-term debt to be assumed by Crestwood.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following sets forth our selected consolidated historical financial data as of and for each of the years in the five-year period ended December 31, 1999 and for the six months ended June 30, 1999 and 2000. The selected consolidated historical financial data presented below as of and for each of the years in the five-year period ended December 31, 1999 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants.

     Our selected consolidated historical financial data presented below for the six months ended June 30, 1999 and 2000 are derived from our unaudited condensed consolidated financial statements. In our opinion, these unaudited condensed consolidated financial statements contain all necessary adjustments of a normal recurring nature to present the financial statements in accordance with generally accepted accounting principles. Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 and the independent auditors' reports on those consolidated financial statements, as well as our unaudited consolidated financial statements for the six months ended June 30, 1999 and 2000, are included elsewhere in this prospectus.

     As you review the information contained in the following table and throughout this prospectus, you should note the following:

     o NET REVENUES means gross revenues less agency and outside commissions incurred for selling air time.

     o BROADCAST CASH FLOW consists of net revenues less station operating expenses, excluding barter activity and local marketing and time brokerage agreement expenses.

     o BROADCAST CASH FLOW MARGIN represents broadcast cash flow as a percentage of net revenues.

     o EBITDA consists of broadcast cash flow less corporate general and administrative expenses.

     o AFTER-TAX CASH FLOW consists of net income (loss) before extraordinary items, excluding any gain (loss) on sales of assets, net of tax, plus depreciation, amortization, equity appreciation rights, and deferred tax expense.

     o No expense for equity appreciation rights has been recorded for the periods presented.

     (1) Although broadcast cash flow, EBITDA and after-tax cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to an investor in evaluating our performance. These measures are widely used in the broadcast industry to evaluate a radio company's operating performance. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because broadcast cash flow, EBITDA and after-tax cash flow are not calculated in accordance with generally accepted accounting principles, they are not necessarily comparable to similarly titled measures employed by other companies.

     You should read the selected historical financial data presented below together with our audited and unaudited consolidated financial statements and notes thereto and the information contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included elsewhere in this prospectus.



                                             YEAR ENDED DECEMBER 31,                      SIX MONTHS ENDED JUNE 30,
                           -------------------------------------------------------------  -----------------------
                              1995         1996        1997         1998        1999         1999        2000
                           -----------  ----------- -----------  ----------- -----------  ----------- -----------
 STATEMENT OF OPERATIONS:
   Net broadcasting
    revenue..............  $11,835,474  $16,580,041 $17,667,583  $22,250,780 $25,254,028   $11,664,734 $12,510,038
   Station operating
     expense..............   7,353,755   13,170,614  12,998,199   17,883,692  18,533,949     9,066,812   8,690,066
   Depreciation and
     amortization.........     585,379      770,041   1,596,567    2,772,355   3,400,328     1,727,526   1,760,383
   Corporate general and
     administrative.......   1,173,691    1,844,250   1,815,179    2,647,367   2,285,588     1,157,322   1,083,283
                            -----------  ----------- -----------  ----------- -----------  ----------- -----------
   Operating income (loss)   2,722,649      795,136   1,257,638   (1,052,634)  1,034,163      (286,926)    976,306
   Interest and dividend
     income...............     818,764      980,321   1,635,211    1,406,959   2,018,244       751,831   1,042,661
   Interest expense.......    (210,971)    (530,055)   (645,561)  (2,042,433) (2,179,679)   (1,088,883) (1,017,518)
   Unrealized gain (loss)
     on marketable equity
     securities--trading...         --     (140,164)     61,971     (444,340)    325,632       271,893     773,436
   Net gain (loss) on
     sale of marketable
     equity
     securities--trading...    194,635       (7,176)    216,828     (135,497)    133,453       (90,581)      6,758
   Gain on sale of
     business & fixed
     assets...............     (30,765)  11,296,534          --       10,000   1,690,623     1,690,623          --
   Other income, net......      46,180     (222,480)   (192,038)     (40,792)    (86,855)       47,436     101,430
   Minority share of
     (income) loss........      (5,103)      95,214         375      (32,387)     71,500        31,369     (28,413)
                            ----------  ----------- -----------  ----------- -----------  ----------- -----------
   Income (loss) before      3,535,389   12,267,330   2,334,424   (2,331,124)  3,007,081     1,326,762   1,854,660
     income taxes ........
   Income tax expense
     (benefit)............   1,157,671    4,683,571     917,412     (572,823)    895,071       436,471     567,651
                            -----------  ----------- -----------  ----------- -----------  ----------- -----------
   Net income (loss)......   2,377,718    7,583,759   1,417,012   (1,758,301)  2,112,010       890,291   1,287,009
                            ===========  =========== ===========  =========== ===========  =========== ===========

OTHER DATA:
   Broadcast cash flow (1). $4,544,684   $3,409,427  $5,137,564   $4,612,835  $6,757,946    $2,652,706  $3,743,440
   EBITDA (1)..............  3,370,993    1,565,177   3,322,385    1,965,468   4,472,358     1,495,384   2,660,157
   After-tax cash flow (1).  3,036,799    1,278,808   3,088,932      724,274   4,087,140     1,396,659   3,387,936

   Cash provided by (used in):
     Operating activities.   1,876,108    8,244,629   2,359,159    2,477,236   5,781,098       641,773    (228,173)
     Investing activities.  (7,250,137)  (5,086,001) (6,325,439) (16,420,908) (3,871,869)   (2,921,691) (1,855,672)
     Financing activities.   4,038,203   (2,053,299)  3,421,560   13,198,451  (1,762,403)    2,531,378   1,589,584
                                                AS OF DECEMBER 31,                             AT JUNE 30,
                           -------------------------------------------------------------  -----------------------
                              1995         1996        1997         1998        1999         1999        2000
                           -----------  ----------- -----------  ----------- -----------  ----------- -----------

BALANCE SHEET DATA:
   Cash and cash
     equivalents,
     including cash held
     in escrow............ $   941,522   $ 2,046,851  $  1,502,131   $  1,306,910  $    903,736   $  1,008,370  $    409,475
   Intangible assets, net.   2,266,058    10,743,483    12,681,360     27,484,996    30,064,487     31,045,406    30,803,430
   Total assets...........  51,618,864    74,647,563   114,177,478    164,339,490   159,653,490    169,026,663   137,405,669
   Long-term debt,
     including current
     installments.........      28,527     4,408,148     8,896,549     30,532,082    27,723,755     32,916,165    32,007,708
   Shareholders' equity...  31,021,019    44,727,995    67,495,708     84,571,905    83,062,759     88,644,190    69,385,335

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE RESULTS DISCUSSED BELOW ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIOD.

GENERAL

       As a regional radio broadcasting and outdoor advertising company, we derive our revenues primarily from the sale of radio broadcasting time and outdoor advertising space to local and national advertisers. For the six-months ended June 30, 2000, we generated 96% of our revenues from radio advertising sales and 4% from outdoor advertising sales.

       In radio broadcasting, for the six months ended June 30, 2000, we generated 84% of our gross broadcast revenues from local advertising, which is sold primarily by each individual local radio station's sales staff, and 16% from national spot advertising, which is generally sold by separate national sales representatives.

       In outdoor advertising, our separate sales force sells billboard space primarily to local advertisers, generally on an annual contract basis. Our outdoor advertising operation, located south of the Salt Lake City metropolitan area, consists primarily of advertising displays that face the highway and the advertising rates that we are able to charge are based upon our display locations and our ability to serve local advertisers.

       Our performance may be adversely affected by several factors in any given period. In both radio and outdoor advertising, we are impacted by seasonal revenue fluctuations that are a result of variations in advertising expenditures by local and national advertisers. Typically, our revenues are lowest in the first calendar quarter of the year. In our radio business, we periodically incur advertising and promotional expenses to increase listenership and Arbitron ratings. However, because Arbitron reports ratings quarterly in our markets, any increased ratings, and therefore increased advertising revenues, tend to lag behind the incurrence of advertising and promotional spending.

       As with the general media industry, our operations periodically utilize trade or barter agreements to reduce expenses by exchanging advertising time for goods or services. However, in order to maximize cash revenue from our spot inventory, our policy is to minimize trade and barter agreements.

       We calculate "same station" net revenue and broadcast cash flow growth by comparing the performance of radio stations and outdoor advertising displays operated by us at the end of a relevant period to the performance of those same assets operated by us in the prior year's corresponding period, excluding the effect of barter revenues and expenses.

CORPORATE REORGANIZATION

       Concurrently with this offering, we intend to spin-off our small market radio stations located in St. George, Utah, and certain non-media assets, including our portfolio of marketable securities, to a newly formed corporation, Crestwood Communications, Inc.

       The spin-off will impact several areas of our operations. Historical results of operations include revenues and expenses related to the St. George stations, and non-operating income, primarily from dividends and gains on marketable securities, which as a result of our reorganization, will not be retained by us on a going-forward basis. To assist the reader in understanding the historical results of operations and certain cash flows of our retained operations, we have included a discussion of our results of operations on a pro forma basis as if the corporate reorganization occurred as of January 1, 1998. For a further discussion of this reorganization, see the "Corporate Reorganization" section of this prospectus.

       During the six-month period ended June 30, 2000 and the twelve-month period ended December 31, 1999, our St. George radio stations contributed 11% and 6%, and 11% and 9%, respectively, to our net revenues and broadcast cash flow.

       We will no longer be able to utilize dividend income and realized gains, derived from our marketable securities, to offset operating expenses. We will also no longer be able to use our marketable securities as collateral under our credit facilities or other financing arrangements.

       We expect corporate general and administrative expenses will likely increase as we incur additional reporting and compliance costs of operating as a public company, to be offset in part by a reduction in other non-media corporate expenses.

PRO FORMA RESULTS OF OPERATIONS

       The pro forma consolidated balance sheets and the pro forma consolidated statements of operations set forth below reflect our capital structure and results of operations as if our corporate reorganization had occurred as of January 1, 1998.

       Pro forma consolidated results of operations differ from the reported results of operations primarily as a result of deductions in routine revenues and expenses related to the St. George stations, reductions in interest expense in connection with $5,000,000 of indebtedness to be assumed by Crestwood, reductions in dividend and interest income earned on marketable securities, other investments to be transferred in our corporate organization, and the related income tax effects of our corporate reorganization.

                                                          PRO FORMA                         PRO FORMA
                                                   YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                               --------------------------------  --------------------------------
                                                    1998             1999             1999             2000
                                               ---------------  ---------------  ---------------  ---------------
                                                         (UNAUDITED)                       (UNAUDITED)
STATEMENT OF OPERATIONS:
Net broadcasting revenue.....................  $   20,004,671   $   22,460,125   $   10,318,987   $   11,134,253

Station operating expense....................      15,944,866       16,268,151        7,940,323        7,487,077
Depreciation and amortization................       2,671,996        3,226,530        1,672,797        1,701,141
Corporate general and administrative.........       2,418,315        2,036,614        1,038,269          981,893
                                               ---------------  ---------------  ---------------  ---------------
Operating income (loss)......................      (1,030,506)         928,830         (332,402)         964,142
Interest income..............................          28,901           29,579           31,130              530
Interest expense.............................      (1,749,374)      (1,830,861)        (925,037)        (847,293)
Gain on sale of business.....................              --        1,690,623        1,690,623               --
Other income, net............................          98,277           93,430           32,546          (31,502)
Minority share of (income) loss..............         (32,387)           8,762               --            3,089
                                               ---------------  ---------------  ---------------  ---------------
Income (loss) before income taxes ...........      (2,685,089)         920,363          496,860           88,966
Income tax expense (benefit) ................        (454,950)         508,993          156,261           92,936
                                               ---------------  ---------------  ---------------  ---------------
Net income (loss)............................      (2,230,139)         411,370          340,599           (3,970)
                                               ===============  ===============  ===============  ===============

OTHER DATA:

Broadcast cash flow..........................  $    4,245,703   $    6,144,022   $    2,414,490   $    3,525,008
EBITDA.......................................       1,827,385        4,107,408        1,376,221        2,543,116
After-tax cash flow..........................         254,726        2,164,105          705,305        1,702,554


                                                          PRO FORMA                        PRO FORMA
                                                     AS OF DECEMBER 31,                  AS OF JUNE 30,
                                               -------------------------------- ---------------------------------
                                                    1998             1999            1999              2000
                                               ---------------  --------------- ----------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents......................$     835,818    $     740,719   $    1,000,552    $     365,187
Intangible assets, net.........................    27,360,487       29,864,912       30,911,948       30,589,747
Total assets...................................    38,607,479       39,998,922       40,674,147       42,107,344
Long-term debt, including current
   installments................................    25,532,082       22,723,755       27,916,165       27,007,708
Shareholders' equity...........................     7,909,230        9,238,069        6,338,662       10,180,608

PRO FORMA SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 30, 1999

      NET BROADCASTING REVENUE. Net broadcasting revenue increased 7.9% to $11.1 million for the six months ended June 30, 2000 from $10.3 million for the comparable 1999 period. The increase was primarily attributable to overall market growth in our target markets, which increased revenue at our most recently acquired radio stations in Salt Lake City, KQMB-FM and KXRK-FM, as well as our Albuquerque radio station cluster. Our Austin radio station also experienced market growth, while simultaneously increasing its revenue share. Revenue from outdoor advertising operations also increased due to higher rate cards and occupancy levels. On a same station basis, net revenues excluding trade activity increased by 9.2%.

       STATION OPERATING EXPENSES. Station operating expenses declined 5.7% to $7.5 million for the six months ended June 30, 2000 from $7.9 million for the comparable 1999 period. The decrease was primarily attributable to lower acquisition related costs, cost control efforts and ongoing consolidation benefits from previously acquired stations. The six-month period ended June 30, 1999 also included a $0.1 million non-recurring charge related to severance costs for termination of an employee.

       BROADCAST CASH FLOW. Broadcast cash flow increased 46% to $3.5 million for the six months ended June 30, 2000 from $2.4 million for the comparable 1999 period. The increase was primarily attributable to revenue increases in our three radio clusters, as well as revenue growth in outdoor advertising, combined with a decline in station operating expenses. Our same radio station broadcast cash flow increased 46%.

       INTEREST EXPENSE. Interest expense decreased 8.4% to $0.85 million for the six months ended June 30, 2000 from $0.93 million for the comparable 1999 period. The decrease was attributable to lower overall average debt levels.

       NET INCOME (LOSS). Excluding gain on sale of assets of $1.7 million in 1999, net income for the six months ended June 30, 2000 decreased by $1.4 million from the comparable 1999 period as a result of increased operating income as discussed above.

PRO FORMA YEAR ENDED DECEMBER 31, 1999 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1998

       NET BROADCAST REVENUE. Net broadcast revenue increased 12.3% to $22.5 million for 1999 from $20.0 million for 1998. The increase was mainly attributable to revenue gains in all three of our radio markets. In particular, our two newest Salt Lake City stations, KQMB-FM and KXRK-FM, acquired in the first quarter of 1998, showed strong revenue gains. Our Albuquerque cluster experienced increases in both listener levels and overall revenue share, and our Austin station was assisted by an exceptionally strong radio market. Additionally, our outdoor advertising group more than doubled its revenues to $0.9 million in 1999 versus $0.4 million from the previous period partially due to the acquisition of additional billboard displays in December 1998.

       STATION OPERATING EXPENSES. Station operating expenses increased 2.0% to $16.3 million for 1999 from $15.9 million for 1998 due to management's focus on cost controls, but were partially offset by the termination of an employee and the cancellation of a radio broadcasting content contract.

       BROADCAST CASH FLOW. Broadcast cash flow increased 44.7% to $6.1 million for 1999 from $4.2 million for the comparable 1998 period. The increase was mainly attributable to revenue increases from recent acquisitions in our three radio clusters, as well as revenue growth in outdoor advertising, combined with flat station operating expenses. On a same station basis, broadcast cash flow increased 12.7%.

       CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES. Corporate general and administrative expenses decreased 15.8% to $2.0 million for 1999 from $2.4 million for 1998. The decline was primarily attributable to a reduction in professional services expenses incurred in 1998 related to debt and other financing.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 20.8% to $3.2 million for 1999 from $2.7 million for 1998. The increase was attributable to the impact of acquisitions of radio stations and outdoor advertising displays completed during the periods.

       INTEREST EXPENSE. Interest expense increased 4.7% to $1.8 million for 1999 from $1.7 million for the comparable 1998 period. This increase was attributable to an increase in overall average debt levels.

       GAIN ON SALE OF ASSETS. Gain on sale of assets in 1999 was $1.7 million due to the sale of KMGR-FM in Salt Lake City.

       NET INCOME (LOSS). Excluding gain on sale of assets of $1.7 million in 1997, loss decreased $1.0 million from 1998 as a result of operating income as discussed above.

CONSOLIDATED HISTORICAL RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

       NET BROADCAST REVENUE. Net broadcast revenue increased 7.2% to $12.5 million for the six months ended June 30, 2000 from $11.7 million for the comparable 1999 period. The increase was primarily attributable to overall market growth in our target markets which increased revenue at our most recently acquired stations in Salt Lake City, KQMB-FM and KXRK-FM, as well as our Albuquerque radio station cluster. Our Austin station also experienced market growth, while simultaneously increasing its revenue share. Revenue from outdoor advertising operations also increased due to higher rate cards and occupancy levels.

       STATION OPERATING EXPENSES. Station operating expenses declined 4.2% to $8.7 million for the six months ended June 30, 2000 from $9.1 million for the comparable 1999 period. The decrease was mainly attributable to lower acquisition related costs, cost control efforts and ongoing consolidation benefits from recently acquired stations. The six-month period ended June 30, 1999 also included a $0.1 million non-recurring charge related to severance costs for termination of an employee.

       CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES. Corporate general and administrative expenses declined 6.4% to $1.1 million for the six months ended June 30, 2000 from $1.2 million for the comparable 1999 period. The decrease was due to benefits of overall cost control management.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 1.9% to $1.8 million for the six months ended June 30, 2000 from $1.7 million for the comparable 1999 period.

       INTEREST AND DIVIDEND INCOME. Interest and dividend income increased 38.7% to $1.0 million for the six months ended June 30, 2000 from $0.8 million for the comparable 1999 period. The increase was a result of a higher dividend payout from our portfolio of marketable securities. As a result of the corporate reorganization, we will no longer derive dividend income from these marketable securities.

       GAIN ON SALE OF ASSETS. The sale of our Salt Lake City area radio station KMGR-FM in May 1999 resulted in a gain on the sale in the amount of $1.7 million. No material asset sales were effected during the six-month period ended June 30, 2000.

       INTEREST EXPENSE. Interest expense decreased 6.6% to $1.0 million for the six months ended June 30, 2000 from $1.1 million for the comparable 1999 period. The decrease was attributable to lower overall average debt levels.

       NET INCOME. Excluding gain on sale of assets of $1.7 million in 1999, net income increased $2.1 million from the comparable period as a result of operating income as discussed above. The improvement is attributable to same station increases in net broadcast revenue while reducing station operating expenses for the same period.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

       NET BROADCAST REVENUE. Net broadcast revenue increased 13.5% to $25.3 million for 1999 from $22.3 million for 1998. The increase was mainly attributable to revenue gains in our radio station markets.

Our two newest Salt Lake City radio stations, KQMB-FM and KXRK-FM showed strong revenue gains. Our Albuquerque radio station cluster experienced increases in both listener levels and overall revenue share, while our Austin station was assisted by an exceptionally strong radio market. Additionally, our outdoor advertising group more than doubled its revenues to $0.9 million versus $0.4 million from the previous period due partially to the acquisition of additional billboard displays in December 1998 and partially to increased rate card and occupancy levels.

       STATION OPERATING EXPENSES. Station operating expenses increased 3.6% to $18.5 million for 1999 from $17.9 million for 1998. The modest increase was primarily attributable to our focus on cost controls, offset by $0.4 million in non-recurring charges in 1999 related to employee terminations and cancellation of a radio broadcasting content contract.

       CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES. Corporate general and administrative expenses dropped 13.7% to $2.3 million for 1999 from $2.6 million for 1998. The decrease was primarily attributable to a reduction in professional services expenses incurred in 1998 related to debt financing and other financing efforts.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 22.7% to $3.4 million for 1999 from $2.8 million for 1998. The increase was attributable to the impact of acquisitions of two radio stations and several outdoor advertising displays in the Salt Lake City area completed during the periods.

       INTEREST AND DIVIDEND INCOME. Interest and dividends increased 43.4% to $2.0 million for 1999 from $1.4 million for 1998. The increase was due to higher dividends from our portfolio of marketable securities. As a result of the corporate reorganization, we will no longer derive dividend income from these marketable securities.

       GAIN ON SALE OF ASSETS. The sale of our Salt Lake City area radio station KMGR-FM in May 1999 resulted in a gain on the sale in the amount of $1.7 million.

       INTEREST EXPENSE. Interest expense increased 6.7% to $2.2 million for 1999 from $2.0 million for the comparable 1998 period. The increase was attributable to overall higher average debt balances.

       NET INCOME (LOSS). Net income increased to $2.1 million for 1999 from a $1.8 million loss for the comparable 1998 period. This was due to a combination of increased operating income as discussed above, the gain on the sale of radio station KMGR-FM and higher dividend income on our portfolio of marketable securities.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

       NET BROADCAST REVENUE. Net broadcast revenue increased 25.9% to $22.3 million for 1998 from $17.7 million for 1997. The increase was primarily attributable to the combination of 6 newly acquired stations in Salt Lake City, Albuquerque, St. George, and Austin, and the acquisition of our first outdoor advertising assets.

       STATION OPERATING EXPENSES. Station operating expenses increased 37.6% to $17.9 million for 1998 from $13.0 million for 1997. The increase was primarily attributable to higher costs associated with operating newly acquired properties.

       CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES. Corporate general and administrative expenses increased 45.8% to $2.6 million for 1998 from $1.8 million for 1997. The increase was mainly attributable to higher professional service costs incurred in connection with debt refinancing and exploration of additional sources of financing.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 73.6% to $2.8 million for 1998 from $1.6 million for 1997. The increase was attributable to the impact of acquisitions of radio stations and outdoor advertising displays completed during 1998.

       INTEREST EXPENSE. Interest expense increased 216.4% to $2.0 million for 1998 from $0.6 million for the comparable 1997 period. The increase was attributable to an increase in borrowings related to our radio station and outdoor advertising display acquisitions.

       NET INCOME (LOSS). Net loss was $1.8 million for 1998 versus $1.4 million in net income in the comparable 1997 period. The loss was attributable to start-up costs from new acquisitions in 1998, higher amounts of depreciation, corporate general and administrative expenses, and interest expense.

LIQUIDITY AND CAPITAL RESOURCES

       OVERVIEW. On an historical basis, a significant portion of our acquisitions have been funded by a combination of our credit facility and internally generated cash flows. Our other liquidity needs have been for debt service, working capital, general corporate purposes, and ongoing capital expenditures.

       CASH PROVIDED BY (USED IN) OPERATIONS. For the years ended December 31, cash provided by (used in) operations totaled $2.4 million in 1997, $2.5 million in 1998, and $5.8 million in 1999. While net income decreased from $1.4 million in 1997 to a ($1.8) loss in 1998, cash flows from operations remained constant due to offsetting increases in noncash expenditures, including depreciation and amortization resulting from 1998 acquisitions and year-end accrued expenses that were funded in the subsequent period. The increase between 1998 and 1999 is attributable to an approximate $2.1 million increase in operating income from stations acquired in the first quarters of 1998 and 1999 and the efficiencies associated with consolidation of operations, and an increase in dividend and interest income of $0.6 million.

       Cash provided by (used in) operations totaled $0.6 million during the six months ended June 30, 1999 and ($0.2) million during the six months ended June 30, 2000. The decrease between the periods was primarily due to an increase in operating income of $1.3 million offset by $0.7 million in tax payments and $0.7 million in deferred offering costs related to the initial public offering.

       CASH USED IN INVESTING ACTIVITIES. For the years ended December 31, cash used in investing activities was $6.3 million in 1997, $16.5 million in 1998, and $3.9 million in 1999. This amount fluctuates significantly based on our acquisition activities. We used approximately $3.0 million in 1997, $11.3 million in 1998, and $5.5 million in 1999 for the acquisition of new media businesses and invested $2.0 million in 1997 and $2.5 million in 1998 to acquire equity positions in businesses unrelated to our media and outdoor advertising operations. Such non-media assets will be transferred to Crestwood Communications, Inc. in connection with our corporate reorganization and will not be part of Simmons Media Group on an ongoing basis. Cash used in 1999 was partially offset by $2.7 in net proceeds from the sale of KMGR-FM in Salt Lake City.

       Cash used in investing activities was $2.9 million for the six-month periods ended June 30, 1999 and $1.9 million for the six-month periods ended June 30, 2000. The decrease was attributable to a reduced level of acquisitions.

       CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES. For the years ended December 31, net cash provided by (used in) financing activities was $3.4 million in 1997, $13.2 million in 1998, and ($1.8) million in 1999. The change between 1997 and 1998 was due to increases in the level of borrowings on our credit facilities in 1998 as required to fund acquisitions. The decrease between the years ended December 31, 1998 and 1999 was again due to fluctuations in borrowings and repayments on our credit facilities associated with decreased acquisition activity in 1999 as compared to 1998.

       Net cash provided by financing activities for the six months ended June 30, 1999 and 2000 increased due to increases in borrowings in 2000 related to capital expenditures in connection with the relocation of our Salt Lake City operation and the continued acquisition of FCC licenses.

       In connection with our corporate reorganization and this offering, we will transfer, among other assets, all of our marketable securities totaling $83.3 million as of June 30, 2000 to Crestwood. The transfer will significantly reduce our liquid assets as well as impact our borrowing ability. On a consistent basis, we have been able to use a portion of the marketable securities as an efficient tool to raise funds at competitive interest rates to finance our media growth. Our ability to raise capital in the future may be limited to internally generated cash flows from our media operations.

       We intend to use approximately $       million of the net proceeds
from this offering to reduce debt under our credit facilities, increase the availability of cash provided by operations to fund future acquisitions and other general corporate purposes.

       As of June 30, 2000, we held $0.4 million in cash and had $17.1 million in availability under our current credit facilities based on our operating results. We have no material pending acquisitions that we would be required to fund. We believe that cash available from operations as well as the availability from our credit facilities, to the extent they are successfully restructured, should be sufficient to permit us to meet our financial obligations for the next twelve months.

       CREDIT FACILITIES. At June 30, 2000, our credit facilities allow us to borrow up to $50 million under certain terms and conditions. Assuming other criteria are met we may expand our facilities up to $95 million. Our credit facility A is collateralized by our portfolio of marketable securities and allows us to borrow up to $20.0 million. Our credit facility B is collateralized by our media assets and allows us to borrow up to $30.0 million.

       Our credit facilities prohibit us from paying cash dividends and restrict our ability, among other things, to make other distributions. The credit facilities also contain other customary restrictive covenants that, among other things, limit our ability to incur additional indebtedness and liens, consolidate, merge or effect asset sales, or change the nature of our business. We are also required to satisfy financial covenants, which require us to maintain specified financial ratios and to comply with certain financial tests.

       Concurrently with our corporate reorganization and this offering, we will not be able to borrow under our credit facilities without restructuring them. As of June 30, 2000, we had $25.5 million outstanding under our credit facilities.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

       Market risk is the risk of loss arising from adverse changes in market prices such as interest rates, foreign currency exchange and commodity prices. Our primary exposure to market risk is interest rate risk associated with our credit facility. Amounts borrowed under our credit facilities incur interest at the London Interbank Offered Rate, or LIBOR, plus additional basis points depending on the ratio of total debt to operating cash flow.

       To manage interest rate risk, we entered into two $10 million notional amount interest rate swap agreements with two separate financial institutions, as follows:

         AGREEMENT            NOTIONAL AMOUNT     SWAP      EXPIRATION DATE    ESTIMATED FAIR VALUE
---------------------------   ----------------   -------   -----------------  ----------------------
    Interest Rate Swap          $10,000,000       4.98%      December 2000           $135,347
    Interest Rate Swap          $10,000,000       4.98%      December 2000           $135,113

RECENT PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 accounting and reporting standards for derivative financial instruments, including instruments which have been historically afforded off-balance sheet treatment. The new standard requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at their estimated fair market value. Subsequent to 1998, the FASB extended the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 15, 2000. Currently, our only derivative financial instruments are routine interest rate swap agreements which effectively lock in the interest rate we pay on $20,000,000 of variable interest debt obligations. We do not anticipate the ultimate adoption of SFAS No. 133 to have a material impact on our financial position or results of operations.

       In January 2000, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 99-17, ACCOUNTING FOR ADVERTISING BARTER TRANSACTIONS, to be effective for transactions entered into after January 20, 2000. The consensus states that advertising barter transactions should be accounted for at fair value and that the fair value recognized be disclosed in the financial statements, if there is verifiable objective evidence provided by sufficient cash transactions received by the seller of the advertising for similar advertising. EITF No. 99-17 is not expected to have a material effect on our financial statements.

                    INFORMATION ABOUT STATION AND MARKET DATA

       For this prospectus:

       o We derived market audience rank and audience share data from The Arbitron Ratings Company (Fall 1999 and Winter 2000).

       o We derived our 1999 market revenue share data from market reports prepared by Miller, Kaplan, Arase & Co. for year-ending 1999.

       o We derived the domestic outdoor advertising data from the Outdoor Advertising Association of America website, August 11, 2000.

       o We derived total domestic advertising market, general listener statistics, radio market revenue rank data and domestic and national compounded annual growth data from Duncan's Radio Market Guide (1999 and 2000 Edition).

       o We derived US population data from The US Census Bureau website, August 11, 2000.

                            CORPORATE REORGANIZATION

       Our board of directors has determined to spin-off certain small market radio stations located in St. George, Utah and non-media assets, including our portfolio of marketable securities, to our shareholders immediately prior to this offering. We will accomplish the spin-off by transferring certain small market radio stations and non-media assets to a newly formed corporation, Crestwood Communications, Inc. In exchange for the transfer of the assets, Crestwood Communications will assume all of the liabilities associated with such assets and distribute shares of its capital stock to Simmons Media Group. We will then distribute all of the capital stock of Crestwood Communications pro rata to our existing shareholders immediately prior to this offering. The spin-off will allow us to simplify our capital structure, reduce our indebtedness, address certain regulatory issues relating to the non-media assets and focus on our core mid-sized radio station business. After the spin-off, Simmons Media Group and Crestwood Communications will be separate, independent companies. We have obtained a private letter ruling from the United States Internal Revenue Service to the effect that, based on various factual representations and information, the spin-off will constitute a reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code and that, among other things, we will recognize no gain or loss for United States federal income tax purposes as a result of the transaction. See "Risk Factors--If our distribution of the capital stock of Crestwood Communications, Inc. does not qualify as a tax-free distribution, we would be materially adversely affected by the resulting tax liability."

                                    BUSINESS

OVERVIEW

     Founded in 1977, we are a radio broadcasting and outdoor advertising company focused on acquiring and operating radio stations and outdoor advertising displays in fast-growing mid-sized markets located in the western region of the United States. Upon completion of our reorganization described in the "Corporate Reorganization" section of this prospectus, we will own and operate 10 FM and 3 AM radio stations in Salt Lake City, Utah, Albuquerque, New Mexico, and Austin, Texas. We have also been awarded construction permits for 2 FM radio stations in areas surrounding the Salt Lake City metropolitan market. In addition, as of June 30, 2000, we owned 181 outdoor advertising displays in the Salt Lake City metropolitan area.

     We believe that radio broadcasting and outdoor advertising offer significant growth and revenue opportunities, due to their breadth and frequency of audience reach. According to the Radio Advertising Bureau's RADIO MARKETING GUIDE AND FACT BOOK FOR ADVERTISERS (1999), every week radio reaches approximately 95% of all Americans over the age of 12, and the average listener spends approximately 21 hours and 30 minutes per week listening to the radio. In 1999, the total domestic radio advertising market grew to $15.5 billion, or 12.9%, from 1998, reaching the highest level in the radio industry's history. In addition, the market for domestic outdoor advertising grew to $4.8 billion in 1999, up nearly 10% from 1998.

     Our primary strategy is to secure and maintain a leadership position in the markets we serve and to expand into additional mid-sized markets with high historical and projected advertising growth rates relative to the national average. We generally enter a new market by purchasing under-performing stations on favorable terms and apply our turn-around strategy to improve each station's performance. We then seek to maximize revenues, broadcast cash flow and after-tax cash flow by operating and acquiring additional radio stations in the market, and to further leverage our presence in the market by acquiring and operating outdoor advertising displays. To preserve and enhance our position in our markets, we conduct extensive market research to improve ratings and identify opportunities to reformat a station's programming to reach an underserved demographic group.

CORPORATE HISTORY AND MANAGEMENT

     We were founded in 1977 by members of the Simmons family, including David
E. Simmons, our President and Chief Executive Officer, and began operations with one radio station in Salt Lake City, Utah. During the 1980s and 1990s, we acquired our radio stations in Salt Lake City, Utah, Albuquerque, New Mexico, Austin, Texas, and St. George, Utah. In 1998, we expanded our operations into the outdoor advertising business through the purchase of two separate outdoor advertising companies. Immediately prior to this offering, we will spin-off the small market radio stations in St. George, Utah and other non-media assets to Crestwood Communications, Inc.

     Our nine senior managers have an average of 19 years of experience in the radio and broadcasting-related industries. Mr. Simmons has 15 years of experience managing two media-related companies, Simmons Media Group and Keystone Communications Corporation, a satellite telecommunications company. Simmons Media first invested in Keystone Communications in 1987 through the purchase of a majority interest. After a series of mergers and strategic alliances, Keystone Communications grew the total equity value from $2 million at the time of our purchase to $60 million at the time of its sale to a subsidiary of France Telecom in 1996.

BUSINESS STRATEGY

     Our business strategy focuses on maximizing the appeal of our radio stations and outdoor advertising displays to listeners, viewers and advertisers and, consequently, increasing our revenues and broadcast and after-tax cash flows. The principal components of our strategy are to:

     OWN AND OPERATE STRONG RADIO CLUSTERS

     We believe that the ownership of multiple radio stations in a market allows us to coordinate our programming to appeal to a broad spectrum of listeners, expand our advertising base and enhance our stations' revenue generating potential. After we have created a cluster of stations within a market, we can provide "one-stop shopping" to advertisers attempting to reach a wide range of demographic groups. By offering a variety of stations and programming formats that are targeted to different listening audiences within each market, we seek to maximize audience and advertiser market share. We believe that our strategy of radio station clustering simplifies the process of buying advertiser time for our customers and encourages advertisers to increase their usage of radio advertising.

     The ownership of multiple radio stations within a market also allows us to achieve substantial cost savings and other operational efficiencies through the consolidation of facilities, management, sales and administrative personnel, operating resources such as on-air talent, programming and music research, and the reduction of redundant corporate expenses. In addition, the use of digital automation in certain markets allows us to operate radio stations at off-peak hours with minimal personnel involvement while maintaining the quality of our programming formats.

     Our management focus in each of our markets is to increase net revenues and maximize broadcast cash flow margins. Net revenue increases for our stations are measured against the relevant market's performance, and broadcast cash flow margins for each market are measured against a peer group of publicly traded radio broadcast companies. Our managers' performance in these two areas is evaluated quarterly. We believe our combined focus on net revenue growth and broadcast cash flow margins produces strong growth in broadcast cash flow, EBITDA, and after-tax cash flow.

     ESTABLISH STRONG LOCAL BRAND IDENTITY

     Our stations pursue a variety of programming and marketing initiatives designed to develop a distinctive identity and to strengthen the station's local brand. Through extensive market research we seek to enhance our ratings and in certain circumstances identify opportunities to reformat a station's programming to reach a larger audience. We attempt to build a strong local brand identity by:

     o creating distinct, highly visible profiles for our on-air personalities;

     o    formulating recognizable brand names for select stations; and

     o    actively participating in community events and charities.

     We believe that by creating stations with strong local brand identities we are able to foster greater listener loyalty and thus sustain our audience share over time.

     ACQUIRE ADDITIONAL MEDIA PROPERTIES IN HIGH-GROWTH MARKETS

     We seek to acquire additional radio stations and complementary media properties in our existing markets and targeted markets within the western Unites States that are within the nation's top 125 metropolitan areas. These markets that we target are typically expanding faster than the national average and have substantial growth in advertising revenues as national and regional retailers expand into these markets.

     We also seek to acquire complementary media outlets within these markets, including outdoor advertising companies. According to the Radio Advertising Bureau's RADIO MARKETING GUIDE AND THE FACT BOOK FOR ADVERTISERS (1999), more than one-half of all radio advertising is done outside the home, with 81% of adults 18 and older listening to the radio in the car each week. Given these statistics, we believe there are significant cross-media advertising opportunities between our radio broadcasting and outdoor advertising businesses. In 1998, we acquired the operating assets of two separate outdoor advertising businesses in the Salt Lake City metropolitan area with a total advertising display inventory of 172 displays. We provide incentives to our radio station sales staff to encourage them to effectively cross-sell outdoor advertisements.

     In considering whether to purchase a media property, we evaluate a number of factors, including purchase price, anticipated impact on broadcast cash flow and after-tax cash flow, the quality of a target's infrastructure and management, the opportunities to improve the operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets. We will only acquire properties that provide the opportunity to aggressively grow broadcast cash flow through a combination of market growth, ratings improvement, market revenue share growth, potential technical upgrades and cost reductions.

     Our experienced management team intends to continue our disciplined program of acquiring under-performing stations and apply proven management techniques. Key practices commonly implemented at our acquired properties include:

     o    Implementing formalized sales training and review programs;

     o    Managing inventory levels and advertising rates to maximize revenues;

     o    Increasing focus on local advertising sales;

     o Centralizing procurement and operating functions with other affiliates;

     o    Eliminating redundant positions;

     o    Sharing staff between stations, including on-air personalities;

     o    Researching music and altering formats, if required; and

     o    Examining opportunities to upgrade technical facilities.

STATION PORTFOLIO

     We operate radio stations in the Salt Lake City, Utah, Albuquerque, New Mexico, and Austin, Texas markets. The following tables set forth information about our stations and the markets where we operate as of June 30, 2000, as if our corporate reorganization had occurred on that date. The sources for this information are described under "Information About Station Market Data." In reviewing these tables, you should note that a station's actual community of license may be different from the metropolitan market served. In addition, official call signs may not include the "AM" or "FM" suffix.

                              SALT LAKE CITY, UTAH
                       1999 RADIO MARKET REVENUE RANK: 32

                                                                                       AUDIENCE         AUDIENCE
                                                                                       RANK IN          SHARE IN
STATION CALL               YEAR                              TARGET        POWER        TARGET           TARGET
LETTERS                  ACQUIRED    STATION FORMAT        DEMOGRAPHIC     LICENSE    DEMOGRAPHIC     DEMOGRAPHIC
--------------------     ---------- ---------------------- --------------  ---------  -----------     -----------
                                        Soft Adult
KSFI-FM................    1978         Contemporary        Adults 25-54   Class C          1              8.3
KDYL-AM................    1982        Adult Standards      Adults 45+     Class B          3              8.7
KRSP-FM................    1992       Classic Rock/Hits      Men 25-54     Class C          2              6.2
                                          Hot Adult
KQMB-FM................    1998         Contemporary       Adults 18-34    Class C          5              4.3
KXRK-FM................    1998       Alternative Rock     Adults 18-34    Class C          2              7.6

     Salt Lake City is the 32nd largest radio revenue market in the United States based on 1999 radio advertising revenue of approximately $72 million. During the first six months of 2000, overall radio revenue grew 14.2% compared to the corresponding 1999 period. Over the last five years, Salt Lake City has achieved a 14.9% compounded annual growth rate in radio advertising revenue, well above the national average of 10.6%.

     We believe that Salt Lake City is an attractive radio station market because of the following demographic features and advertising opportunities:

     o it has been an historically high-growth radio advertising market demonstrated by an historical population growth rate of 10.8% over the years 1994 through 1999, well above the national average of 4.8%;

     o it is surrounded by several large universities and colleges, including the University of Utah and Brigham Young University;

     o    it is a growing high-technology center;

     o    it is the capital of Utah and the seat of state government; and

     o it will host the Winter Olympic Games of 2002, which we believe will bring greater awareness of the Salt Lake City market.

     As a result of our growing complement of stations in surrounding communities, we are one of the leading Salt Lake City broadcasting radio groups based upon overall market share. We have been successful in targeting demographic groups that are particularly attractive to advertisers, due to our unique mix of formats and the ability to pair stations together for marketing purposes. Consistent with our business strategy, we have recently changed the format of our KDYL-AM station to a talk format to target adults between the ages of 25 and 54. We believe the change to this format will appeal to a broader spectrum of listeners, expand our advertising base and enhance the station's long-term revenue generating potential.

                             ALBUQUERQUE, NEW MEXICO
                           1999 RADIO REVENUE RANK: 60

                                                                                          AUDIENCE      AUDIENCE
                                                                                           RANK IN      SHARE IN
                           YEAR                                TARGET        POWER          TARGET       TARGET
STATION CALL LETTERS     ACQUIRED       STATION FORMAT        DEMOGRAPHIC    LICENSE     DEMOGRAPHIC   DEMOGRAPHIC
-----------------------  ---------  ------------------------  -----------   ---------  -------------- -------------
KIOT-FM..............      1995          Classic Hits         Men 25-34      Class C          3            6.8
KIVA-AM..............      1996         Adult Standards       Adults 45+     Class D          3            5.7
KBTK-AM..............      1996              Talk             Adults 25-54   Class B         24            0.7
KCHQ-FM..............      1996         CHR/Mainstream        Adults 18-34   Class C         14            2.8
KZKL-FM..............      1996             Oldies            Adults 25-54   Class A         14            2.4
KRQS-FM..............      1996              Rock             Men 18-34      Class A          7            4.0
KKSS-FM..............      1999          CHR/Rhythmic         Adults 18-34   Class C          6      `     5.6

     Albuquerque, New Mexico is the 60th largest radio revenue market in the United States based on 1999 radio advertising revenue of approximately $36 million. During the first six months of 2000, overall radio revenue grew 16.0% compared to the corresponding 1999 period. Over the last five years, Albuquerque has achieved a 9.3% compounded annual growth rate in radio advertising revenue, well in line with the national average. We believe that Albuquerque is an attractive radio station market because of the following demographic features and advertising opportunities:

     o it has been an historically high-growth radio advertising market demonstrated by an historical population growth rate of 5.7% over the years 1994 through 1999, above the national average;

     o it is surrounded by several universities and colleges, including the University of New Mexico;

     o it is the home of several large technology-related facilities, such as the Intel Corporation microprocessor chip plant; and

     o    it is the site of a large United States Air Force base.

     In September 1995, we began assembling a cluster of 5 FM and 2 AM radio stations to become the third largest radio broadcasting group in this historically high-growth western U.S. market. Based on our current operating results for these stations, we believe that our acquisition strategy enabled us to purchase under-performing stations on very favorable terms. Through cost control, automation technology, and aggressive sales and promotion, we intend to continue increasing our revenue share and broadcast and after-tax cash flows in the Albuquerque market.

     On July 1, 2000, we began a joint sales arrangement with Adult Standards format station KKJY-AM which we purchase commercial inventory from KKJY-AM to sell for our own account.

                                  AUSTIN, TEXAS
                           1999 RADIO REVENUE RANK: 33

                                                                                     AUDIENCE        AUDIENCE
                                                                                      RANK IN        SHARE IN
   STATION CALL       YEAR                                TARGET       POWER          TARGET          TARGET
      LETTERS         ACQUIRED      STATION FORMAT      DEMOGRAPHIC    LICENSE      DEMOGRAPHIC     DEMOGRAPHIC
--------------------  ---------  --------------------- --------------- ----------  --------------  --------------
KAHK-FM............     1997         Classic Hits        Men 25-54      Class C         12              2.7

     Austin, Texas is the 33rd largest radio revenue market in the United States based on 1999 radio advertising revenue of approximately $75 million. During the first six months of 2000, overall radio revenue grew 24.7% compared to the corresponding 1999 period. Over the last five years, Austin has achieved a 16.2% compounded annual growth rate in radio advertising revenue, well above the national average. We believe that Austin is an attractive radio station market because of the following demographic features and advertising opportunities:

     o it has been an historically high-growth radio advertising market demonstrated by an historical population growth rate of 18.4% over the years 1994 through 1999, well above the national average;

     o it is surrounded by several large universities and colleges, including the University of Texas at Austin;

     o    it is the capital of Texas and the seat of the state government; and

     o    it is one of the major high-technology regions of the United States.

     In 1997, we identified what we believed to be an under-performing station in KAHK-FM, licensed in Georgetown, Texas, a suburb of Austin. The approximate $2 million purchase price for this station allowed us to enter one of the higher growth markets over the last five years in the western United States. We have upgraded its signal and moved its broadcasting tower closer to Austin, resulting in significantly broader coverage of Austin.

     At the time of our purchase, KAHK-FM was simulcasting programming of another station in the Austin market. We have since upgraded the signal and hired a station manager, a designated sales staff and other operational personnel. As of June 30, 2000, our Austin station had achieved a power ratio of 1.54, which is the ratio of our revenue market share divided by our audience market share.

     Our strategy in the Austin market is to grow our revenue and rating share through extensive research, promotion, and targeted sales and marketing. We will strive to keep operating costs to a minimum through automated technology. At the same time, we will seek opportunities to acquire additional under-performing stations on favorable terms in surrounding markets and to form a regional radio cluster. If we are unable to add stations or continue to grow our revenue and rating share, we would consider selling the Austin station to one of the larger operators in the market.

RADIO ADVERTISING SALES

     We believe that radio is one of the most efficient and cost-effective means for advertisers to reach specific demographic groups. A station's format and style of presentation enables it to target certain demographic groups. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic group, we are able to market our broadcasting time to advertisers seeking to reach a specific audience.

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     As of June 30, 2000, we had a 50-person sales force that was supported by 3 full-service offices. We have recruited and trained a skilled sales force, placing an emphasis on market research and cross-selling between our radio station and outdoor advertising businesses. Each salesperson is compensated under a performance-based compensation system and supervised by a local sales manager executing a coordinated marketing plan.

     Our radio station revenues are generated from the sale of local, regional and national advertising. In 1999, approximately 81% of our net broadcasting revenues were generated from the sale of local and regional advertising. A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. The major categories of our local advertisers include telephone companies, restaurants, fast food outlets, automotive shops and grocery stores. Regional sales, which we define as sales in regions surrounding our markets to companies that advertise in our markets, are generally made by our local sales staff. Additional broadcasting revenue is generated from the sale of national advertising. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained. The major categories of our national advertisers include well-recognized consumer products companies.

     The number of advertisements that can be broadcast without jeopardizing listening levels, and the resulting ratings, is limited in part by the format of a particular station. Depending on the programming format of a particular station, we determine the optimal number of advertisements available for sale, otherwise known as our on-air inventory. Each of our stations has a general target level of on-air inventory that it makes available for advertising. This target level of inventory for sale may be different at different times of the day but tends to remain stable over time. Our stations strive to maximize revenue by managing their on-air inventory of advertising time and adjusting prices based on local market conditions and on our ability, through our marketing efforts, to provide advertisers with an effective means of reaching a targeted demographic group.

     A station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to the station and the time they spend listening. We use these ratings to chart audience growth, set advertising rates and adjust programming. The radio broadcast industry's principal ratings service is The Arbitron Company, which publishes periodic ratings surveys for significant domestic radio markets. These surveys are our primary source of ratings data. Advertising rates charged by radio stations are driven by the following factors:

     o a station's audience share in the demographic groups targeted by advertisers, as measured by independent ratings surveys estimating the number of listeners tuned to the station at various times;

     o the number of stations in the market competing for the same demographic groups;

     o    the supply of, and demand for, radio advertising time; and

     o    other events, such as upcoming promotions.

OUTDOOR ADVERTISING OPERATIONS

     To complement our radio business with additional media outlets, we entered the outdoor advertising business in 1998 through the purchase of all of the outdoor advertising assets of two separate outdoor advertising companies for $3.8 million. As of June 30, 2000, we owned and operated 181 outdoor advertising displays located primarily in the Salt Lake City metropolitan area. Our bulletins face the highway and are within direct line-of-sight of Interstate 15, the primary north-south freeway in Utah. Our posters are displayed on primary roads in the Salt Lake City metropolitan area. We pursue a competitive pricing strategy based on local market rates.

     Our most common outdoor advertising displays, known as bulletins, are generally 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is printed with computer-generated graphics on a single sheet of vinyl that we wrap around the display. We

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generally sell bulletin space as individually selected displays for the duration of an advertising contract. We also sell bulletins as part of a rotary plan where we periodically rotate advertising copy from one location to another within a particular market. We typically sell bulletin space for 12-month periods.

     Our inventory of outdoor advertising displays also includes standardized posters, which are generally 12 feet high by 25 feet wide as well as displays which we refer to as 8 sheets. Our advertisers supply advertising copy for these displays, which consist of either lithographed or silk-screened paper sheets that we paste and apply like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that we wrap around the display. We concentrate standardized posters on major traffic arteries. We generally sell poster space in packages that comprise a given number of displays in a market area. Posters provide advertisers with access either to a specified percentage of the general population or to a specific targeted audience. We typically sell poster space for 30 to 90-day periods.

OUTDOOR ADVERTISING SALES

     Outdoor advertising sales account for 4.5% of our total revenues. We conduct our outdoor advertising operations with two dedicated outdoor advertising sales professionals through our local sales office. The local sales office functions essentially as an independent business unit. The local manager is responsible for the day-to-day operations of the office and is compensated according to the office's outdoor advertising financial performance. Consistent with our business strategy, our radio advertising sales force is trained to cross-sell outdoor advertising space to complement the sales efforts of our dedicated outdoor advertising sales professionals.

COMPETITION

     RADIO BROADCASTING

     The radio broadcasting industry is highly competitive. The success of each of our stations depends largely upon its audience ratings and its share of overall advertising revenue within its market. Our stations compete for listeners and advertising revenue directly with other radio broadcasters within their respective markets, including Clear Channel Communications, Inc., Citadel Communications Corporation and Bonneville International Corporation. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of our markets, we are able to attract advertisers seeking to reach those listeners. In addition, we attempt to improve our competitive position with promotional campaigns aimed at the demographic groups targeted by our stations and by sales efforts designed to attract advertisers.

     Our stations also compete for audiences and advertising revenues within their respective markets directly with other media such as newspapers, magazines, broadcast and cable television, outdoor advertising and direct mail. As a substitute to radio advertising, potential advertisers can advertise through broadcast television; cable television systems; daily, weekly and free-distribution newspapers; other print media; direct mail and on-line computer services. In addition, the radio broadcasting industry is subject to competition from new media technologies or regulatory changes such as:

     o satellite-delivered audio radio service, which could result in the introduction of new satellite radio services with sound quality equivalent to that of compact discs;

     o audio programming by cable systems, direct broadcast satellite systems, Internet content providers, personal communications services and other digital audio broadcast formats;

     o digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

     o    non-commercial low-powered FM stations.

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


     Historically, the radio broadcasting industry has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. We cannot assure you, however, that this historical growth will continue or that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry generally or our stations more specifically.

     OUTDOOR ADVERTISING

     Our outdoor advertising division competes with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, we also compete with a wide variety of out-of-home media, including advertising in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, automobiles and buses. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, we rely on outdoor advertising's relative cost efficiency and its flexibility in either reaching a broad segment of the population in a specific market or targeting a particular geographic area or population with a particular set of demographic characteristics within that market.

     The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising media companies with operations in multiple markets as well as smaller and local companies operating a limited number of displays in a small number of local markets. Although some consolidation has occurred over the past few years, according to the Outdoor Advertising Association of America, there are over 1,000 companies in the outdoor advertising industry operating approximately 406,000 billboard displays. In several of our markets, we encounter direct competition from other major outdoor media companies, including Outdoor Systems, Inc. and Reagan Outdoor Advertising, each of which has a larger national network and greater total resources than we do. We believe that our strong emphasis on sales and customer service enables us to compete effectively with the other outdoor advertising companies, as well as with other media, within those markets.

PROPERTIES AND FACILITIES

     Our corporate offices are located in Salt Lake City, Utah. The types of properties required to support each of our radio stations include offices, studios, transmitter sites and antenna sites. The transmitter sites and antenna sites generally are located so as to provide maximum market coverage.

     We own the transmitter and antenna site for KDYL-AM in Salt Lake City but we generally lease transmitter and antenna sites on a long-term basis for all of our other radio stations. We lease studio and office space for all of our Salt Lake City, Utah and Austin, Texas stations. We own our studio and office facilities for all of our Albuquerque, New Mexico stations. We consider each of our facilities to be generally suitable and adequately sized for our current and intended purposes. We do not anticipate any difficulty in renewing our facility leases or in leasing additional space, if required.

     We own substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. Our stations' towers, antennae and other transmission equipment are generally in good condition, although we continuously review opportunities to upgrade our facilities. Our bulletin displays are located primarily on sites that we lease or on which we have acquired a permanent easement.

EMPLOYEES

     On June 30, 2000, we employed 164 full-time and 44 part-time employees, none of whom are represented by unions. We believe that our relations with our employees are good.

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     We employ several on-air personalities with large audiences in their respective markets. We enter into employment agreements with these personalities to protect our interests in those relationships that we believe to be valuable. We do not believe that a loss of any one of these personalities would have a material adverse effect on our financial condition or results of operations.

ENVIRONMENTAL

     As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

LEGAL PROCEEDINGS

     We currently, and from time to time, are involved in litigation incidental to the conduct of our business, but we are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on us.

     In August 1999, our President and Chief Executive Officer, David E. Simmons, entered into a formal plea and cooperation agreement with the United States Department of Justice relating to a federal investigation into Salt Lake City's efforts to host the Winter Olympic Games of 2002. Mr. Simmons pleaded guilty to a federal misdemeanor involving a disallowed expense deduction on a 1992 tax return filed by Keystone Communications Corporation. Mr. Simmons has not yet been sentenced. At the outset of the investigations, Mr. Simmons voluntarily contacted investigators concerning the facts that led to his plea. Mr. Simmons has and will continue to fully cooperate in the federal investigation.

     The FCC, in connection with applications of subsidiaries of Simmons Media Group for construction permits for two new FM stations in areas surrounding the Salt Lake City metropolitan market, reviewed the facts and circumstances surrounding Mr. Simmons' plea agreement and affirmed that the subsidiaries were qualified to be FCC licensees. The Chief of the Audio Services Division of the FCC's Mass Media Bureau, by letter to counsel dated May 10, 2000, concluded that this non-broadcast misconduct "is not sufficient to raise a substantial and material question about the known qualifications of a broadcast licensee with a good record." Following this determination, the FCC placed the two applications for construction permits on public notice as ready to be granted. On June 2, 2000, the FCC granted both applications.

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

            REGULATION OF RADIO BROADCASTING AND OUTDOOR ADVERTISING

REGULATION OF RADIO BROADCASTING

       The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934. Among other things, the FCC:

       o      assigns frequency bands for broadcasting;

       o determines the particular frequencies, locations and operating power of stations;

       o      issues, renews, revokes and modifies station licenses;

       o determines whether to approve changes in ownership or control of station licenses;

       o      regulates equipment used by stations; and

       o adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations.

       The FCC has the power to impose penalties for violation of its rules or the Communications Act.

       The Telecommunications Act of 1996, which amended the Communications Act in numerous respects, significantly changed the ground rules for competition and regulation in virtually all sectors of the communications industry, including broadcasting, local and long-distance telephone services, cable television services and telecommunications equipment manufacturing. The 1996 Act imposed requirements on the FCC to launch new inquiries and rulemaking proceedings, predominately involving telecommunications issues, but also including matters directly affecting the broadcast industry. The 1996 Act mandated that those rulemaking proceedings be completed within specific time frames, in some cases as short as six months. The 1996 Act also mandated that the FCC undertake biennial reviews of many of its rules, including its broadcast multiple ownership requirements. In June 1999, the FCC released its first biennial review of broadcast ownership rules in which it, with respect to radio ownership matters, decided to retain its local radio ownership rule and the prohibition on common ownership of a daily newspaper and a broadcast station in the same market, but also announced plans to commence a rulemaking proceeding regarding the methodology employed in determining compliance with the radio local ownership rule and the criteria used in analyzing newspaper-broadcast ownership waivers.

       The following is a summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

       FCC LICENSES. Radio stations operate pursuant to broadcasting licenses that ordinarily are granted by the FCC for a maximum term of eight years and are subject to renewal upon application to the FCC. Under the Communications Act, interested parties, including members of the public, may file petitions to deny a license renewal application, but competing applications for the license will not be accepted unless the current licensee's renewal application is denied. If a petition to deny presents information from which the FCC concludes (or if the FCC concludes on its own) that there is a "substantial and material" question as to whether the grant of the renewal application would be in the public interest under applicable rules and policy, the FCC will conduct a hearing on specified issues to determine whether renewal should be granted. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether:

       o the station has served the public interest, convenience and necessity;

       o there have been serious violations by the licensee of the Communications Act or the FCC rules; or


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

       o there have been other violations by the licensee of the Communications Act or the FCC rules that, taken together, constitute a pattern of abuse.

       The FCC may deny a license renewal application only if it finds that a licensee has failed to meet this three-pronged test and that there are no mitigating circumstances to warrant the grant of the license renewal for a shorter period than the full license term or to warrant the grant of a renewal with certain conditions attached to the grant. During the period when a renewal application is pending (generally four months prior to expiration of the license), the transferability of the applicant's license may be restricted. The FCC generally has renewed broadcast licenses.

       Historically, we have not experienced any material difficulty in renewing any licenses for stations under our control. The FCC licenses for our stations are held by certain of our subsidiaries. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our licenses could have a material adverse effect on our business.

       The FCC classifies each AM and FM station according to certain technical parameters. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as one of the following: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the immediately contiguous suburban and rural areas. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

       The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C.

OWNERSHIP MATTERS

       TRANSFERS OF CONTROL. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. A transfer of control of a corporation controlling a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control means control of more than 50% of such corporation's outstanding voting power and "negative" control means control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. Depending on whether the application involves a "substantial change" in ownership or control--for example, the transfer of more than 50% of the voting stock--the application may be required to go on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant, and the Commission itself may reconsider its action for a period of 30 days after public notice. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. If the FCC's staff (rather than the Commissioners themselves) acts upon the application, the FCC may reconsider or set aside the grant on its


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

own motion for a period of 40 days after public notice. When reviewing an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application. (FCC rules for computation of time may cause variation in the actual time for action and response.) In determining whether to grant approval of a transfer or assignment, the FCC considers a number of factors, including compliance with the various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests in the licensee, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies.

       The FCC's multiple ownership rules may limit the permissible acquisitions and investments that we may make and may limit the extent to which persons with other media interests may hold attributable ownership interests in us. As detailed below, in August 1999, the FCC substantially revised its multiple ownership and attribution rules. These rules became effective on November 16, 1999, but may be modified or reconsidered in subsequent proceedings. In three reports and orders, the FCC revised its rules regarding restrictions on radio-television cross-ownership, attribution of broadcast ownership interests and local television ownership. The three orders, which resolved several rulemaking proceedings launched in the early 1990s, take into consideration mandates in the Telecommunications Act of 1996 that relaxed the radio ownership rules.

       The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation, which we refer to as the SINGLE MAJORITY SHAREHOLDER EXCEPTION. The FCC treats all partnership interests as attributable, except for those limited partnership interests that are "insulated" by the terms of the limited partnership agreement from "material involvement" in the media related activities of the partnership. The FCC generally uses the attribution and insulation standards that it applies to limited partnership interests to evaluate interests in limited liability companies and other new business forms. To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed to be proportionally reduced at each non-controlling link in a multi-corporation ownership chain.

       In its recently revised rules, the FCC decided to treat combinations of equity and debt interests as attributable if the combined interest exceeds 33% of a station licensee's total assets and, if the party holding the equity/debt interest supplies more than 15% of the station's total weekly programming or has an attributable interest in another media entity, whether TV, radio, cable or newspaper, in the same market. Equity interests not otherwise attributable under the FCC's rule, such as non-voting stock or interests shielded by the single majority shareholder exception, are considered in this analysis. Under these new rules, all non-conforming interests acquired before November 5, 1996 are permanently grandfathered and thus do not constitute attributable ownership interests. Any nonconforming interests acquired after that date had to be brought into compliance by August 5, 2000.

       ALIEN OWNERSHIP RULE. The Communications Act prohibits the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country, which we refer to collectively as ALIENS. The Communications Act also authorizes the FCC to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens, unless the FCC finds that the public interest would be served by granting a license under such circumstances. The FCC generally has declined to permit the control of broadcast licensees by corporations with foreign ownership or


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

voting rights in excess of the 25% benchmark. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships, and has established policies for the calculation of indirect alien ownership and voting rights. As a result of these provisions, no more than 25% of our capital stock may be owned or voted by Aliens.

       LOCAL RADIO OWNERSHIP RULES. In response to the Telecommunications Act of 1996, the FCC amended its local radio ownership rules to eliminate the national limits on ownership of AM and FM stations. Thus, the FCC does not regulate the number of radio stations that may be owned or controlled by one entity nationally. In addition, the Telecommunications Act of 1996 established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. For purposes of the local radio ownership ceiling, "market" is defined based upon the composite principal service contours of the radio broadcast stations in which a single entity will hold attributable interests. In radio markets with 45 or more commercial radio stations, a licensee may own up to eight stations, no more than five of which can be in a single radio service. In radio markets with 30 to 44 commercial radio stations, a licensee may own up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a licensee may own up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a licensee may own up to five radio stations, no more than three of which can be in the same service, provided that the licensee may not own more than one half of the radio stations in the market. Notwithstanding the FCC's local radio ownership rules, the FCC has the authority to permit any person or entity to own, operate or control, or have an attributable ownership interest in a number of radio broadcast stations in excess of the rule's limits if the FCC determines that such ownership, operation, control or interest will result in an increase in the number of radio broadcast stations that are in operation. The 1996 Act, which granted the FCC such authority, does not explain the intent or rationale for this provision.

       In determining whether we are in compliance with the local ownership limits on AM and FM stations, the FCC will consider our AM and FM holdings as well as any attributable broadcast and daily newspaper interests of our officers, directors and attributable shareholders. Accordingly, any attributable broadcast and newspaper interests of our officers and directors may limit the number of radio stations we may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests. In addition, our officers and directors may from time to time hold various nonattributable interests in other media properties.

       LOCAL MARKETING AGREEMENTS. Over the past few years, a number of radio stations have entered into what have commonly been referred to as local marketing agreements or LMAs. These agreements may vary in form. Under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of various sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station and sells advertising time during those program segments. In these arrangements, rules and policies require that the program and operations of a broadcast station remain subject to ultimate editorial and other controls exercised by the FCC-authorized licensee. These arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and sell commercial advertising announcements during the time periods in question.

       The FCC's multiple ownership rules provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, we would not be permitted to enter into an LMA with another local radio station in a market in which we could not own the station under the revised local ownership rules, unless our programming


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

constituted 15% or less of the other local station's weekly programming time. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service through a time brokerage or LMA arrangement where the brokered and brokering stations serve substantially the same area. This 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

       JOINT SALES AGREEMENTS. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as joint sales agreements or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting and "back office" services to the station the advertising of which is being sold. The typical JSA is distinct from an LMA in that a JSA normally does not involve programming.

       The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities and therefore does not generally regulate joint sales practices between stations. Currently, the FCC does not treat a licensee that sells time on another licensee's station under a JSA as having an attributable interest in that licensee. A JSA will not be attributed if (i) the agreement deals primarily with the sale of advertising time and does not contain terms that affect programming or other core operations of the stations such that it would be substantially equivalent to an LMA and (ii) each licensee retains control of its station and otherwise complies with communications and antitrust laws. The FCC has retained discretion under its public interest mandate to review cases involving JSAs on a case-by-case basis, if the JSAs should pose competition or other concerns.

       ONE-TO-A-MARKET RULE. The FCC's radio/television cross-ownership rule, or "one-to-a-market rule," until recently prohibited common ownership or control of a radio station, whether AM or FM and a television station in the same market, subject to waivers in some circumstances. The FCC's 1999 changes to the radio/television cross-ownership rule permit cross-ownership of stations in the same market based on the number of independently owned media voices in the local market. In markets with at least 20 independently owned media voices, a single entity may own up to one television station and seven radio stations or, if permissible under the local television ownership rule, two television stations and six radio stations. In a market that includes at least ten other independently owned media voices, a single entity may own a television station and up to four radio stations and, if permitted under the local television ownership rule, two television stations and up to four radio stations. A single entity may own one radio station and one television station in a market or one radio station and two television stations, if permitted under the local television ownership rule, without regard to the number of media voices in the market. Waivers of the new radio/television cross-ownership rule will be granted only under a "failed station" test (I.E., the subject station has been off the air for at least four months or is currently involved in involuntary bankruptcy or insolvency proceedings).

       RADIO/DAILY NEWSPAPER CROSS-OWNERSHIP RULE. The FCC's rules prohibit the common ownership of a radio or television broadcast station and a daily newspaper in the same market. In 1993, Congress authorized the FCC to grant waivers of the radio-newspaper cross-ownership rule to permit cross-ownership of a radio station and a daily newspaper in a top 25 market with at least 30 independent media voices, provided the FCC finds the transaction to be in the public interest. Under current policy, the FCC will grant a permanent waiver of the radio-newspaper cross-ownership rule only in those circumstances where the effects of applying the rule would be "unduly harsh," which means that the newspaper is unable to sell the commonly owned station or the sale would be at an artificially depressed price or the local community could not support a separately-owned newspaper and radio station. The FCC previously has granted only two permanent waivers of this cross-ownership rule. The FCC has pending a Notice of Inquiry requesting comment on possible changes to its policy for waiving the rule including, among other possible changes:

       o whether waivers should only be available in markets of a particular size;

       o whether any weight should be given to a newspaper's or radio station's economic presence or market penetration; and

       o whether there should be limits on the number of radio stations or other media outlets that could be co-owned with a newspaper in the same market.

       Because of these multiple and cross-ownership rules, a purchaser of our common stock which acquires an attributable interest in Simmons Media may violate and may cause us to violate the FCC's ownership rules if that purchaser also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. That purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If a shareholder of Simmons Media which holds an attributable interest in Simmons Media violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our radio station business and may be unable to obtain FCC consent for certain future acquisitions.

       BIENNIAL REVIEW OF BROADCAST OWNERSHIP RULES. In March 1998, as required by the Telecommunications Act of 1996, the FCC initiated a proceeding to review its broadcast ownership rules. The proceeding did not propose to revise or repeal any existing rule, but rather to solicit comment on whether any of the rules should be the subject of a subsequent rulemaking to modify or repeal it. In June 2000, the FCC released a Report and Order in which it concluded the biennial review and decided to retain the local radio ownership and the newspaper-broadcast cross-ownership prohibition as well as several television and television-cable ownership rules. At the same time, the Commission announced its intention to commence a rulemaking to consider possible changes to the methodology used to define a local radio market and to count the number of stations serving a market. The FCC noted that it intends to convert the definition of a radio market from a signal contour standard to Arbitron's commercial classification. The FCC also announced that it plans to conduct a rulemaking to consider relaxing the criteria it applies in granting waivers of the newspaper-broadcast cross-ownership rule. We cannot predict the outcome of these proposed proceedings. The adoption of more restrictive ownership limits could have a material adverse effect on us.

       LOW POWER FM RADIO. In January 2000, the FCC adopted rules establishing a new noncommercial low power FM radio service that will operate on channels throughout the commercial FM radio band. The FCC's new rules include the requirement that stations operating in this new service not interfere with existing commercial radio stations operating on the same or adjacent channels. We cannot predict the ultimate impact of this new service on our radio stations.

       PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on human exposure to radio frequency radiation.

       Failure to observe the FCC's rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (I.E., less than the full term) license renewal or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

       EQUAL EMPLOYMENT OPPORTUNITY REQUIREMENTS. The FCC recently adopted new equal employment opportunity rules for radio and television stations. The new rules prohibit discrimination on the basis of race, religion, color, national origin or gender and require broadcasters to maintain a recruitment outreach program and prepare reports concerning such programs on an annual basis. The FCC will review the reports and a station's compliance midway through the license term and in connection with the station's license renewal.

Broadcasters are also required to complete annual reports regarding their employment profile that will be used by the FCC to monitor industry trends. The FCC's new rules have become effective but are the subject of pending petitions for reconsideration and court challenge. We cannot predict the ultimate impact of these new rules on our business or our stations.

       PROPOSED AND RECENT CHANGES. Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of our radio stations; result in the loss of audience share and advertising revenues for our radio stations; and/or affect our ability to acquire additional radio stations or to finance those acquisitions. Such matters may include, for example,

       o      changes to the license renewal process;

       o proposals to impose spectrum use or other governmentally-imposed fees upon licensees;

       o modifications of the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting;

       o proposals to repeal or modify some or all of the FCC's multiple ownership and cross-ownership rules and/or policies, such as increasing the benchmarks or thresholds for attributing ownership interests in broadcast media;

       o proposals to change rules or policies relating to political broadcasting or technical and frequency allocation matters, including those relative to the implementation of digital audio broadcasting, satellite digital audio radio service, and AM stereo broadcasting;

       o proposals to permit expanded use of FM translator stations and low power FM stations;

       o proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio;

       o      changes in the FCC's alien ownership rules and policies; `

       o proposals facilitating expanded delivery of audio and video programming to homes through new or existing wire connections; and

       o proposals to limit the tax deductibility of advertising expenses by advertisers.

       We cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

REGULATION OF OUTDOOR ADVERTISING

       Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act of 1965, regulates outdoor advertising on federally aided primary and interstate highways. The Highway Beautification Act requires, as a condition to federal highway assistance, states to restrict outdoor advertising displays on such highways to commercial and industrial areas and requires certain additional size, spacing and other limitations. All states have passed state outdoor advertising display control statutes and regulations at least as restrictive as the federal requirements, including removal at the owner's expense and without compensation of any illegal signs on such highways. We do not believe that any of our outdoor advertising displays are subject to removal as illegal. Municipal and county governments generally also have sign controls as part of their zoning laws. Some local governments prohibit construction of new outdoor advertising displays and some allow new construction only to replace existing displays, although most allow construction of outdoor advertising displays subject to restrictions on zoning, size, spacing and height.

       Federal law does not require removal of existing lawful outdoor advertising displays but does require payment of compensation if a state or political subdivision compels the removal of a lawful outdoor advertising display along a federally aided primary or interstate highway. State governments have purchased and removed legal outdoor advertising displays for beautification in the past, using federal funding for transportation enhancement programs, and may do so in the future. Governmental authorities from time to time use the power of eminent domain to remove outdoor advertising displays. Local governments do not generally purchase outdoor advertising displays for beautification, but some have attempted to force removal of legal but nonconforming outdoor advertising displays (outdoor advertising which conformed with applicable zoning regulations when built but which do not conform to current zoning regulations) after a period of years under a concept called "amortization," by which the governmental body asserts that just compensation is earned by continued operation over time. Although there is some question as to the legality of amortization under federal and many state laws, amortization has been upheld in some instances.

       The outdoor advertising industry is heavily regulated, and we can expect to be subject to varying degrees of regulatory pressure affecting the operation of our outdoor advertising displays. Accordingly, although our experience to date is that the regulatory environment can be managed, no assurance can be given that existing or future laws or regulations will not materially and adversely affect our business.

                                                    MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

NAME                                             AGE               POSITION WITH SIMMONS MEDIA GROUP
-------                                          ----- ----------------------------------------------------------
Roy W. Simmons................................    84   Chairman of the Board of Directors
David E. Simmons..............................    42   President and Chief Executive Officer and Director
G. Craig Hanson...............................    51   President, Radio Division
Bruce W. Thomas...............................    43   Executive Vice President and Chief Financial Officer
Alan D. Hague.................................    48   Vice President of Operations and Programming
Bret J. Leifson...............................    41   Controller and Secretary
Elizabeth E. Simmons..........................    84   Director
Julia S. Watkins..............................    59   Director
Matthew R. Simmons............................    57   Director
Laurence E. Simmons...........................    53   Director
Elizabeth S. Hoke.............................    51   Director
Harris H. Simmons.............................    46   Director

       ROY W. SIMMONS has been a Director since 1977 and is a member of our Executive Committee.

       DAVID E. SIMMONS has served as our President and CEO since 1989 and as a Director since 1977. He has also served on the Executive Committee of our Board of Directors since 1985, and is the Chairman or President of all of our subsidiaries. From 1987 to 1996, Mr. Simmons also served as Chairman and CEO of Keystone Communications Corporation, which was acquired by a subsidiary of France Telecom in November 1996. Mr. Simmons is a graduate of the University of Utah and received an MBA from the Harvard Business School. Mr. Simmons serves on the Utah State Board of Economic Development, the Board of Governors of the Salt Lake Area Chamber of Commerce, the Board of Trustees of Westminster College, and the boards of directors of National Bank of Layton, Oklahoma State University Institute of Technology and Murdock Travel. Mr. Simmons is the brother of the following members of our board of directors: Matthew R. Simmons, Laurence E. Simmons, Elizabeth S. Hoke and Harris H. Simmons.

       G. CRAIG HANSON has served as Vice President since 1990. From 1978 to 1990, he served as General Manager of Simmons Media's KSFI-FM and KDYL-AM stations. Mr. Hanson attended the University of Utah and completed the Executive Management Program at the University of Notre Dame. He holds a bachelors degree from Northwestern International University. Mr. Hanson has served as President of the Utah Broadcasters Association and the Salt Lake Radio Broadcasters Association and as a director of the Rocky Mountain Broadcasters Association.

       BRUCE W. THOMAS has served as our Executive Vice President and Chief Financial Officer since March 1996. He also served as Chief Financial Officer of Keystone Communications Corporation until its November 1996 sale to a subsidiary of France Telecom. Mr. Thomas is a graduate of the University of Utah and received a Masters of International Management from the American Graduate School of International Management --Thunderbird. Prior to joining Simmons Media Group, Mr. Thomas spent 14 years with Bank of America, including six years as part of Bank of America's Entertainment & Media Group based in Los Angeles and several years in Bank of America's European operations.

       ALAN D. HAGUE has served as our Vice President of Operations and Programming since 1995. Mr. Hague attended the University of Utah on a communications scholarship. Prior to joining Simmons Media in 1992, he was general manager of KRSP AM and FM for eight years, and worked concurrently as Executive Vice President of Carlson Communications. Mr. Hague has worked in various on-air and programming positions since 1967. He has served as the President of the Salt Lake Market Broadcaster's Association twice, and is a past President of the Utah Broadcaster's Association. Mr. Hague is also a two-time past chairman of the Greater Utah March of Dimes.

       BRET J. LEIFSON has served as our Controller since 1997 and as our Assistant Secretary since 1998. He has recently been appointed as our Secretary. He also served as an Executive Vice President of Keystone Communications Corporation from 1983 until 1997. Mr. Leifson is a graduate of Brigham Young University. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants.

       ELIZABETH E. SIMMONS has been a Director since 1977.

       JULIA S. WATKINS has been a Director since 1977.

       MATTHEW R. SIMMONS has been a Director since 1977 and a member of the Compensation Committee of the Board of Directors since 1998. Since 1974, Mr. Simmons has been President of Simmons & Co., International, a Houston-based investment banking firm specializing in the oil services industry. He is also a director of Kerr McGee Corp. Mr. Simmons is a graduate of the Harvard Business School and former president of the Harvard Business School's alumni association. He is also the current President of the National Ocean Industry Association. Mr. Simmons is the brother of the following members of our board of directors:
Elizabeth S. Hoke, Laurence E. Simmons and Harris H. Simmons, and a brother of our President and Chief Executive Officer, David E. Simmons.

       LAURENCE E. SIMMONS has been a Director since 1977 and a member of the Compensation Committee of the Board of Directors since 1998. Since 1989, he has been President of SCF Partners, a Houston-based buyout firm focused on the oil services industry. He is also a director of Varco International and Zions Bancorporation. He is a graduate of the Harvard Business School and co-founded Simmons & Co., International. Previous work experience includes Citicorp Leasing and the First National Bank of Chicago. Mr. Simmons is the brother of the following members of our board of directors: Elizabeth S. Hoke, Matthew R. Simmons and Harris H. Simmons, and a brother of our President and Chief Executive Officer, David E. Simmons.

       ELIZABETH S. HOKE has been a Director since 1977 and a member of the Compensation Committee of the Board of Directors since 1998.

       HARRIS H. SIMMONS has been a Director since 1977 and a member of the Executive Committee of the Board of Directors since 1998. Since 1990, he has been President and Chief Executive Officer of Zions Bancorporation. He is also a director of Zions Bancorporation and the Chairman of both ZFNB Asset Fund, Inc. and NSB Asset Fund, Inc., two registered investment companies. Mr. Simmons is a graduate of the Harvard Business School and is active in community affairs in the Salt Lake City area, including serving as Chairman of the Economic Development Corporation of Utah and Chairman of the Utah Symphony. Mr. Simmons is the brother of the following members of our board of directors: Matthew R. Simmons, Elizabeth S. Hoke and Laurence E. Simmons, and a brother of our President and Chief Executive Officer, David E. Simmons.

       Each director currently holds office until the next annual meeting of shareholders and until that director's successor has been elected and qualified. Upon the closing of this offering, our board of directors will be divided into three classes. Each year the directors' positions in one of the three classes are subject to election so that it would take three years to replace the entire board, absent resignation or premature expiration of a director's term.

BOARD OF DIRECTORS

       We anticipate that three additional directors who are not affiliates of our present or former employees will be elected to the board within 90 days after the effective date of this offering. Roy W. Simmons and Elizabeth E. Simmons are the parents of our other directors, and Julia S. Watkins is the sister of David E.

Simmons, Matthew R. Simmons, Laurence E. Simmons, Elizabeth S. Hoke and Harris
H. Simmons. Each member of the board of directors holds office until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.

EXECUTIVE COMPENSATION

       The following table sets forth information for the fiscal years ended December 31, 1999, 1998 and 1997 concerning the cash and non-cash compensation paid to or earned by our Chief Executive Officer and our other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION                ALL OTHER
                                                      ------------------------------------------
NAME AND PRINCIPAL POSITION                             YEAR         SALARY          BONUS       COMPENSATION(1)
----------------------------                          ----------  -------------- --------------- ----------------
David E. Simmons...................................     1999      $     200,000  $      231,068
   President and Chief Executive Officer                1998            175,000         300,000
                                                        1997            173,000           7,640

G. Craig Hanson....................................     1999            100,000         179,800
   President, Radio Division                            1998            100,000         127,632
                                                        1997            100,000         130,497

Bruce W. Thomas....................................     1999            113,895          70,000
   Executive Vice President and Chief Financial         1998            127,617          66,250
   Officer                                              1997            127,617          35,900


Alan D. Hague......................................     1999             87,250          48,344
   Vice President of Operations and Programming         1998             84,000          37,134
                                                        1997             78,000          17,829

Bret J. Leifson....................................     1999             96,000           6,196
   Controller and Secretary                             1998             85,000          25,949
                                                        1997          14,494(2)               0

--------------
  (1) Reflects our matching contributions to the Simmons Media Group 401(k) plan made on behalf of our executive officers during the years 1997 through 1999, and insurance premiums paid by us during the same period for term life insurance secured for the benefit of our executive officers, as follows: David E. Simmons $______ and $_______, respectively; G. Craig Hanson $____ and $_____, respectively; Bruce W. Thomas $____ and $____, respectively; Alan D. Hague $____ and $____, respectively; Bret J. Leifson $____ and $_____, respectively.
  (2) Reflects a pro rata portion of Mr. Leifson's base salary earned for fiscal year 1997 as of Mr. Leifson's hire date of October 15, 1997.

       The following table sets forth certain information with respect to stock options to purchase shares of our common stock awarded concurrently with the offering to the executive officers listed in the Summary Compensation Table.

                         OPTIONS GRANTED IN FISCAL 2000
                               INDIVIDUAL GRANTS*



                                         PERCENT OF
                          NUMBER OF        TOTAL                                    APPRECIATION FOR OPTION TERM
                         SECURITIES       OPTIONS                                    POTENTIAL REALIZABLE VALUE AT
                         UNDERLYING      GRANTED TO                                ASSUMED ANNUAL RATES OF STOCK PRICE
                          OPTIONS      EMPLOYEES IN     EXERCISE                    APPRECIATION FOR OPRION TERM
                          OPTIONS         FISCAL         PRICE       EXPIRATION    -------------------------------
  NAME                    GRANTED        YEAR (A)        ($/SH)         DATE          5%        10%         0%
---------              --------------  --------------  ------------ -------------  ---------  ---------  ---------
David E. Simmons.....
G. Craig Hanson......
Bruce W. Thomas......
Alan D. Hague........
Bret J. Leifson......

--------------
* Options will be granted to the executive officers concurrently with the offering in substitution of any prior equity-based benefits promised to the executives.

    ANNUAL BONUS INCENTIVE PLAN

       We have adopted the Simmons Media Group, Inc. Annual Bonus Incentive Plan, which is effective as of the closing of this offering. The annual bonus incentive plan provides for the payment of bonuses to certain senior executive officers of Simmons Media Group and its subsidiaries upon satisfaction of certain performance targets. The bonus compensation payable under the plan is intended to qualify as performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Code of 1986.

       ADMINISTRATION. The annual bonus incentive plan will be administered by a board-appointed committee consisting solely of two or more outside directors. The committee has the discretion to determine which eligible individuals will receive awards, the time or times when such awards will be made, the performance criteria on which the awards are based, the amount of any awards payable under the plan, and whether the award will be paid in cash, stock, or other property. The maximum cash bonus that may be awarded to any participant under the plan shall not exceed [three] times the employee's base salary.

       PERFORMANCE TARGETS. Awards earned and payable under the Plan are based on one or more of the following performance targets established in writing by the committee no more than 90 days after the beginning of the performance period:

       (i) EBITDA (earnings before interest, taxes, depreciation and amortization); (ii) broadcast cash flow; (iii) after tax cash flow (i.e., net income, including depreciation and amortization, less non-cash net revenue, gains on asset sales, certain capital expenditures, and certain other adjustments determined by the committee);

(iv) peer group comparison; (v) return on equity; (vi) return on capital; (vii) advertising sales revenue (ads booked and/or ads run); (viii) value of the common stock; (ix) net income; (x) return on assets; (xi) total shareholders return; and (xii) industry-specific market ratings (e.g., Arbitron Ratings).

       Each year the committee will establish one or more performance targets that will be used under the annual bonus incentive plan to determine the amount of an award payable to an eligible employee. A schedule of targets will be established to calculate the amount of the awards payable to the eligible employee. This schedule will determine the maximum bonus that is payable to the eligible employee with respect to a performance period which may not exceed [three] times the employee's base salary for the performance period. The committee may reserve the right to reduce any bonus determined under the target schedule for the year.

       AMENDMENT OR TERMINATION OF PLAN/AWARD. The board of directors may amend, suspend, or terminate the annual bonus incentive plan at any time without the consent of the shareholders, provided that no such amendment, alteration, suspension, discontinuation or termination of the annual bonus incentive plan may impair the rights of the participants without such participants' consent. The committee may waive any conditions or rights under, or amend, suspend, or terminate any award or award agreement; provided, that, no such amendment, suspension, or termination of any award may impair the rights of the participants without such participants' consent.

    LONG-TERM INCENTIVE PLAN

       We have adopted the Simmons Media Group, Inc. Long-Term Incentive Plan, which is effective as of [September 1, 2000]. The long-term incentive plan provides for the issuance of stock appreciation rights, incentive stock options, non-qualified stock options, restricted stock awards and other stock-based awards to certain employees, consultants, directors and independent contractors of Simmons Media Group and its subsidiaries. Under the long-term incentive plan, shares of our common stock have been reserved for
issuance. The number of shares available under the long-term incentive plan may be adjusted in the event of a recapitalization, reorganization, merger, consolidation, stock dividend, stock split, or other similar corporate transaction or event affecting our common stock. Shares subject to an option or other award that is terminated or canceled without the issuance of common stock are available for future grants under the long-term incentive plan. We intend to register the shares reserved under the long-term incentive plan with the Securities and Exchange Commission.

       ADMINISTRATION. The long-term incentive plan is administered by a board-appointed committee. The committee has the discretion to determine which eligible individuals will receive awards, the time or times when such awards will be made, the type of awards made, the number of shares to be covered by the awards, the exercise date and price of the awards, and the terms and conditions of the awards.

       STOCK OPTIONS--INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS. Under the long-term incentive plan, the committee has the discretion to grant incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code as well as nonqualified stock options. The exercise price of any incentive stock option may not be less than the fair market value of the common stock on the date the option is granted, provided the exercise price of any incentive stock option awarded to any person who owns stock possessing more than 10% of the total combined voting power of all of our classes of stock shall be not less than 110% of the fair market value of a share of common stock on the date the option is granted. Only employees are eligible to receive incentive stock options, and the fair market value of the common stock, for which the incentive stock option becomes exercisable in any one calendar year may not exceed $100,000 (determined at the time an incentive stock option is granted). Payment of the option price may be made in cash, by delivery of shares of common stock equivalent in value to the option price or by another method approved by the committee.

       RESTRICTED STOCK AWARDS. Under the long-term incentive plan, the committee has the discretion to grant awards of restricted stock, which awards are subject to certain restrictions and risks of forfeiture as determined by the committee in its sole discretion. Except as specifically set forth in the restricted stock agreement, the participant will have all rights and privileges of a shareholder as to his or her restricted stock, including the rights to vote and to receive dividends. A participant is not required to make any payment for shares of common stock issued under an award of restricted stock, except to the extent required by law or the committee.

       OTHER AWARDS. The committee also is authorized under the long-term incentive plan to grant to participants restricted stock, performance awards, dividend equivalents, stock appreciation rights and other stock-based awards on terms and conditions determined by the committee.

       PERFORMANCE AWARD means an award of the right to receive shares, cash or other property upon the achievement of performance criteria determined by the committee.

       DIVIDEND EQUIVALENT means the award of the right to the payment of amounts equal to the value of dividends that may be paid with respect to shares in the future. The committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares or awards, or otherwise reinvested.

       STOCK APPRECIATION RIGHT means a right to receive an amount measured by the appreciation in the fair market value of shares from the date of grant of the stock appreciation right to the date of exercise of the right. A stock appreciation right may be exercised at such times and in such manner as is determined by the committee and, as determined by the committee, may be settled in cash, shares or other property.

       The committee may grant other stock-based awards purely as bonuses that are not subject to any restrictions or conditions. Such awards will be denominated or payable in, valued by reference to, or otherwise based on or related to, shares of common stock.

       RESTRICTIONS ON PERFORMANCE-BASED AWARDS. Performance awards, restricted stock, and certain other stock-based awards subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, and will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m) and the regulations thereunder. As selected by the committee, the performance goal will be the attainment of one or more preestablished amounts of EBITDA, advertising sales revenue (ads booked and/or ads run), net income, after-tax cash flow, broadcast cash flow, return on assets, return on equity, return on capital, total shareholder return, peer group comparison or market ratings of Simmons Media Group (e.g., Arbitron ratings). No participant may be granted any combination of performance awards, restricted stock or other stock-based awards subject to performance criteria in any single year, the value of which is based on more than ____________________ shares. The payout of any such award to a participant may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the direction of the committee.

       CHANGE IN CONTROL. Except to the extent the committee provides otherwise, in the event of a change in control, all outstanding awards shall become fully vested and exercisable immediately prior to the change in control. A change in control will occur in the event of (i) a dissolution of Simmons Media Group,
(ii) the sale of substantially all of the assets of Simmons Media Group, (iii) the acquisition, directly or indirectly, by any person or related group of persons of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Simmons Media Group's outstanding securities, (iv) a change in the composition of the board of directors of Simmons Media Group over a period of twenty-four (24) consecutive months or less such that a majority of the board of directors members ceases, by reason of one or more contested elections of board of directors membership, to be comprised of individuals who either (A) have been board of directors members continuously since the beginning of such period or (B) have been elected or nominated for election as board of directors members during such period by at least a majority of the board members described in clause (A) who were still in office at the time the board of directors approved such election or nomination, or (v) the merger or consolidation of Simmons Media Group with or into another entity unless the shareholders of Simmons Media Group immediately prior to such merger or consolidation own, directly or indirectly, more than fifty percent (50%) of the total combined voting power of the surviving entity's outstanding securities immediately after such merger or consolidation.

       ASSIGNMENT OF INTEREST/NON-TRANSFERABILITY. Awards under the long-term incentive plan generally are not assignable or transferable except to members of the employees' family for estate planning purposes and by the laws of descent and distribution; provided, that a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and to receive any distribution with respect to an award upon the participant's death.

       AMENDMENT OR TERMINATION OF PLAN/AWARD. The board of directors may amend, suspend, or terminate the long-term incentive plan at any time without the consent of the shareholders, provided that no such amendment, alteration, suspension, discontinuation or termination of the long-term incentive plan may impair the rights of the participants without such participants' consent. The committee may waive any conditions or rights under, or amend, suspend, or terminate any award or award agreement; provided, that, no such amendment, suspension, or termination of any award may impair the rights of the participants without such participants' consent.

    EMPLOYEE STOCK PURCHASE PLAN

       We have adopted the Simmons Media Group, Inc. Employee Stock Purchase Plan, which will be effective as of the consummation of this offering. The stock purchase plan will be administered by a committee appointed by the board of directors. The board of directors has reserved and authorized for issuance under
the stock purchase plan             shares of common stock. The number of shares
available under the stock purchase plan may be adjusted in the event of a recapitalization, reorganization, merger, consolidation, stock dividend, stock split, or other similar corporate transaction or event affecting the common stock. We intend to register the shares reserved under the stock purchase plan along the underlying plan interests with the Commission.

       All individuals who are employed by us as of a grant date and who customarily work at least 20 hours per week will be eligible to participate in the stock purchase plan, except an employee who, immediately after the grant date, would own 5% or more of the total combined voting power or value of all classes of our stock. Each eligible employee will be given an opportunity each year to purchase on one or more exercise dates an aggregate number of shares of common stock equal to a dollar amount not to exceed $25,000. The price of the shares offered to employees under the stock purchase plan will be the lesser of 85% of the fair market value of the common stock on the grant date; or 85% of the fair market value of the common stock on the exercise date. An eligible employee will purchase shares through payroll deductions, and an employee's participation in the stock purchase plan is contingent on the employee providing Simmons Media Group with written authorization to withhold from his or her pay an amount to be applied toward the purchase of shares of common stock. Employees who terminate employment prior to the end of the offering period will receive a cash refund of the deducted money without interest. An eligible employee automatically will be deemed to have exercised his or her right to purchase shares under the stock purchase plan as of the exercise date.

       Generally, the employee does not recognize taxable income, and we are not entitled to an income tax deduction, with respect to the purchase of shares under the stock purchase plan. If the employee sells the shares acquired under the plan at least one year after the exercise date and at least two years after the grant date, then the employee will recognize ordinary income equal to the difference between the fair market value of the common stock as of the date of grant and the exercise price paid for the shares. Any additional appreciation realized on the sale of the common stock will be treated as a capital gain. We will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired under the plan at any time within: (i) one year after the exercise date; or (ii) two years after the grant date, then the employee will recognize ordinary income in an amount equal to the excess, if any, of: (x) the lesser of the sale price or the fair market value on the exercise date, over (y) the price paid for the shares. We are entitled to a deduction equal to the ordinary income recognized by the employee.

       The stock purchase plan generally may be amended or terminated by the board of directors at any time without the consent of the shareholders, provided that no such amendment or termination of the stock purchase plan may materially adversely affect any previously issued option without the affected employee's written consent. The board of directors may waive any conditions or rights under, or amend, suspend, or terminate any award or award agreement; provided, that, no such amendment, suspension, or termination of any award may impair the rights of the participants without such participants' consent.

COMPENSATION OF DIRECTORS

       Directors are not paid any cash fees or additional compensation for services as members of the board of directors or any committee of the board. All directors will be reimbursed any expenses incurred, where appropriate. Independent director nominees will be eligible to participate in our Long-Term Incentive Plan.

BOARD COMMITTEES

       We have established a compensation committee and an executive committee. We intend to establish an audit committee of our board of directors within 90 days following the offering. In addition, we will adopt an audit committee charter. The compensation committee reviews and recommends to our board of directors the compensation and benefits of our executive officers and other employees. The current members of our compensation committee are Matthew R. Simmons, Laurence E. Simmons and Elizabeth S. Hoke. We intend to replace the current members of the compensation committee with at least two outside directors. The principal functions of the executive committee include exercising the powers of the board of directors during intervals between board meetings and acting as an advisory body of the board of directors by reviewing various matters prior to their submission to our board. The current members of our executive committee are Roy W. Simmons, David E. Simmons and Harris H. Simmons. Our audit committee will be composed of at least three directors who are not our employees. The responsibilities of our audit committee will include:

       o recommending to the board of directors independent public accountants to conduct the annual audit of our financial statements;

       o reviewing the proposed scope of the audit and approving the audit fees to be paid;

       o reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff; and

       o reviewing and approving transactions, other than compensation matters, between us and our directors, officers and affiliates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

       No executive officer of Simmons Media Group serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

EMPLOYMENT AGREEMENTS

       On         , 2000, we entered into employment agreements with David E.
Simmons, G. Craig Hanson, Bruce W. Thomas, Alan D. Hague and Bret J. Leifson.
The agreements provide for initial annual base salaries of (i) $      , (ii)
$      , (iii) $      , (iv) $        and (v) $       , respectively. Each of
these officers is eligible to receive an annual bonus upon the attainment of performance targets in an amount equal to (i) 150% of base salary, (ii) 150% of
base salary, (iii)     % of base salary, (iv)   % of base salary and (v)    % of
base salary, respectively. In the event we involuntarily terminate the employment of these officers without cause, the officer is entitled to receive severance pay equal to a number of months of their base compensation; each is
entitled to (i)     months, (ii)     months, (iii)     months, (iv)    months
and (v)     months, respectively.

       The employment agreements permit each of these officers to participate in all of our benefit plans, including health, dental, disability and other benefit plans maintained by us. They are also eligible to participate in our compensation programs, including our Long-Term Incentive Plan and our Annual Bonus Incentive Plan. The employment agreements provide that in the event of a change in control, all of the stock-based awards issued under our compensation plans will become fully vested and exercisable immediately prior to the change in control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Prior to the closing of this offering, Simmons Media Group and members of the Simmons family intend to enter into a shareholders' agreement which, among other things, would govern voting of shares of our common stock held by members of the Simmons family or their permitted transferees and would provide these principal shareholders with registration rights under certain circumstances.

       It is anticipated that Simmons Media Group and Crestwood Communications will enter into certain contractual agreements on an arm's-length basis under which Simmons Media Group will provide administrative support functions to Crestwood Communications after the closing of this offering.

       During 1999, Simmons Media Group sold a portion of an interest held in a real estate partnership to David E. Simmons, our President and Chief Executive Officer, and Harris H. Simmons, a member of our board of directors for $308,000. Simmons Media Group will spin-off its remaining interest in the real estate partnership to Crestwood.

       At December 31, 1999, we held 30,890 shares of common stock of Murdock Travel, Inc. Our President and Chief Executive Officer is a member of Murdock Travel's board of directors. In addition, we also held a $500,000 note receivable from Murdock Travel bearing interest at 9%. The note has been paid in full. The shares of common stock of Murdock Travel will be spun-off to Crestwood in the corporate reorganization.

       We have notes payable to David E. Simmons, our President and Chief Executive Officer, in the amount of $575,582, G. Craig Hanson, our President, Radio Division, in the amount of $203,000 and Kurt Horan, our Treasurer and General Manager of our outdoor advertising division, in the amount of $99,174. The interest rate payable on the notes is 8%. The notes relate to the advancement of funds to Simmons Media Group.

       In December 1995, Simmons Media Group sold certain securities that it held for investment to Simmons One, L.L.C. The shareholders of Simmons One are David E. Simmons, our President and Chief Executive Officer, and five of our directors, Matthew R. Simmons, Laurence E. Simmons, Elizabeth S. Hoke, Julia S. Watkins and Harris H. Simmons. As consideration, Simmons Media Group received a note receivable for $3,955,123 bearing interest at 7%; due on the earlier of December 31, 2000 or the sale, transfer, or exchange of the equity securities securing payment of the note receivable. Simmons One was subsequently dissolved and the note obligation was assumed by the above-named individuals. The note receivable will be spun-off to Crestwood in the corporate reorganization.

       We are the sole general partner of and own a 3.7% general partnership interest in Simmons Lone Star Media, Ltd. and David E. Simmons, our President and Chief Executive Officer, holds a 17.5% limited partnership interest and five of our directors, Matthew R. Simmons, Laurence E. Simmons, Elizabeth S. Hoke, Julia S. Watkins and Harris H. Simmons, each hold a 14.9% limited partnership interest in Simmons Lone Star Media. In addition, G. Craig Hanson, our President, Radio Division, Bret J. Leifson, our Controller and Secretary, and Daryl O'Neal, the general manager of radio station KAHK-FM, Austin, Texas, individually hold in the aggregate a 4.3% limited partnership interest in Simmons Lone Star Media. As part of their compensation from Simmons Media Group in 1999, David E. Simmons, G. Craig Hanson, Alan D. Hague, our Executive Vice President of Operations and Programming, and Bret J. Leifson were awarded options to purchase partnership interests at fair market value in Simmons
Lone Star Media.

       In 1997, Simmons Lone Star Media and Simmons Media Group entered into an asset purchase agreement under which Simmons Media Group sold Simmons Lone Star Media the assets of radio station KAHK-FM. Simmons Lone Star Media financed the purchase of radio station KAHK-FM with a promissory note in the amount of $2,064,139, secured by the assets of the radio station.

       On April 17, 2000, we formed a wholly-owned subsidiary, KAHK License Corp., for the purposes of acquiring the assets of radio station KAHK-FM. Simmons Lone Star Media and Simmons Media Group, on behalf of KAHK License Corp., have negotiated an asset purchase agreement under which Simmons Media Group will acquire all of the assets of radio station KAHK-FM for approximately $5,875,000.

       Simmons Lone Star Media also contracted with Simmons Media Group for the operation of the radio station pursuant to a license management agreement. Simmons Media Group was paid a monthly fee of $2,000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our capital stock as of June 30, 2000 and after giving effect to the corporate reorganization and this offering by:

     o persons known to us to be beneficial owners of more than 5% of a class of our securities;

     o    each of our directors;

     o    each of our executive officers named in the Summary Compensation
          Table; and

     o    all of our named executive officers and directors, as a group.

     As of August 1, 2000, our outstanding capital stock consisted of 1,305,000 shares of voting common stock and 5,280,000 shares of preferred stock. Immediately upon completion of our corporate reorganization, all shares of preferred stock will be exchanged for shares of preferred stock of Crestwood Communications, Inc. on a one-for-one basis. Accordingly, the share numbers and percentages set forth below assume the exchange of all outstanding shares of our preferred stock into shares of preferred stock of Crestwood Communications, Inc. on a one-for-one basis. Additionally, immediately prior to this offering, our
common stock will be split on a      for        basis. Accordingly, immediately
prior to this offering, our outstanding capital stock will consist of
shares of        common stock.

                                                                              NUMBER OF SHARES
                                                                                  OF STOCK          PERCENTAGE OF
                                                                                BENEFICIALLY      TOTAL VOTING POWER
NAME OF BENEFICIAL OWNER                                   COMMON STOCK           OWNED(A)         OF COMMON STOCK
--------------------------                                -----------------  -------------------  --------------------
Roy W. Simmons (b)(c)..................................
Elizabeth E. Simmons (b)(c)............................
Julia S. Watkins (b)(c)................................
Watkins Family Limited Partnership (b)(c)..............
Matthew R. Simmons (b)(c)..............................
Laurence E. Simmons (b)(c).............................
Elizabeth S. Hoke (b)(c)...............................
The G. Bland and Elizabeth S. Hoke Family Trust (b)(c).
Harris H. Simmons......................................
David E. Simmons (b)(c)................................
G. Craig Hanson........................................
Bruce W. Thomas........................................
Alan D. Hague..........................................
Bret J. Leifson........................................
   All named executive officers and directors
     as a group (12 persons)...........................

     --------------
     *    Less than 1.0%
     (a) The Securities and Exchange Commission has defined "beneficial ownership" to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership within 60 days. The number of shares indicated are owned with sole voting investment power unless otherwise noted and includes certain shares held in the name of affiliated companies as to which beneficial ownership may be disclaimed.
     (b) The address for each beneficial owner of more than 5% of our common stock is c/o Simmons Media Group, Inc., 515 South 700 East, Salt Lake City, Utah 84102.
     (c) The members of the Simmons family intend to enter into a shareholders' agreement which, among other things, will govern the voting of shares of our common stock held by members of the Simmons family or their permitted transferees.
     (d)  Includes       shares of common stock held in a trust by Laurence E.
          Simmons as trustee for certain members of his family.
     (e)  Includes       shares of common stock held in a trust by Harris H.
          Simmons as trustee for certain members of his family.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the filing of the restated and amended articles of incorporation, our capital stock will consist of:

     o           authorized shares of common stock, having no par value per
          share, of which         shares will be outstanding immediately after
          the offering, and         shares will be outstanding assuming the
          underwriter's overallotment option is exercised in full; and

     o authorized shares of preferred stock, having no par value per share, none of which is outstanding.

     The following is a summary of the material provisions of our restated and amended articles of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Our restated and amended articles of incorporation and restated amended and restated bylaws will be effective upon the closing of this offering.

COMMON STOCK

     As of August 1, 2000, there were 1,305,000 shares of our voting common
stock outstanding and held of record by        shareholders. Immediately
prior to this offering, our common stock will be split on a for        basis.
Accordingly, immediately prior to this offering, our outstanding capital stock will consist of shares of common stock. The holders of common stock are entitled to one vote for each share held on all matters voted upon by shareholders, including the election of directors and any proposed amendment to the articles of incorporation. The holders of common stock will be entitled to such dividends as may be declared at the discretion of the board of directors out of funds legally available for that purpose. The shares of common stock are not convertible and are not subject to sinking fund or redemption provisions.

     We will apply to list the shares on the Nasdaq National Market under the symbol "SMGI."

PREFERRED STOCK

     Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, the board of directors is empowered to determine:

     o the designations, preferences and limitations of each series of preferred stock;

     o    the number of shares constituting a series of preferred stock;

     o    the dividend rate, if any, for the series;

     o the terms and conditions of any voting and conversion rights and purchase or sinking funds for the series, if any;

     o the amounts payable on the series upon our liquidation, dissolution or winding-up; and

     o    the redemption prices and terms applicable to the series, if any.

     Such rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock. There will be no shares of preferred stock outstanding as of the closing of our corporate reorganization.

FOREIGN OWNERSHIP

     Simmons Media Group's restated and amended articles of incorporation restrict the ownership, voting and transfer of our capital stock, including the common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit the issuance of more than 25% of our outstanding capital stock, or more than 25% of the voting rights such stock represents, to or for the account of aliens, as defined by the FCC. Our articles of incorporation prohibit transfers of our capital stock that would cause a violation of this prohibition. The articles of incorporation authorize the board of directors to take action to enforce these prohibitions, including restricting the transfer of shares of capital stock to aliens and placing a legend restricting foreign ownership on the certificates representing the common stock. In addition, the articles of incorporation provide for the redemption of shares of our capital stock by action of the board of directors to the extent necessary to comply with alien ownership restrictions.

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     Simmons Media Group's restated and amended articles of incorporation contain a provision that limits the liability of directors to the maximum extent permitted by Utah law, which specifies that a director of a corporation adopting such a provision will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for:

     o the amount of a financial benefit received by a director to which he or she is not entitled;

     o an intentional infliction of harm on Simmons Media Group or its shareholders;

     o a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act, which prohibits unlawful distributions by a corporation to its shareholders; or

     o    an intentional violation of criminal law.

     Simmons Media Group's amended and restated bylaws provide for both permissive and mandatory indemnification of directors, officers, employees and agents in the manner and under the circumstances permitted by Sections 16-10a-902, 16-10a-903 and 16-10a-907 of the Utah Revised Business Corporation Act. These provisions generally authorize indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Simmons Media Group. We believe these provisions are necessary and useful to attract and retain qualified persons. Simmons Media Group intends to obtain directors and officers insurance to cover liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for the benefit of its directors and officers. There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

CONFLICTING INTEREST TRANSACTIONS

     Simmons Media Group's amended and restated bylaws contain provisions for treatment of transactions in which a director has a conflicting interest, in accordance with Sections 16-10a-850 to 16-10a-853 of the Utah Revised Business Corporations Act. These provisions generally provide that our board of directors may take action with respect to a director's conflicting interest transaction by the affirmative vote of a majority of the non-interested directors or of a committee of the board of directors who voted on the transaction after receipt of the disclosure required by the Utah Revised Business Corporations Act.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York is our transfer agent and registrar.

                         SHARES ELIGIBLE FOR FUTURE SALE

       Immediately after the completion of the offering, we will have shares of common stock outstanding, assuming no exercise of the underwriter's
over-allotment option. Of these shares, the             shares of common
stock sold in this offering, plus any shares issued upon exercise of the underwriter's over-allotment option, will be freely transferable without restriction in the public market, except to the extent that our affiliates acquired any of these shares. Resales of shares acquired by affiliates are subject to restrictions under Rule 144 of the Securities Act. The remaining shares of common stock were issued in reliance on exemptions from the registration requirements of the Securities Act, and these shares are restricted securities under Rule 144. The number of restricted shares available for sale in the public market is limited by the restrictions under Rule 144, as described below.

       All of our directors, officers and each of our current shareholders have agreed pursuant to lock-up agreements not to sell or otherwise dispose of shares
representing approximately            shares of common stock for a period of 180
days after the date of this prospectus without the prior written consent of Thomas Weisel Partners LLC. The restricted securities will generally be available for sale in the open market, subject to the lock-up agreements and the applicable requirements of Rule 144.

       Under Rule 144, a stockholder or shareholders whose shares are aggregated who has beneficially owned restricted securities for at least one year, including persons who may be deemed affiliates under Rule 144, is generally entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the class of common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, subject to provisions relating to notice and manner of sale and the availability of current public information about us. A stockholder who is deemed not to have been an affiliate for at least three months prior to the date of sale and who has beneficially owned restricted securities for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume and other limitations described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. This summary of Rule 144 is not intended to be a complete description.

                                  UNDERWRITING

GENERAL

      Under the terms and subject to the conditions contained in an underwriting agreement between the underwriter and us, we have agreed to sell to the underwriter named below the following number of shares of our common stock.

                                                     NUMBER OF
 UNDERWRITER                                          SHARES
--------------                                     ------------
Thomas Weisel Partners LLC......................

       The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

OVER-ALLOTMENT OPTION

       We have granted to the underwriter a 30-day option to purchase on a pro
rata basis up to         additional shares of common stock from us at the
initial public offering price less underwriting discounts and commissions. The options may be exercised only to cover any over-allotments of common stock.

COMMISSIONS AND DISCOUNTS

       The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of per share. The underwriter and selling group members may allow a discount
of       per share on sales to other broker/dealers. After the initial public offering the public offering price and concession and discount to broker/dealers may be changed by the representatives.

       The following table summarizes the compensation and estimated expenses
of    million we will pay:

                                                                                      TOTAL
                                                                  -----------------------------------------------
                                                                  PER SHARE       WITHOUT             WITH
                                                                               OVER-ALLOTMENT    OVER-ALLOTMENT
                                                                  ----------  -----------------  ----------------
Underwriting discounts and commissions paid by us..............   $           $                  $
Expenses payable by us.........................................   $           $                  $

       The underwriter has informed us that it does not expect discretionary
sales to exceed       % of the shares of common stock being offered.

NO SALES OF SIMILAR SECURITIES

       We and our directors, officers and members of senior management and each of our current shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our capital stock or publicly disclose the intention to make an offer, sale, pledge, disposition or filing without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus, subject to certain exceptions.

RESERVED SHARES

       The underwriter has reserved for sale, at the initial public offering
price,               shares of the common stock for employees, directors
and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent those persons purchase the reserved shares. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

       We have agreed to indemnify the underwriter against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

       Thomas Weisel Partners LLC was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 174 filed public offerings of equity securities, of which 136 have been completed, and has acted as a syndicate member in an additional 108 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

       Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock has been negotiated by us and the underwriter. Among the principal factors considered in determining the initial public offering price were:

      o     market conditions for initial public offerings;

      o the history of and prospects for our business and our past and present operations;

      o     our past and present earnings and current financial position;

      o     an assessment of our management;

      o     the market of securities of companies in businesses similar to ours;
            and

      o     the general condition of the securities markets.

There can be no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

       The underwriter may engage in over-allotment, stabilizing transactions and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

      o Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

      o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

      o Syndicate coverin1g transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

      o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

       These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

       Callister Nebeker & McCullough, Salt Lake City, Utah, will opine upon the validity of the common stock offered by this prospectus for Simmons Media Group. Dow, Lohnes & Albertson, PLLC, Washington, D.C., will opine on certain other matters specified in the underwriting agreement for Simmons Media Group. Latham & Watkins, Los Angeles, California, has represented the underwriter in connection with this offering.

                                     EXPERTS

       The consolidated financial statements of Simmons Media Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

       We have filed a registration statement on Form S-1 with the United States Securities and Exchange Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, the related exhibits and the other material we file with the Commission's regional offices in Chicago, Illinois and New York, New York. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: 515 South 700 East, Salt Lake City, Utah 84102, (801) 322-2500,
Attention: Chief Financial Officer.

                          INDEX TO FINANCIAL STATEMENTS

SIMMONS MEDIA GROUP, INC. AND SUBSIDIARIES

Independent Auditors' Report.............................................................................   F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000 (unaudited)...............   F-3

Consolidated Statements of Operations for the years ended December  31, 1997, 1998, and 1999 and the
   six-month periods ended June 30, 1999 and 2000 (unaudited)............................................   F-4

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1997, 1998, and 1999
   and the six-month period ended June 30, 2000 (unaudited)..............................................   F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998, and 1999 and the
   six-month periods ended June 30, 1999 and 2000 (unaudited)............................................   F-6

Notes to Consolidated Financial Statements...............................................................   F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Simmons Media Group, Inc. and Subsidiaries:

       We have audited the accompanying consolidated balance sheets of Simmons Media Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simmons Media Group, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/S/ KPMG LLP


Salt Lake City, Utah
May 10, 2000

                   SIMMONS MEDIA GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                         DECEMBER 31,              PRO FORMA
                                                                               ---------------------------------  DECEMBER 31,
                                                                                    1998              1999            1999
                                                                               ---------------  --------------- ----------------
                                                                                                                   (UNAUDITED)
                                     ASSETS
Current assets:
   Cash.....................................................................   $       756,910          903,736          740,719
   Cash held in escrow......................................................           550,000               --               --
   Trade accounts receivable, less allowance for doubtful accounts
      of $123,210 in 1998,$170,714 in 1999, and $252,853 in 2000............         5,077,266        5,270,559        4,699,840
   Income tax receivable....................................................           490,537               --               --
   Marketable equity securities - trading...................................           872,477        2,838,256               --
   Notes receivable and accrued interest from related parties...............           402,264          720,690               --
   Notes receivable and accrued interest from shareholders..................           856,726          532,270               --
   Prepaid expenses and other...............................................           379,909          276,495          247,453
   Deferred income taxes....................................................           391,327          426,191          304,497
                                                                               ---------------  --------------- ----------------
         Total current assets...............................................         9,777,416       10,968,197        5,992,509
Marketable equity securities--available-for-sale............................       113,153,291      107,419,756               --
Notes receivable from related parties.......................................         3,543,956        3,295,833               --
Property and equipment, net.................................................         4,294,925        4,014,804        3,744,308
Intangible assets, net......................................................        27,484,996       30,064,487       29,864,912
Equity investments..........................................................         2,486,273        1,815,142               --
Deposits for pending acquisitions...........................................         1,057,500        1,982,372          394,872
Other assets................................................................         2,541,133           92,899            2,321
                                                                               ---------------  --------------- ----------------
                                                                               $   164,339,490      159,653,490       39,998,922
                                                                               ===============  =============== ================
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable...................................................   $       204,956          287,252          157,583
   Current portion of long-term debt........................................         1,208,327        2,201,865        2,201,865
   Income taxes payable.....................................................                --          716,363          408,327
   Notes payable to shareholders and affiliates.............................           267,857        2,579,724        2,194,190
   Notes payable to employees...............................................           467,875          695,659          687,326
   Accrued expenses and other...............................................         2,927,266        3,366,643        3,136,194
                                                                               ---------------  --------------- ----------------
         Total current liabilities..........................................         5,076,281        9,847,506        8,785,485
Long-term debt, excluding current installments..............................        29,323,755       25,521,890       20,521,890
Deferred income taxes.......................................................        43,371,152       40,985,512        1,454,917
                                                                               ---------------  --------------- ----------------
         Total liabilities..................................................        77,771,188       76,354,908       30,762,292
                                                                               ---------------  --------------- ----------------
Minority interest (deficit).................................................            35,697          235,823           (1,439)
Redeemable stock:
   Preferred stock SNM, 9%, no par value.Authorized 15,000
      shares; issued and outstanding 8,403 shares in 1998 and
      -0- in 1999, cumulative...............................................           840,300               --               --
   Common stock SNM, no par value.Authorized 1,000,000 shares;
      issued and outstanding 70,025 shares in 1998 and -0- in 1999..........         1,120,400               --               --
                                                                               ---------------  --------------- ----------------
         Total redeemable stock.............................................         1,960,700               --               --
Shareholders' equity:
   Preferred stock, $.25 par value.Authorized 15,000,000 shares;
      issued and outstanding 5,280,000 in 1998, 1999 and 2000,
      noncumulative, redeemable at par......................................         1,320,000        1,320,000               --
   Common stock, $.25 par value.Authorized 10,000,000 shares;
      2,000,000 voting, 8,000,000 nonvoting; issued and outstanding
      1,305,000 voting shares in 1998, 1999 and 2000........................           326,250          326,250          326,250
Additional paid-in capital..................................................         3,377,013        3,670,444        3,670,444
Partnership capital.........................................................                --           88,463           88,463
Retained earnings...........................................................        11,314,543       13,271,729        5,152,912
Accumulated other comprehensive income--net unrealized gain
   on marketable equity securities--available-for-sale......................        68,234,099       64,385,873               --
                                                                               ---------------  --------------- ----------------
         Total shareholders' equity.........................................        84,571,905       83,062,759        9,238,069
Commitments and contingencies...............................................
                                                                               ---------------  --------------- ----------------
                                                                               $   164,339,490      159,653,490       39,998,922
                                                                               ===============  =============== ================



                                                                                                PRO FORMA
                                                                                   JUNE 30,      JUNE 30,
                                                                                     2000          2000
                                                                               ---------------  ------------
                                                                                 (UNAUDITED)    (UNAUDITED)
                                     ASSETS
Current assets:
   Cash.....................................................................           409,475       365,187
   Cash held in escrow......................................................                --            --
   Trade accounts receivable, less allowance for doubtful accounts
      of $123,210 in 1998,$170,714 in 1999, and $252,853 in 2000............         5,855,510     5,323,561
   Income tax receivable....................................................                --            --
   Marketable equity securities - trading...................................         3,608,821            --
   Notes receivable and accrued interest from related parties...............           128,855            --
   Notes receivable and accrued interest from shareholders..................           479,929            --
   Prepaid expenses and other...............................................           993,826       953,718
   Deferred income taxes....................................................            17,449            --
                                                                               ---------------  ------------
         Total current assets...............................................        11,493,865     6,642,466
Marketable equity securities--available-for-sale............................        83,283,573            --
Notes receivable from related parties.......................................         3,295,833            --
Property and equipment, net.................................................         4,515,927     4,217,960
Intangible assets, net......................................................        30,803,430    30,589,747
Equity investments..........................................................         1,412,792            --
Deposits for pending acquisitions...........................................         1,852,500            --
Other assets................................................................           747,749       657,171
                                                                               ---------------  ------------
                                                                                   137,405,669    42,107,344
                                                                               ===============  ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable...................................................           190,289       190,212
   Current portion of long-term debt........................................        22,643,683    17,643,683
   Income taxes payable.....................................................            26,481         4,237
   Notes payable to shareholders and affiliates.............................           766,850       608,824
   Notes payable to employees...............................................           723,874       641,831
   Accrued expenses and other...............................................         2,496,866     2,297,837
                                                                               ---------------  ------------
         Total current liabilities..........................................        26,848,043    21,386,624
Long-term debt, excluding current installments..............................         9,364,025     9,364,025
Deferred income taxes.......................................................        31,745,542     1,180,614
                                                                               ---------------  ------------
         Total liabilities..................................................        67,957,610    31,931,263
                                                                               ---------------  ------------
Minority interest (deficit).................................................            62,724        (4,527)
Redeemable stock:
   Preferred stock SNM, 9%, no par value.Authorized 15,000
      shares; issued and outstanding 8,403 shares in 1998 and
      -0- in 1999, cumulative...............................................                --            --
   Common stock SNM, no par value.Authorized 1,000,000 shares;
      issued and outstanding 70,025 shares in 1998 and -0- in 1999..........                --            --
                                                                               ---------------  ------------
         Total redeemable stock.............................................                --            --
Shareholders' equity:
   Preferred stock, $.25 par value.Authorized 15,000,000 shares;
      issued and outstanding 5,280,000 in 1998, 1999 and 2000,
      noncumulative, redeemable at par......................................         1,320,000            --
   Common stock, $.25 par value.Authorized 10,000,000 shares;
      2,000,000 voting, 8,000,000 nonvoting; issued and outstanding
      1,305,000 voting shares in 1998, 1999 and 2000........................           326,250       326,250
Additional paid-in capital..................................................         3,670,444     3,670,444
Partnership capital.........................................................            88,463        88,463
Retained earnings...........................................................        14,558,738     6,095,451
Accumulated other comprehensive income--net unrealized gain
   on marketable equity securities--available-for-sale......................        49,421,440            --
                                                                               ---------------  ------------
         Total shareholders' equity.........................................        69,385,335    10,180,608
Commitments and contingencies...............................................
                                                                               ---------------  ------------
                                                                                   137,405,669    42,107,344
                                                                               ===============  ============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SIMMONS MEDIA GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATION


                                                                                YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------------
                                                                    1997                  1998                  1999
                                                             ------------------    -----------------     -----------------

Gross broadcast revenue.................................     $       20,534,039           25,380,755            28,648,258
Less agency commission..................................              2,866,456            3,129,975             3,394,230
                                                             ------------------    -----------------     -----------------
         Net broadcasting revenue.......................             17,667,583           22,250,780            25,254,028
                                                             ------------------    -----------------     -----------------
Operating expenses:
Station operating expenses..............................             12,998,199           17,883,692            18,533,949
Depreciation and amortization...........................              1,596,567            2,772,355             3,400,328
Corporate general and administrative....................              1,815,179            2,647,367             2,285,588
                                                             ------------------    -----------------     -----------------
         Total operating expenses.......................             16,409,945           23,303,414            24,219,865
                                                             ------------------    -----------------     -----------------
         Operating income (loss)........................              1,257,638           (1,052,634)            1,034,163
Nonoperating (expenses) income:
Dividend and interest income............................              1,635,211            1,406,959             2,018,244
Interest expense........................................               (645,561)          (2,042,433)           (2,179,679)
Unrealized gain (loss) on marketable equity
   securities--trading..................................                 61,971             (444,340)              325,632
Net gain (loss) on sale of marketable equity
   securities--trading..................................                216,828             (135,497)              133,453
Gain (loss) on equity investments.......................                     --             (134,471)             (118,756)
Gain on sale of business................................                     --                   --             1,690,623
Other...................................................               (192,038)             103,679                31,901
Minority share of (income) loss.........................                    375              (32,387)               71,500
                                                             ------------------    -----------------     -----------------
         Net income (loss) before                                     2,334,424           (2,331,124)            3,007,081
            income taxes................................
Income tax expense (benefit)............................                917,412             (572,823)              895,071
                                                             ------------------    -----------------     -----------------
         Net income (loss)..............................     $        1,417,012           (1,758,301)            2,112,010
                                                             ==================    =================     =================
Pro forma net income (loss) applicable to common shares
   (unaudited)..........................................

Pro forma basic and diluted net income (loss) per share
   (unaudited)..........................................

Pro forma basic and diluted common shares outstanding
   (unaudited)..........................................



                                                                 PRO FORMA
                                                                DECEMBER 31,              SIX-MONTH PERIODS ENDED JUNE 30,
                                                            -------------------    ---------------------------------------------
                                                                    1999                   1999                     2000
                                                            -------------------    --------------------    ---------------------
                                                                (UNAUDITED)             (UNAUDITED)             (UNAUDITED)
Gross broadcast revenue.................................             25,684,889              13,207,959               14,300,205
Less agency commission..................................              3,224,764               1,543,225                1,790,167
                                                            -------------------    --------------------    ---------------------
         Net broadcasting revenue.......................             22,460,125              11,664,734               12,510,038
                                                            -------------------    --------------------    ---------------------
Operating expenses:
Station operating expenses..............................             16,268,151               9,066,812                8,690,066
Depreciation and amortization...........................              3,226,530               1,727,526                1,760,383
Corporate general and administrative....................              2,036,614               1,157,322                1,083,283
                                                            -------------------    --------------------    ---------------------
         Total operating expenses.......................             21,531,295              11,951,660               11,533,732
                                                            -------------------    --------------------    ---------------------
         Operating income (loss)........................                928,830                (286,926)                 976,306
Nonoperating (expenses) income:
Dividend and interest income............................                 29,579                 751,831                1,042,661
Interest expense........................................             (1,830,861)             (1,088,883)              (1,017,518)
Unrealized gain (loss) on marketable equity
   securities--trading..................................                     --                 271,893                  773,436
Net gain (loss) on sale of marketable equity
   securities--trading..................................                     --                 (90,581)                   6,758
Gain (loss) on equity investments.......................                     --                  45,061                  (36,874)
Gain on sale of business................................              1,690,623               1,690,623                       --
Other...................................................                 93,430                   2,375                  138,304
Minority share of (income) loss.........................                  8,762                  31,369                  (28,413)
                                                            -------------------    --------------------    ---------------------
         Net income (loss) before                                       920,363               1,326,762                1,854,660
            income taxes................................
Income tax expense (benefit)............................                508,993                 436,471                  567,651
                                                            -------------------    --------------------    ---------------------
         Net income (loss)..............................                411,370                 890,291                1,287,009
                                                            ===================    ====================    =====================
Pro forma net income (loss) applicable to common shares
   (unaudited)..........................................                411,370
                                                            ===================
Pro forma basic and diluted net income (loss) per share
   (unaudited)..........................................                  0.315
                                                            ===================
Pro forma basic and diluted common shares outstanding
   (unaudited)..........................................              1,305,000
                                                            ===================


                                                               PRO FORMA
                                                                JUNE 30,
                                                            ---------------
                                                                  2000
                                                            ---------------
                                                              (UNAUDITED)
Gross broadcast revenue.................................         12,812,896
Less agency commission..................................          1,678,643
                                                            ---------------
         Net broadcasting revenue.......................         11,134,253
                                                            ---------------
Operating expenses:
Station operating expenses..............................          7,487,077
Depreciation and amortization...........................          1,701,141
Corporate general and administrative....................            981,893
                                                            ---------------
         Total operating expenses.......................         10,170,111
                                                            ---------------
         Operating income (loss)........................            964,142
Nonoperating (expenses) income:
Dividend and interest income............................                530
Interest expense........................................           (847,293)
Unrealized gain (loss) on marketable equity
   securities--trading..................................                 --
Net gain (loss) on sale of marketable equity
   securities--trading..................................                 --
Gain (loss) on equity investments.......................                 --
Gain on sale of business................................                 --
Other...................................................            (31,502)
Minority share of (income) loss.........................              3,089
                                                            ---------------
         Net income (loss) before                                    88,966
            income taxes................................
Income tax expense (benefit)............................             92,936
                                                            ---------------
         Net income (loss)..............................             (3,970)
                                                            ===============
Pro forma net income (loss) applicable to common shares
   (unaudited)..........................................             (3,970)
                                                            ===============
Pro forma basic and diluted net income (loss) per share
   (unaudited)..........................................             (0.003)
                                                            ===============
Pro forma basic and diluted common shares outstanding
   (unaudited)..........................................          1,305,000
                                                            ===============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME



                                                                PREFERRED STOCK                COMMON STOCK          ADDITIONAL
                                                           ---------------------------   -------------------------     PAID-IN
                                                             SHARES         AMOUNT         SHARES        AMOUNT        CAPITAL
                                                           ----------    ------------   ------------   ----------   ------------
BALANCES, DECEMBER 31, 1996............................     5,280,000     $ 1,320,000      1,305,000    $ 326,250      3,377,013
Comprehensive income:
   Net income..........................................            --              --             --           --             --
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities-available-for-sale.................            --              --             --           --             --

Total comprehensive income.............................            --              --             --           --             --

Cash dividends:
   Preferred dividends, per share $.015................            --              --             --           --             --
   Redeemable dividend
      Preferred stock..................................            --              --             --           --             --
      Common stock.....................................            --              --             --           --             --
                                                           ----------    ------------   ------------   ----------   ------------
BALANCES, DECEMBER 31, 1997............................     5,280,000       1,320,000      1,305,000      326,250      3,377,013
Comprehensive income:
   Net loss............................................            --              --             --           --             --
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities -available-for-sale................            --              --             --           --             --

Total comprehensive income.............................            --              --             --           --             --

Cash dividends:
   Preferred dividends, per share $.015................            --              --             --           --             --
   Redeemable dividend
      Preferred stock..................................            --              --             --           --             --
                                                           ----------    ------------   ------------   ----------   ------------
BALANCES, DECEMBER 31, 1998............................     5,280,000       1,320,000      1,305,000      326,250      3,377,013
Comprehensive income:
   Net income..........................................            --              --             --           --             --
   Other comprehensive income, net of tax:
      Recognition of unrealized gain on investment
         securities sold to related party..............            --              --             --           --        293,431
      Unrealized loss on marketable equity
         securities-available-for-sale.................            --              --             --           --             --

Total comprehensive loss...............................            --              --             --           --             --

Capital contribution...................................            --              --             --           --             --
Cash dividends:
   Preferred dividends, per share $.015................            --              --             --           --             --
   Redeemable dividend
      Preferred stock..................................            --              --             --           --             --
                                                           ----------    ------------   ------------   ----------   ------------
BALANCES, DECEMBER 31, 1999............................     5,280,000       1,320,000      1,305,000      326,250      3,670,444
Comprehensive income:
   Net income (unaudited)..............................            --              --             --           --             --
   Other comprehensive income, net of tax:
      Unrealized loss on marketable  equity
         securities-available-for-sale (unaudited).....            --              --             --           --             --

Total comprehensive loss...............................            --              --             --           --             --
                                                           ----------    ------------   ------------   ----------   ------------
BALANCES, JUNE 30, 2000 (UNAUDITED)....................     5,280,000     $ 1,320,000      1,305,000    $ 326,250      3,670,444
                                                           ==========    ============   ============   ==========   ============


                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                          PARTNERSHIP      COMPREHENSIVE       COMPREHENSIVE       RETAINED
                                                             CAPITAL           INCOME              INCOME          EARNINGS
                                                          ------------    ----------------   -----------------  -------------
BALANCES, DECEMBER 31, 1996............................             --     $            --          27,633,970     12,070,762
Comprehensive income:
   Net income..........................................             --           1,417,012                  --      1,417,012
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities-available-for-sale.................             --          21,581,117          21,581,117             --
                                                                           ---------------
Total comprehensive income.............................             --     $    22,998,129                  --             --
                                                                           ===============
Cash dividends:
   Preferred dividends, per share $.015................             --                                      --        (79,200)
   Redeemable dividend
      Preferred stock..................................             --                                      --       (134,996)
      Common stock.....................................             --                                      --        (16,220)
                                                          ------------                       -----------------  -------------
BALANCES, DECEMBER 31, 1997............................             --     $            --          49,215,087     13,257,358
Comprehensive income:
   Net loss............................................             --          (1,758,301)                 --     (1,758,301)
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities -available-for-sale................             --          19,019,012          19,019,012             --
                                                                           ---------------
Total comprehensive income.............................             --     $    17,260,711                  --             --
                                                                           ===============
Cash dividends:
   Preferred dividends, per share $.015................             --                                      --        (79,200)
   Redeemable dividend
      Preferred stock..................................             --                                      --       (105,314)
                                                          ------------                       -----------------  -------------
BALANCES, DECEMBER 31, 1998............................             --     $            --          68,234,099     11,314,543
Comprehensive income:
   Net income..........................................             --           2,112,010                  --      2,112,010
   Other comprehensive income, net of tax:
      Recognition of unrealized gain on investment
         securities sold to related party..............             --            (293,431)           (293,431)            --
      Unrealized loss on marketable equity
         securities-available-for-sale.................             --          (3,554,795)         (3,554,795)            --
                                                                           ---------------
Total comprehensive loss...............................             --     $    (1,736,216)                 --             --
                                                                           ===============
Capital contribution...................................         88,463                                      --             --
Cash dividends:
   Preferred dividends, per share $.015................             --                                      --        (79,200)
   Redeemable dividend
      Preferred stock..................................             --                                      --        (75,624)
                                                          ------------                       -----------------  -------------
BALANCES, DECEMBER 31, 1999............................         88,463     $            --          64,385,873     13,271,729
Comprehensive income:
   Net income (unaudited)..............................             --           1,287,009                  --      1,287,009
   Other comprehensive income, net of tax:
      Unrealized loss on marketable  equity
         securities-available-for-sale (unaudited).....             --         (14,964,433)        (14,964,433)            --
                                                                           ---------------
Total comprehensive loss...............................             --     $   (13,677,424)                 --             --
                                                          ------------    ================   -----------------  -------------
BALANCES, JUNE 30, 2000 (UNAUDITED)....................         88,463                              49,421,440     14,558,738
                                                          ============                       =================  =============



                                                                TOTAL
                                                             SHAREHOLDERS'
                                                               EQUITY
                                                          ---------------
BALANCES, DECEMBER 31, 1996............................        44,727,995
Comprehensive income:
   Net income..........................................         1,417,012
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities-available-for-sale.................        21,581,117

Total comprehensive income.............................                --

Cash dividends:
   Preferred dividends, per share $.015................           (79,200)
   Redeemable dividend
      Preferred stock..................................          (134,996)
      Common stock.....................................           (16,220)
                                                          ---------------
BALANCES, DECEMBER 31, 1997............................        67,495,708
Comprehensive income:
   Net loss............................................        (1,758,301)
   Other comprehensive income, net of tax:
      Unrealized gain on marketable equity
         securities -available-for-sale................        19,019,012

Total comprehensive income.............................                --

Cash dividends:
   Preferred dividends, per share $.015................           (79,200)
   Redeemable dividend
      Preferred stock..................................          (105,314)
                                                          ---------------
BALANCES, DECEMBER 31, 1998............................        84,571,905
Comprehensive income:
   Net income..........................................         2,112,010
   Other comprehensive income, net of tax:
      Recognition of unrealized gain on investment
         securities sold to related party..............                --
      Unrealized loss on marketable equity
         securities-available-for-sale.................        (3,554,795)

Total comprehensive loss...............................                --

Capital contribution...................................            88,463
Cash dividends:
   Preferred dividends, per share $.015................           (79,200)
   Redeemable dividend
      Preferred stock..................................           (75,624)
                                                          ---------------
BALANCES, DECEMBER 31, 1999............................        83,062,759
Comprehensive income:
   Net income (unaudited)..............................         1,287,009
   Other comprehensive income, net of tax:
      Unrealized loss on marketable  equity
         securities-available-for-sale (unaudited).....       (14,964,433)

Total comprehensive loss...............................                --
                                                          ---------------
BALANCES, JUNE 30, 2000 (UNAUDITED)....................        69,385,335
                                                          ===============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SIMMONS MEDIA GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------
                                                                           1997              1998             1999
                                                                       -------------    --------------   --------------
Cash flows from operating activities:
   Net income (loss)................................................   $   1,417,012        (1,758,301)       2,112,010
   Minority interest in income (loss) of consolidated subsidiaries..            (375)           32,387          (71,500)
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................       1,596,567         2,772,355        3,400,328
      Provisions for losses on trade accounts receivable............        (272,511)          166,148          288,526
      Gain on sale of business......................................              --                --       (1,690,623)
      Gain on sale of property and equipment........................              --           (10,000)              --
      Loss on write off of investment...............................          30,000                --               --
      Proceeds from sales of marketable equity
         securities--trading.........................................      3,454,955         2,439,383        1,512,226
      Net (gain) loss on sale of marketable equity
         securities--trading.........................................       (216,828)          135,497         (133,453)
      Net unrealized (gain) loss on marketable equity
         securities--trading.........................................        (61,971)          444,340         (325,632)
      (Gain) loss on equity investments.............................              --           134,471          118,756
      Decrease (increase) in operating assets:
         Trade accounts receivable..................................         455,114          (891,737)        (481,819)
         Income tax receivable......................................        (320,419)         (170,118)         490,537
         Marketable equity securities--trading......................      (3,516,181)       (2,440,804)        (518,920)
         Notes receivable and accrued interest from shareholders
            and related parties.....................................        (113,932)          376,328           10,294
         Prepaid expenses and other.................................          57,628           (89,970)         103,414
         Deferred income taxes......................................          63,797          (284,741)         (34,864)
         Other assets...............................................          60,843           308,343          (51,766)
      Increase (decrease) in operating liabilities:
         Trade accounts payable ....................................        (255,512)           (1,012)          58,452
         Income taxes payable.......................................         (15,767)               --          716,363
         Accrued interest to shareholders and affiliates............        (100,318)           92,767           (3,615)
         Accrued interest to employees..............................          33,109            35,857           41,907
         Accrued expenses and other.................................          52,392         1,264,357          447,377
         Deferred income taxes......................................          11,556           (78,314)        (206,900)
                                                                       -------------    --------------   --------------
               Net cash provided by (used in) operating activities..       2,359,159         2,477,236        5,781,098
                                                                       -------------    --------------   --------------
Cash flows from investing activities:
   Capital expenditures.............................................      (1,002,666)         (847,213)        (942,510)
   Capitalized acquisition costs....................................         (90,080)         (291,208)        (280,626)
   Cash paid for acquisition of businesses..........................      (2,889,139)      (11,009,373)      (5,500,000)
   Cash paid for the acquisition of FCC licenses....................
   Cash held in escrow..............................................              --          (550,000)         550,000
   Deposits for pending acquisitions................................        (527,500)         (530,000)        (924,872)
   Proceeds from sale of business...................................              --                --        2,707,469
   Proceeds from the sale of property and equipment.................              --            10,000           22,436
   Purchase of investments                                                        --        (2,500,000)              --
   Equity investments...............................................      (1,950,000)         (367,278)         552,375
   Payments received on notes receivable............................         173,446           659,167          459,508
   Issuance of notes receivable.....................................         (39,500)         (995,003)        (515,649)
                                                                       -------------    --------------   --------------
               Net cash used in investing activities................      (6,325,439)      (16,420,908)      (3,871,869)
                                                                       -------------    --------------   --------------
Cash flows from financing activities:
   Net borrowings (payments) on line of credit agreement............       4,510,005        14,499,990       (2,500,000)
   Principal payments on long-term debt.............................         (21,604)           (8,257)        (308,327)
   Payments for redemption of redeemable preferred stock............              --        (1,095,500)              --
   Proceeds from issuance of notes payable..........................              --                --          761,459
   Deferred offering costs                                                        --                --               --
   Principal payments on notes payable..............................        (949,375)               --               --
   Preferred dividends paid.........................................         (79,200)          (79,200)              --
   Preferred and common redeemable dividends paid...................         (38,266)         (118,582)         (75,624)
   Capital contribution from partners...............................              --                --           88,463
   Capital contribution from minority interest holders..............              --                --          307,323
   Distribution to minority interest partners.......................              --                --          (35,697)
                                                                       -------------    --------------   --------------
               Net cash provided by (used in) financing activities..       3,421,560        13,198,451       (1,762,403)
                                                                       -------------    --------------   --------------
Net increase (decrease) in cash.....................................        (544,720)         (745,221)         146,826
Cash at beginning of year...........................................       2,046,851         1,502,131          756,910
                                                                       -------------    --------------   --------------
Cash at end of year.................................................   $   1,502,131           756,910          903,736
                                                                       =============    ==============   ==============


                                                                         SIX-MONTH PERIODS ENDED JUNE
                                                                                     30,
                                                                        -------------------------------
                                                                            1999             2000
                                                                       --------------   --------------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
   Net income (loss)................................................          890,291        1,287,009
   Minority interest in income (loss) of consolidated subsidiaries..          (31,369)          28,413
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        1,727,526        1,760,383
      Provisions for losses on trade accounts receivable............           68,728          177,004
      Gain on sale of business......................................       (1,690,623)              --
      Gain on sale of property and equipment........................               --               --
      Loss on write off of investment...............................               --               --
      Proceeds from sales of marketable equity
         securities--trading.........................................         232,375           61,655
      Net (gain) loss on sale of marketable equity
         securities--trading.........................................          90,581           (6,758)
      Net unrealized (gain) loss on marketable equity
         securities--trading.........................................        (271,893)        (773,436)
      (Gain) loss on equity investments.............................          (45,061)          36,874
      Decrease (increase) in operating assets:
         Trade accounts receivable..................................         (199,380)        (761,955)
         Income tax receivable......................................          478,241               --
         Marketable equity securities--trading......................         (219,696)         (52,026)
         Notes receivable and accrued interest from shareholders
            and related parties.....................................           53,491           (5,253)
         Prepaid expenses and other.................................          257,969         (717,331)
         Deferred income taxes......................................           93,828          408,742
         Other assets...............................................          (59,301)              --
      Increase (decrease) in operating liabilities:
         Trade accounts payable ....................................          (34,540)         (96,963)
         Income taxes payable.......................................               --         (689,882)
         Accrued interest to shareholders and affiliates............           66,922           25,133
         Accrued interest to employees..............................           18,871           28,215
         Accrued expenses and other.................................         (653,636)        (869,777)
         Deferred income taxes......................................         (131,551)         (68,220)
                                                                       --------------   --------------
               Net cash provided by (used in) operating activities..          641,773         (228,173)
                                                                       --------------   --------------
Cash flows from investing activities:
   Capital expenditures.............................................         (423,461)      (1,081,167)
   Capitalized acquisition costs....................................         (129,233)         (22,010)
   Cash paid for acquisition of businesses..........................       (5,500,000)              --
   Cash paid for the acquisition of FCC licenses....................               --       (1,502,400)
   Cash held in escrow..............................................          550,000               --
   Deposits for pending acquisitions................................         (265,000)        (265,000)
   Proceeds from sale of business...................................        2,707,469               --
   Proceeds from the sale of property and equipment.................               --               --
   Purchase of investments                                                         --               --
   Equity investments...............................................         (250,000)         365,476
   Payments received on notes receivable............................          400,000          650,841
   Issuance of notes receivable.....................................          (11,466)          (1,412)
                                                                       --------------   --------------
               Net cash used in investing activities................       (2,921,691)      (1,855,672)
                                                                       --------------   --------------
Cash flows from financing activities:
   Net borrowings (payments) on line of credit agreement............        2,500,000        5,000,000
   Principal payments on long-term debt.............................         (115,917)        (716,047)
   Payments for redemption of redeemable preferred stock............               --               --
   Proceeds from issuance of notes payable..........................               --               --
   Deferred offering costs                                                         --         (654,850)
   Principal payments on notes payable..............................               --       (1,660,700)
   Preferred dividends paid.........................................          (79,200)        (158,400)
   Preferred and common redeemable dividends paid...................          (37,808)         (18,907)
   Capital contribution from partners...............................               --               --
   Capital contribution from minority interest holders..............          300,000               --
   Distribution to minority interest partners.......................          (35,697)        (201,512)
                                                                       --------------   --------------
               Net cash provided by (used in) financing activities..        2,531,378        1,589,584
                                                                       --------------   --------------
Net increase (decrease) in cash.....................................          251,460         (494,261)
Cash at beginning of year...........................................          756,910          903,736
                                                                       --------------   --------------
Cash at end of year.................................................        1,008,370          409,475
                                                                       ==============   ==============

                   SIMMONS MEDIA GROUP, INC. AND SUBSIDIARIES



                                                                                      YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------------------
                                                                               1997             1998            1999
                                                                           --------------   --------------  -------------

Supplemental disclosures of cash flow information:
   Cash paid (refunds received) during the year for
      Interest........................................................     $     514,378        1,710,731      1,826,976
      Income taxes....................................................         1,159,781         (120,425)      (105,525)

Supplemental schedule of noncash operating activity--write off of
   accounts receivable................................................     $      (9,702)         145,844        241,022

Supplemental schedule of noncash investing and financing activities:
   Fair value adjustment of marketable investment securities charged to shareholders' equity, net of related tax effect of
      $13,385,140 in 1997, $11,656,808 in 1998, and $(2,178,740) in
      1999 and $(9,171,750) in 2000...................................     $  21,581,117       19,019,012     (3,554,795)
Recognition of unrealized gain on investment securities sold to
   related party......................................................                --               --        293,431
Reclassification of other asset to marketable equity
   security--trading...................................................               --               --      2,500,000
Conversion of note receivable to marketable equity
   security--available-for-sale .......................................          168,520               --             --
Issuance of note payable for redeemable stock.........................                --          443,800      1,960,700
Offset of notes receivable against notes payable......................                --               --        300,000
Preferred dividends accrued not paid..................................            79,200           79,200        158,400
Preferred redeemable dividends accrued not paid.......................            33,750           18,907         18,907
Supplemental schedule of acquisition of business:
   Fair value of assets acquired......................................     $   2,889,139       18,000,581      5,500,000
   Issuance of notes payable in connection with acquisition...........                --       (6,700,000)            --
                                                                           --------------   --------------  -------------
               Net cash paid for acquisition..........................     $   2,889,139       11,300,581      5,500,000
                                                                           ==============   ==============  =============

                                                                             SIX-MONTH PERIODS ENDED
                                                                                      JUNE 30,
                                                                          ------------------------------
                                                                              1999            2000
                                                                          -------------   --------------
                                                                                   (UNAUDITED)
Supplemental disclosures of cash flow information:
   Cash paid (refunds received) during the year for
      Interest........................................................         671,896          953,281
      Income taxes....................................................              --        1,014,782

Supplemental schedule of noncash operating activity--write off of
   accounts receivable................................................          59,658           94,865

Supplemental schedule of noncash investing and financing activities:
   Fair value adjustment of marketable investment securities charged to shareholders' equity, net of related tax effect of
      $13,385,140 in 1997, $11,656,808 in 1998, and $(2,178,740) in
      1999 and $(9,171,750) in 2000...................................       1,259,101      (14,964,433)
Recognition of unrealized gain on investment securities sold to
   related party......................................................              --               --
Reclassification of other asset to marketable equity
   security--trading...................................................      2,500,000               --
Conversion of note receivable to marketable equity
   security--available-for-sale .......................................             --               --
Issuance of note payable for redeemable stock.........................              --               --
Offset of notes receivable against notes payable......................              --               --
Preferred dividends accrued not paid..................................          79,200               --
Preferred redeemable dividends accrued not paid.......................          37,808               --
Supplemental schedule of acquisition of business:
   Fair value of assets acquired......................................       5,500,000               --
   Issuance of notes payable in connection with acquisition...........              --               --
                                                                          -------------   --------------
               Net cash paid for acquisition..........................       5,500,000               --
                                                                          =============   ==============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)  ORGANIZATION

       Simmons Media Group, Inc. and Subsidiaries (the Company) is a media company which currently owns or operates eleven radio stations and holds Federal Communications Commission ("FCC") licenses in Salt Lake City, Utah; St. George, Utah; and Austin, Texas. The Company's subsidiary, Simmons New Mexico (SNM), owns or operates seven additional radio stations and holds Federal Communications Commission ("FCC") licenses in the Albuquerque, New Mexico market. In addition, the Company's subsidiary, Simmons Outdoor Media, owns and operates approximately 172 billboard faces located throughout the state of Utah.

       (B)  PRO FORMA INFORMATION

       In conjunction with the Company's proposed initial public offering, management intends to reorganize the Company and spin-off certain small market radio and nonmedia assets to the Company's existing shareholders, hereafter referred to as the "Reorganization or Spin-off." The Spin-off will be accomplished by transferring the assets (and certain related liabilities) to a newly formed company, Crestwood Communications, Inc. (Crestwood) in exchange for shares of Crestwood capital stock. The Company will then distribute all Crestwood shares to the Company's existing shareholders immediately prior to the effectiveness of the public offering.

       The small market radio assets represent the operating assets of five radio stations located in St. George, Utah (the St. George Stations). Three of these stations are being operated under Local Marketing Agreements, accordingly, the FCC licenses are not held by the Company. The nonmedia assets are primarily comprised of marketable securities, notes receivable, and other miscellaneous nonmedia investments. Management has determined that approximately $5,000,000 of the Company's indebtedness, as of December 31, 1999, was incurred to fund the non-media assets being transferred to Crestwood. Therefore, Crestwood will assume $5,000,000 of indebtedness in addition to assuming certain routine liabilities incurred in the normal course of operating the St. George Stations.

       The pro forma consolidated balance sheets as of December 31, 1999 and June 30, 2000, present the capital structure of the Company, and the effect of the net assets divested in the spin-off with resultant reductions to retained earnings, as of the respective dates presented. The pro forma consolidated statements of operations for the periods presented reflect results of operations as if the spin-off had occurred as of January 1, 1999. Pro forma consolidated results of operations differ from the reported results of operations primarily as a result of reductions in routine revenues and expenses related to the St. George Stations, reductions in interest expense in connection with the $5,000,000 in indebtedness proposed to be assumed by Crestwood, reductions in dividend and interest income earned on marketable equity securities and other investments to be transferred, and the related income tax effects of the Reorganization.

       The pro forma balance sheet does not include any proceeds from the initial public offering. Earnings per share for the pro forma periods presented are based on the number of shares issued and outstanding immediately prior to the effectiveness of the initial public offering.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1999

                                                             ADJUSTMENTS
                                                             TO SPIN-OFF        ADJUSTMENTS
                                                             SMALL MARKET       TO SPIN-OFF
                                              ACTUAL         RADIO ASSETS(A)   NONMEDIA ASSETS       PRO FORMA
                                           ---------------  ----------------  ----------------   ----------------
Net broadcasting revenue...............    $   25,254,028         2,793,903                --         22,460,125
Station operating expense..............        18,533,949         2,265,798                --         16,268,151
Depreciation and amortization..........         3,400,328           164,919             8,879          3,226,530

Corporate general and administrative...         2,285,588             7,506           241,468 (b)      2,036,614
                                           ---------------  ----------------  ----------------   ----------------
       Total operating expense.........        24,219,865         2,438,223           250,347         21,531,295
                                           ---------------  ----------------  ----------------   ----------------
       Operating income................         1,034,163           355,680          (250,347)           928,830
Dividend and interest income...........         2,018,244                --         1,988,665 (c)         29,579
Interest expense.......................        (2,179,679)           (1,282)         (347,536)(d)     (1,830,861)
Gain on disposition of business........         1,690,623                --                --          1,690,623
Other income (expense), net............           443,730                --           341,538 (e)        102,192
                                           ---------------  ----------------  ----------------   ----------------
       Net income before income taxes..         3,007,081           354,398         1,732,320            920,363
                                           ---------------  ----------------  ----------------   ----------------
Income tax expense.....................           895,071           127,583           258,495            508,993
                                           ---------------  ----------------  ----------------   ----------------
       Net income......................    $    2,112,010           226,815         1,473,825            411,370
                                           ===============  ================  ================   ================

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

                                                                  ADJUSTMENTS
                                                                  TO SPIN-OFF        ADJUSTMENTS
                                                                  SMALL MARKET       TO SPIN-OFF
                                                   ACTUAL         RADIO ASSETS(A)   NONMEDIA ASSETS       PRO FORMA
                                                ---------------  ----------------  ----------------   ----------------
                    ASSETS
Current assets................................  $     10,968,197        667,518        4,308,170(f)     5,992,509
Marketable equity securities-
   available-for-sale.........................       107,419,756             --      107,419,756(g)            --
Notes receivable from related parties.........         3,295,833             --        3,295,833(h)            --
Intangible assets, net........................        30,064,487        199,575               --       29,864,912
Other assets..................................         7,905,217        846,932        2,916,784(i)     4,141,501
                                                -----------------  -------------  ---------------  ---------------
                                                $    159,653,490      1,714,025      117,940,543       39,998,922
                                                =================  =============  ===============  ===============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities...........................  $      9,847,506        329,699          732,322(j)     8,785,485
Long-term debt, excluding
   current installments.......................        25,521,890             --        5,000,000(k)    20,521,890
Deferred income taxes.........................        40,985,512             --       39,530,595(l)     1,454,917
Minority interest.............................           235,823             --          237,262           (1,439)
Total shareholders' equity....................        83,062,759      1,384,326       72,440,364(m)     9,238,069
                                                -----------------  -------------  ---------------   --------------
                                                $    159,653,490      1,714,025      117,940,543       39,998,922
                                                =================  =============  ===============   ==============

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000

                                                                      ADJUSTMENTS
                                                                          TO
                                                                    SPIN-OFF SMALL          ADJUSTMENTS
                                                                  MARKET RADIO ASSETS      TO SPIN-OFF
                                               ACTUAL                     (A)             NONMEDIA ASSETS            PRO FORMA
                                          ---------------------  ----------------------  -------------------     -----------------
Net broadcasting revenue................  $         12,510,038               1,375,785                    --           11,134,253
Station operating expense...............             8,690,066               1,202,989                    --            7,487,077
Depreciation and amortization...........             1,760,383                  54,802                 4,440            1,701,141
Corporate general and administrative....             1,083,283                      --               101,390 (b)          981,893
                                          ---------------------  ----------------------  -------------------     -----------------
      Total operating expense...........            11,533,732               1,257,791               105,830           10,170,111
                                          ---------------------  ----------------------  -------------------     -----------------
      Operating income..................               976,306                 117,994              (105,830)             964,142
Dividend and interest income............             1,042,661                      --             1,042,131 (c)              530
Interest expense........................            (1,017,518)                 (3,198)             (167,027)(d)         (847,293)
Other income (expense), net.............               853,211                                       881,624 (e)          (28,413)
                                          ---------------------  ----------------------  -------------------     -----------------
      Net income before
         income taxes...................             1,854,660                 114,796             1,650,898               88,966
                                          ---------------------  ----------------------  -------------------     -----------------
Income tax expense......................               567,651                  41,327               433,388               92,936
                                          ---------------------  ----------------------  -------------------     -----------------
      Net income........................  $          1,287,009                  73,469             1,217,510               (3,970)
                                          =====================  ======================  ===================     =================

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                                                   ADJUSTMENTS
                                                                   TO SPIN-OFF
                                                                   SMALL MARKET      ADJUSTMENTS
                                                                   RADIO ASSETS      TO SPIN-OFF
                                                     ACTUAL             (A)        NONMEDIA ASSETS    PRO FORMA
                                                -----------------  -------------  ---------------  ---------------
                     ASSETS
Current assets................................  $     11,493,865        616,345        4,235,054(f)     6,642,466
Marketable equity securities-
   available-for-sale.........................        83,283,573             --       83,283,573(g)            --
Notes receivable from related parties.........         3,295,833             --        3,295,833(h)            --
Intangible assets, net........................        30,803,430        213,683               --       30,589,747
Other assets..................................         8,528,968        892,691        2,761,146(i)     4,875,131
                                                -----------------  -------------  ---------------  ---------------
                                                $    137,405,669      1,722,719       93,575,606       42,107,344
                                                =================  =============  ===============  ===============
      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities...........................  $     26,848,043        211,637        5,249,782(n)    21,386,624
Long-term debt, excluding
   current installments.......................         9,364,025             --               --        9,364,025
Deferred income taxes.........................        31,745,542             --       30,564,928(l)     1,180,614
Minority interest.............................            62,724             --           67,251           (4,527)
Total shareholders' equity....................        69,385,335      1,511,082       57,693,645(m)    10,180,608
                                                -----------------  -------------  ---------------  ---------------
                                                $    137,405,669      1,722,719       93,575,606       42,107,344
                                                =================  =============  ===============  ===============

--------------

  (a) Represents actual operating revenues and expenses of KDXU, KSNN, KEOT, KTSP, and KZHK for the year ended December 31, 1999 and the six-month period ended June 30, 2000.

  (b) Represents salaries, wages, and benefits unrelated to the Media operation and bonuses paid to the President in connection with managing nonmedia assets.

  (c) Represents dividends and interest earned on marketable equity securities and other deposits.

  (d) Represents interest expense in connection with the $5 million in indebtedness assumed by Crestwood.

  (e) Represents realized and unrealized gains on marketable equity securities-trading.

  (f)  Represents trading securities and notes receivable from related parties.

  (g)  All marketable equity securities will be transferred to Crestwood.

  (h)  Represents long-term notes receivable transferred to Crestwood.

  (i) Primarily represents investments in affiliated entities and deposits related to the acquisition of additional St. George stations.

  (j) Represents interest payable on debt assumed by Crestwood and dividends payable on preferred stock transferred to Crestwood.

  (k)  Represents the amount of long-term debt assumed by Crestwood.

  (l) Primarily represents deferred taxes related to available-for-sale securities transferred to Crestwood.

  (m) Includes net unrealized gains on marketable equity securities transferred to Crestwood and preferred stock retired in connection with the spin-off.

  (n) Represents interest payable related to and current portion of long-term debt to be assumed by Crestwood.

       (c)  INTERIM INFORMATION

       The accompanying unaudited consolidated financial statements for the six-month periods ended June 30, 1999 and 2000, reflect in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading.

                  SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

Operating results for the interim periods presented are not necessarily indicative of the results that can be expected for a full year.

       (d)  PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of the Company. and subsidiaries. All significant intercompany accounts and transactions have been eliminated.

       (e)  FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of cash, trade receivables, inventories, accounts payable, accrued liabilities, and the Company's lines-of-credit all approximate fair value due to the short-term maturities of these assets and liabilities. The carrying value of the Company's publicly traded marketable equity securities is based on quoted market prices. The Company uses interest rate swap agreements to specifically hedge against the potential impact of increases in interest rates on the revolving lines-of-credit. Interest differentials are recorded as adjustments to interest expense in the period they occur. It is not practicable to estimate the fair value for other financial assets and certain financial liabilities since there is no liquid market which reflects the credit and interest rate risk inherent in the instruments.

       The Company classifies its equity securities in one of two categories: trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All other equity securities are classified as available-for-sale. Trading and available-for-sale securities are recorded at fair value. Gains and losses on investment security transactions are reported on the specific-identification method. Dividend and interest income are recognized when earned. Unrealized holding gains (losses) on trading securities are included in earnings. Unrealized holding gains (losses), net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

       (f) INVESTMENTS IN UNCONSOLIDATED INVESTEE COMPANIES

       The Company's investments in companies which are not majority owned or controlled are accounted for using the equity method. Investments carried at equity and the percentage owned consist of Murdock Travel, Inc. (20 percent), Wimmer-Hudson Research and Development, LLC (20 percent), and Polar Bear, LLP (16.8 percent).

       (g) NOTES RECEIVABLE

       Notes receivable are recorded at cost, less an allowance for impaired notes receivable as applicable. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. When a receivable is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income, thereafter.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       (h) PROPERTY AND EQUIPMENT

       Assets acquired in business combinations accounted for using the purchase method of accounting are recorded at their estimated fair value upon acquisition as determined by management or by independent appraisal. Property and equipment additions are recorded at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years.

       (i) INTANGIBLE ASSETS

       Intangible assets with determinable lives have been allocated among various categories of customer-based or market-based intangibles at their estimated fair value upon acquisition as determined by management or by independent appraisal. Goodwill represents the excess of cost over the fair value of tangible assets and intangible assets with determinable lives. Amortization is provided on the straight-line method over the estimated useful lives of the related assets (see note 10). The Company's policy is to write-off intangible assets once they have become fully amortized. The useful lives and recoverability of intangible assets are evaluated at least annually. This evaluation encompasses the undiscounted historical broadcast cash flow of each station and existing broadcast cash flow multiples for sales of similar radio properties to estimate the potential selling price for the station and, therefore, recoverability of the assets.

       (j) INCOME TAXES

       The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and deferred tax liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (k) USE OF ESTIMATES

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ materially from these estimates.

       (l) LONG-LIVED ASSETS

       Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       (m) RECLASSIFICATION

       Certain amounts in the 1997 and 1998 consolidated financial statements have been reclassified to conform with the 1999 presentation.

       (n) CONCENTRATION OF RISKS

       Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and the geographical diversification of the Company's customer base.

       The Company owns investment securities in a financial institution which constitutes approximately 73 percent, 69 percent, and 67 percent of consolidated net assets as of December 31, 1997, 1998, and 1999, respectively. The president of the financial institution is on the board of the Company. Investment securities are recorded at fair value.

       (o) REVENUE RECOGNITION POLICY

       Revenues from commercial broadcasting advertisements are recognized when the advertising airtime is broadcast. Revenues from billboard advertising are recognized when the service is rendered.

       (p) LOCAL MARKETING AGREEMENTS

       The Company has entered into local marketing agreements (LMA), which principally provide for the Company to supply specified programming to the brokered stations and enables the sales staff of the Company to sell advertising time on the station for a fixed fee to be paid by the Company. Fees earned or incurred pursuant to various LMA's are recognized as gross broadcasting revenue or station operating expenses, respectively, in the period that the services performed or received occur. The Company's consolidated financial statements include broadcasting revenues and station operating expenses of stations marketed under LMA's.

       (q) BARTER TRANSACTIONS

       Barter transactions are reported at the estimated fair value of the product or service received. Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense when received or used. If merchandise or services are received prior to the broadcast of the advertising, a liability (deferred barter revenue) is recorded. If the advertising is broadcast before the receipt of the goods or services, a receivable is recorded. Barter revenue included in gross broadcasting revenue and barter expenses included in station operating expenses, amounted to $1,021,644, $1,155,475, $1,523,582, $696,860, and $599,129, and
$1,195,324, $1,137,390, $1,406,016, $632,061, and $476,752 for the years ended
December 31, 1997, 1998, and 1999, and for the six-month periods ended June 30, 1999 and 2000, respectively.

       (r) ACCOUNTING STANDARDS NOT ADOPTED

       In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses of a derivative depends on the intended use of the derivative and the resulting designation.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. The original effective date of this statement, as amended by Statement No. 137 and 138 has been delayed and it is now effective for the first quarter of fiscal years beginning after June 15, 2000, and should not be applied retroactively to financial statements of prior periods. The Company has not completed its evaluation of Statement No. 133; however, management does not anticipate that the adoption of Statement No. 133 will have a material impact on the Company's earnings or financial position upon adoption.

       In January 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 99-17, ACCOUNTING FOR ADVERTISING BARTER TRANSACTIONS, to be effective for transactions entered into after January 20, 2000. The consensus states that advertising barter transactions should be accounted for at fair value and that the fair value recognized be disclosed in the financial statements, if there is verifiable objective evidence provided by sufficient cash transactions received by the seller of the advertising or similar advertising. EITF No. 99-17 is not expected to have a material effect on the Company's financial statements.

       (s) SEGMENT REPORTING

       As of December 31, 1999, the Company operates two reportable segments, one comprised of eighteen separate radio stations in the Western United States and the other comprised of investment portfolio assets valued at approximately $118 million. The radio segment consists of operations in the radio broadcasting industry, providing a similar product to similar customers. Net revenues, consisting primarily of national and local advertising, are derived from external sources. The Company does not rely on any major customers as a source of net revenue. The investment segment consists of investment activities in trading and available-for-sale equity securities. The Company identifies its reportable segments based on the operating management responsibility for the segment. The chief operating decision maker uses net revenues, broadcast cash flows, return on investment, and net income as measures of profitability to assess segment profit or loss and to allocate resources between the two segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

(2)    ACQUISITIONS AND DISPOSITIONS

       1997 ACQUISITIONS

       KTLE. On January 10, 1997, the Company acquired the assets of KTLE (subsequently changed to KMGR) for $825,000. KTLE services the Tooele, Utah market.

       KAHK. On October 16, 1997, the Company acquired the assets of KNNC (subsequently changed to KAHK), serving the Austin, Texas area, for $2,000,000. The Company began operating the station under the terms of an LMA agreement in August 1997.

       1998 ACQUISITIONS

       KQMB. On February 9, 1998, the Company acquired the assets of KQMB, serving the Salt Lake City, Utah market. The purchase price was $3,553,000. The Company began operating the radio station under the terms of an LMA in September 1995.

       SPARKS OUTDOOR ADVERTISING. On March 12, 1998, the Company acquired the assets of Sparks Outdoor Advertising. The purchase price was $3,257,000. The acquisition added 92 billboard sign faces.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       KXRK. On April 1, 1998, the Company acquired the assets of KXRK, serving the Salt Lake City, Utah market. The purchase price was $10,506,000.

       ANCHOR OUTDOOR ADVERTISING. On December 30, 1998, the Company acquired the assets of Anchor Outdoor Advertising. The purchase price was $500,000. The acquisition added 76 billboard sign faces.

       1999 ACQUISITIONS

       KKSS. On February 12, 1999, the Company acquired the assets of KKSS serving the Albuquerque, New Mexico market. The purchase price was $5,500,000. The Company began operating the radio station under the terms of a LMA in November 1998.

       1999 DISPOSITIONS

       KMGR. On May 15, 1999, the Company sold the assets of KMGR in Salt Lake City, Utah for $3,000,000. A gain of $1,690,623 was recognized on the sale.

       All acquisitions have been accounted for by the purchase method and, accordingly, total costs were allocated to the assets based on their estimated fair market values as of the acquisition dates. No liabilities were assumed in connection with the acquisition of these assets. A significant portion of the assets acquired represent FCC broadcasting licenses. These broadcasting licenses are being amortized over a period of 15 years, using the straight-line method. The excess of the purchase price, over the fair value of the assets acquired, has been recorded as goodwill and is also being amortized over 15 years using the straight-line basis.

       The purchase price, including acquisition costs of $121,480, $67,233, and $118,097 for the years ended December 31, 1997, 1998, and 1999, respectively, was allocated as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                 1997            1998           1999
                                                             --------------  --------------  ------------
     Property.............................................   $     112,380       1,439,155       122,035
     FCC broadcasting licenses............................       2,806,490      11,239,095     4,293,000
     Client lists.........................................              --       3,112,900       624,574
     Goodwill.............................................              --       2,086,691       578,488
     Other assets.........................................          27,610           5,392            --
                                                             --------------  --------------  ------------
          Total acquisition cost.............................$   2,946,480      17,883,233     5,618,097
                                                             ==============  ==============  ============

       Operations of acquired companies have been included in the consolidated results of operations from their respective dates of acquisition or operation under terms of LMA's.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

       The following unaudited pro forma financial information presents the combined results of operations of the Company for the years ended December 31, 1998 and 1999 as if the above described acquisitions had occurred as of the beginning of the year prior to the year of acquisition, after giving effect to certain adjustments, including reductions in LMA fees, increases in amortization of goodwill and FCC broadcasting licenses, additional depreciation expense, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and the acquired entities constituted a single entity during such periods or of results that may occur in the future.

                                               YEAR ENDED DECEMBER 31,
                                            -------------------------------
                                                 1998             1999
                                            ----------------  -------------
                                                       (UNAUDITED)
     Net broadcasting revenue............   $    24,255,957     25,254,028
     Operating income (loss).............        (1,571,900)     1,041,833
     Net income (loss)...................        (2,381,573)     2,094,583

(3)    LOCAL MARKETING AGREEMENTS

       At December 31, 1999, the Company had LMA's to market stations KZHK, KEOT, and KTSP in St. George, Utah. The agreement with KZHK provides the Company with the option to purchase the station, exercisable on November 1, 2001. Additionally, the owner of KZHK has an option to require the Company to purchase the assets of KZHK, also exercisable on November 1, 2001. The LMA calls for a $5,000 monthly fee, $2,500 of which applies to the purchase price if either of the options are exercised. The Company intends to exercise its option to purchase the station, accordingly, $2,500 of the monthly fee is capitalized in deposits for pending acquisitions.

       Fees paid under LMA's amounted to $322,000, $252,304, and $188,333 for the years ended December 31, 1997, 1998, and 1999, respectively, and $134,583 and $60,845 for the six-month periods ended June 30, 1999 and 2000, respectively.

(4)    CASH HELD IN ESCROW

       Cash held in escrow at December 31, 1998, represents an escrow security deposit for the pending acquisition of KKSS. The acquisition was consummated during fiscal year 1999 and these funds were released to the seller.

(5)    DERIVATIVE FINANCIAL INSTRUMENTS

       The Company began using interest rate swap agreements to hedge against the potential impact of increases in interest rates on its floating rate revolving line-of-credit in December 1998. For the years ended December 31, 1998 and 1999, and the six-month period ended June 30, 2000, the Company received additional interest of approximately $-0-, $49,236, and $120,919, respectively. The amount paid is based on the differential between the specified rate of the swap agreements and the variable interest rate of the revolving credit loan.

(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS

       Marketable equity securities classified as available-for-sale include certificates evidencing ownership of 1,991,376 shares of Zion's Bancorporation common stock at December 31, 1998 and 1,814,488 at December 31, 1999. It is the intent of management to hold these securities as a long-term investment; accordingly, they are classified as a noncurrent asset in the accompanying consolidated balance sheets. In 1989, the Company

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

entered into an option agreement with one of its directors, who is also a stockholder of the Company. This option agreement provides the director the right to purchase 186,792 shares of the Company's shares of Zions Bancorporation common stock at $3.125 per share. During 1999, this Director exercised this option, giving the Company 9,904 shares of Zions Bancorporation common stock as consideration for the shares purchased under the option. Unrealized gain in the amount of $293,431 related to the shares sold has been reflected as a contribution of capital from the director.

       Selected information with respect to marketable equity securities available-for-sale follows:

                                                          GROSS           GROSS
                                        AMORTIZED      UNREALIZED       UNREALIZED
                                          COST        HOLDING GAINS   HOLDING LOSSES     FAIR VALUE
                                      -------------- ---------------- ---------------  ---------------
December 31, 1998..................   $   3,098,297      110,058,253          (3,259)     113,153,291
                                      ============== ================ ===============  ===============
December 31, 1999..................   $   3,391,728      109,780,941      (5,752,913)     107,419,756
                                      ============== ================ ===============  ===============
June 30, 2000 (unaudited)..........   $   3,391,728      109,780,941     (29,889,096)      83,283,573
                                      ============== ================ ===============  ===============

       Included in dividend income is income earned on Zion's Bancorporation common stock of $916,794, $1,058,483, and $1,661,496 at December 31, 1997, 1998,
and 1999, respectively.

       The Company has entered into interest rate swap agreements with two separate financial institutions to hedge against the potential impact of increases in interest rates on the revolving credit loan. These agreements at December 31, 1999 are summarized as follows:

                                                           NOTIONAL                                      ESTIMATED
AGREEMENT                                                   AMOUNT         SWAP      EXPIRATION DATE     FAIR VALUE
------------                                            ---------------  --------  -------------------  ------------
Interest rate swap....................................  $   10,000,000      4.98%    December 2000        135,347
Interest rate swap....................................      10,000,000      4.98%    December 2000        135,113

       The Company is exposed to credit loss in the event of nonperformance by the other parties to the agreements. The Company, however, does not anticipate nonperformance by the counterparties. The fair value of the interest rate swap agreements is estimated using the difference between the present value of discounted cash flows using the base rate stated in the swap agreement and the present value of discounted cash flows using the LIBOR rate.

(7)    NOTES RECEIVABLE FROM SHAREHOLDERS

       Notes receivable from shareholders are unsecured, due on demand, and bear interest at the prime rate of Zions First National Bank (7.75 percent at December 31, 1999). Interest income of $20,178, $29,060, and $47,746 for the years ending December 31, 1997, 1998, and 1999, respectively, is included in net income.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

(8)    INCOME TAXES

       Income tax expense (benefit) attributable to income (loss) before income taxes consists of the following:

                                                                             CURRENT       DEFERRED      TOTAL
                                                                         --------------  -----------  -----------
       Year ended December 31, 1997:
          Federal......................................................  $     715,750       67,421      783,171
          State........................................................        126,309        7,932      134,241
                                                                         --------------  -----------  -----------
            Total......................................................  $     842,059       75,353      917,412
                                                                         ==============  ===========  ===========
       Year ended December 31, 1998:
          Federal......................................................  $    (239,862)    (251,665)    (491,527)
          State........................................................        (50,681)     (30,615)     (81,296)
                                                                         --------------  -----------  -----------
            Total......................................................  $    (290,543)    (282,280)    (572,823)
                                                                         ==============  ===========  ===========
       Year ended December 31, 1999:
          Federal......................................................  $     976,225     (203,207)     773,018
          State........................................................        160,608      (38,555)     122,053
                                                                         --------------  -----------  -----------
            Total......................................................  $   1,136,833     (241,762)     895,071
                                                                         ==============  ===========  ===========
       Quarter ended June 30, 1999 (unaudited):
          Federal......................................................  $     412,029      (33,751)     378,278
          State........................................................         62,164       (3,971)      58,193
                                                                         --------------  -----------  -----------
            Total......................................................  $     474,193      (37,722)     436,471
                                                                         ==============  ===========  ===========
       Quarter ended June 30, 2000 (unaudited):
          Federal......................................................  $     195,893      286,236      482,129
          State........................................................         31,214       54,308       85,522
                                                                         --------------  -----------  -----------
            Total......................................................  $     227,107      340,544      567,651
                                                                         ==============  ===========  ===========

The Company's income tax expense differed from the statutory federal rate of 34 percent as follows:

                                                         DECEMBER 31,                          JUNE 30,
                                          -------------------------------------------  --------------------------
                                              1997          1998           1999           1999          2000
                                          -------------  ------------  --------------  ------------  ------------
                                                                                              (UNAUDITED)
Statutory rate applied to income
   before income taxes..................  $    793,704      (792,582)      1,022,408       451,099       630,584
Increase (decrease) in income tax
   expense resulting from:
   State tax expense, net of federal
     tax benefit........................        88,599       (53,655)         80,555        38,407        56,445
   Dividend received deduction..........      (235,358)     (257,362)       (395,436)      (85,155)     (211,695)
   Goodwill.............................       145,456        72,495          72,495        36,248        36,248
   Meals and entertainment..............            --        25,854          25,206        12,603        12,750
   Loss from affiliate..................            --       302,779          65,723        32,872        22,533
   Nondeductible professional fees......            --            --         155,771        77,886            --
   Change in federal valuation
     allowance..........................            --            --        (156,742)     (156,742)           --
   Other, net...........................       125,011       129,648          25,091        29,253        20,786
                                          -------------  ------------  --------------  ------------  ------------
       Income tax expense                 $    917,412      (572,823)        895,071       436,471       567,651
         (benefit)......................
                                          =============  ============  ==============  ============  ============

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                            DECEMBER 31,                        JUNE 30
                                                              -----------------------------------------   -------------------
                                                                     1998                   1999                  2000
                                                              -------------------   -------------------   -------------------
                                                                                                              (UNAUDITED)
Deferred tax assets:
   Accrued interest.......................................    $            46,143                45,771                25,109
   Bonus payable..........................................                129,480               103,286                38,000
   Net operating loss carryforward........................                175,182                    --                    --
   Deferred compensation..................................                     --                78,236                78,107
   Unrealized gains/losses................................                188,887                65,147                    --
   Investment in subsidiaries.............................                 80,775               118,914               118,914
   Other..................................................                153,920               228,812               200,073
                                                              -------------------   -------------------   -------------------
         Total gross deferred tax assets..................                774,387               640,166               460,203
Less valuation allowance..................................                175,182                    --                    --
                                                              -------------------   -------------------   -------------------
         Net deferred tax assets..........................                599,205               640,166               460,203
Deferred tax liabilities:

   Facilities and equipment, due to differences
     in depreciation......................................               (184,972)             (109,166)             (103,466)
   Acquisition costs......................................                (99,915)              (92,778)              (89,210)
   Unrealized gains/losses................................                     --                    --              (228,758)
   Intangible assets......................................             (1,473,247)           (1,355,389)           (1,296,457)
   Securities available-for-sale..........................            (41,820,895)          (39,642,154)          (30,470,405)
                                                              -------------------   -------------------   -------------------
         Total deferred tax liabilities...................            (43,579,029)          (41,199,487)          (32,188,296)
                                                              -------------------   -------------------   -------------------
         Net deferred tax liabilities.....................    $       (42,979,824)          (40,559,321)          (31,728,093)
                                                              ===================   ===================   ===================
Current portion...........................................    $           391,327               426,191                17,449
Noncurrent portion........................................            (43,371,151)          (40,985,512)          (31,745,542)
                                                              -------------------   -------------------   -------------------
                                                              $       (42,979,824)          (40,559,321)          (31,728,093)
                                                              ===================   ===================   ===================

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The valuation allowance as of January 1, 1998 and 1999 was $172,182. The net change in the total valuation allowance for the years ended December 31, 1998 and 1999, and for the six-month period ended June 30, 2000 was a decrease of $-0-, $172,182, and $-0-, respectively.

(9) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                    ------------------------------     JUNE 30,         ESTIMATED
                                                        1998            1999            2000          USEFUL LIFE
                                                    --------------  --------------  --------------  ----------------
                                                                                     (UNAUDITED)
Land..............................................  $     178,945         178,945         178,945                --
Technical equipment, towers, and antennas.........      5,229,777       5,822,273       6,461,389     3 to 10 years
Building..........................................        327,476         327,476         327,476          31 years
Furniture and equipment...........................        799,539         810,205         934,385     3 to 10 years
Leasehold improvements............................        336,792         368,257         665,346     3 to 10 years
                                                    --------------  --------------  --------------
                                                        6,872,529       7,507,156       8,567,541
Less accumulated depreciation.....................      2,577,604       3,492,352       4,051,614
                                                    --------------  --------------  --------------
                                                    $   4,294,925       4,014,804       4,515,927
                                                    ==============  ==============  ==============

(10) INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                             DECEMBER 31,
                                                    --------------------------------     JUNE 30,        ESTIMATED
                                                         1998             1999            2000         USEFUL LIFE
                                                    ----------------  --------------  --------------  --------------
                                                                                       (UNAUDITED)
Goodwill..........................................  $     5,481,712       6,163,796       6,185,806        15 years
Broadcast licenses................................       20,348,319      23,833,680      25,730,952        15 years
Client lists......................................        4,776,258       5,400,832       5,400,832        15 years
                                                    ----------------  --------------  --------------
                                                         30,606,289      35,398,308      37,317,590
Less accumulated amortization.....................       (3,121,293)     (5,333,821)     (6,514,160)
                                                    ----------------  --------------  --------------
                                                    $    27,484,996      30,064,487      30,803,430
                                                    ================  ==============  ==============

(11) ACCRUED EXPENSES AND OTHER

     Accrued expenses and other consist of the following:

                                                                          DECEMBER 31,
                                                                   ------------------------------      JUNE 30,
                                                                        1998            1999             2000
                                                                   ---------------   ------------  ----------------
                                                                                                      (UNAUDITED)
Compensation and commissions...................................... $     1,176,423       1,324,311          764,357
Accrued interest..................................................         334,682         552,942          366,458
Other.............................................................       1,416,161       1,489,390        1,366,051
                                                                   -------------------------------  ----------------
                                                                   $     2,927,266       3,366,643        2,496,866
                                                                   ================================ ================

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

(12)   LONG-TERM DEBT

       Long-term debt consists of the following:

                                                                        DECEMBER 31,                  JUNE 30,
                                                              ----------------------------------  ------------------
                                                                   1998              1999               2000
                                                              ----------------  ----------------  ------------------
                                                                                                     (UNAUDITED)
Note payable under a revolving line-of-credit to a
   financial institution due May 31, 2001 (Facility A).
   See below for terms of note agreement.................     $    20,000,000        20,000,000          20,000,000
Note payable under a reducing revolving line-of-credit to
   a financial institution, due May 31, 2003 (Facility
   B). See below for terms of note agreement.............           3,000,000           500,000           5,500,000
Note payable in annual installments of $110,950 including
   quarterly interest payments at 8%, matures January 1,
   2003..................................................             443,800           332,850             221,900
Note payable in monthly installments of $2,384, including
   interest at 9.75% secured by land and a building,
   matures October 20, 2000..............................             201,292           190,915             185,818
Note payable in monthly interest only payments of $1,403
   at 9%, with the principal balance due October 31,
   1999, secured by land and a
   building..............................................             187,000                --                  --
Note payable in annual interest payments at 7%, $900,000,
   $1,900,000, and $2,300,000 due on demand at December
   31, 1998, December 31, 1999, and June 30, 2000,
   respectively, with a principal payment of $1,000,000
   due annually on April 1, matures April 1, 2003,
   guaranteed by a stockholder...........................     $     4,900,000         4,900,000           4,300,000
Note payable in monthly interest only payments of $12,750
   at 8.5% beginning April 1, 1998 through April 1, 2001.
   Beginning April 1, 2001, interest and principal is due
   in equal installments of $28,278, matures April 1,
   2008, secured by real property........................           1,799,990         1,799,990           1,799,990
                                                              ----------------  ----------------  ------------------
Total long-term debt.....................................          30,532,082        27,723,755          32,007,708
Less current installments................................           1,208,327         2,201,865          22,643,683
                                                              ----------------  ----------------  ------------------
Long-term debt, excluding current installments...........     $    29,323,755        25,521,890           9,364,025
                                                              ================  ================  ==================

     In connection with the lines-of-credit, the Company is obligated to pay commitment fees based on a percentage of the unused portion of the available commitments (the fee varies depending upon which lines-of-credit is affected and the Company's leverage ratio). For the years ended December 31, 1998 and 1999, and for the six-month period ended June 30, 2000, the Company paid commitment fees totaling $43,671, $61,537, and $34,898, respectively. The Company also pays an annual agency fee of $10,000. Facility A bears interest at the London interbank offered rate (LIBOR) plus .50/.75 percent or the Alternate Base Rate
(ABR), when the outstanding loan is less/greater than 20 percent of the value of Zions Bancorporation common stock, respectively (6.75 percent at December 31, 1999). The Company may borrow up to $20 million under facility A, expandable up to $40 million under the agreement. The note is secured by 1,804,580 shares of Zions Bancorporation common stock. Facility B bears interest on a sliding scale based on other factors as defined in the agreement (7.25 percent at December 31, 1999). The Company may borrow up to $30 million expandable to $55 million under the agreement. The note is secured by the Company's media assets. The amount available under the facility B revolving line-of-credit will be reduced quarterly beginning June 30, 2000 through its maturity on May 31, 2003. The quarterly reductions in the amount available under

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

the revolving line-of-credit may require principle repayments if the outstanding balance at the end of each quarter exceeds the new maximum available amount. The Company has entered into interest rate hedge agreements as discussed in note 5. The agreements under both facility A and facility B include certain minimum financial and operating covenants.

     At December 31, 1999, the Company was in compliance with all minimum financial and operating covenants. The fair values of the Company's notes payable at December 31, 1999, approximate the carrying amounts.

     The scheduled reductions of the maximum commitment of the facility B revolving line-of-credit for the next five years and thereafter are as follows:

 YEAR ENDING DECEMBER 31:
---------------------------
2000...............................................   $   3,375,000
2001...............................................       9,000,000
2002...............................................      13,875,000
2003...............................................       3,750,000
2004...............................................              --
Thereafter.........................................              --
                                                      --------------
                                                      $  30,000,000
                                                      ==============

     As of December 31, 1999, scheduled repayments of long-term debt, excluding the reducing revolving line-of-credit disclosed above for the next five years and thereafter are as follows:

YEAR ENDING DECEMBER 31:
--------------------------
2000.............................................    $    2,201,865
2001.............................................        21,254,729
2002.............................................         1,317,431
2003.............................................         1,224,729
2004.............................................           244,594
Thereafter.......................................           980,407
                                                     ---------------
                                                     $   27,223,755
                                                     ===============

(13) REDEEMABLE STOCK

     In connection with a 1996 Merger Agreement that closed on June 30, 1996 (the closing), SNM issued 15,000 shares of nine percent redeemable preferred stock and 125,000 shares of redeemable common stock whose redemption is outside the control of the SNM. The redemption price is determinable at a future date based on specified criteria below. The redeemable preferred stock accrues dividends at the rate of $9.00 per share per year. The cumulative redeemable preferred stock dividends are payable each quarter and must be fully paid or declared with funds set aside for payment before any dividend can be declared or paid on any other class of SNM's stock. The redeemable common stock accrues dividends based on 20 percent of the taxable income (loss) of SNM, less federal, state, and local taxes imposed on SNM, plus depreciation, amortization, and interest with exception of depreciation and interest that may be accrued on extraordinary capital expenditures. The redeemable common stock dividends are payable each quarter. In the event of any liquidation, dissolution, or winding up of SNM the holders of the redeemable preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of SNM to the holders of shares of any other outstanding shares of common stock, an amount equal to $100 per share of redeemable preferred stock. The holders of redeemable common stock will participate pro rata in the remaining net assets of SNM once the holders of redeemable preferred stock have been paid in full. The redeemable preferred stock is not

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

convertible and the holders are not entitled to any voting privileges. The redeemable common shareholders are entitled to one vote per share.

     The holders of the redeemable preferred and redeemable common stock have the right to put their redeemable common and redeemable preferred stock to SNM, or an affiliate thereof, during the twelve-month periods following the second, third, or fourth anniversaries of the closing of the Merger Agreement, and SNM has the right to call the redeemable common and redeemable preferred stock at the end of the twelve-month periods following the fourth or fifth anniversaries of the closing of the Merger Agreement. The redemption price for the SNM redeemable common stock is based on a formula of eight times the trailing earnings before interest, taxes, depreciation, and amortization of SNM or two and one-half times gross cash revenues of SNM, which ever is greater, subject to a cap of $3.5 million (including the price for the SNM redeemable preferred stock which is $1.5 million). The Company made dividend payments on the redeemable preferred stock of $105,314 and $75,624 during 1998 and 1999, respectively. Accrued dividends on the redeemable preferred stock were $18,907 at December 31, 1998 and 1999. As a result of losses incurred in SNM during 1998 and 1999 there were no dividends paid on the redeemable common stock.

     During 1998, five of the holders of redeemable common and preferred stock put their redeemable common and redeemable preferred stock to SNM. The stock was repurchased for $1,539,300, which was based on the maximum price under the Merger Agreement. On December 31, 1999, the remaining holders of redeemable preferred and redeemable common stock exercised their option to put back to the Company the remaining 8,403 shares of redeemable preferred stock and the 70,025 shares of redeemable common stock for a total purchase price of $1,960,700. The Company offset $300,000 of this purchase price against a note receivable from one of the remaining holders of redeemable preferred stock. The remaining amount of $1,660,700 is reflected in notes payable to shareholders and affiliates.

(14) LEASES

     The Company has operating leases for certain tower sites, transmitters and equipment, automobiles, and office space. These operating leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1997, 1998, and 1999 was approximately $538,739, $795,513, and $903,153, respectively, and $506,900 and $534,896 for the six-month periods ended June 30, 1999 and 2000, respectively. The following is a schedule by year of future minimum lease payments required under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1999:

2000..................................................   $    845,646
2001..................................................        881,774
2002..................................................        844,628
2003..................................................        647,061
2004..................................................        618,268
Thereafter............................................      4,862,787
                                                         -------------
       Total minimum lease payment....................   $  8,700,164
                                                         =============

(15) EMPLOYEE THRIFT PLAN

     The Company has a tax-qualified employee savings and retirement plan (the 401(k) Plan) covering all employees after completion of the first year of service. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by the lesser of 15 percent of eligible compensation or the prescribed

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

annual limit ($10,000 in 1998 and 1999) and have the amount of such reduction contributed to the 401(k) Plan. The Company matches the employee contributions at a rate equal to 50 percent of the employees contribution, limited to three percent of the employees gross income. The total of such contributions was $81,143 $102,130, and $150,214 for 1997, 1998, and 1999, respectively, and
$77,713 and $90,609 for the six-month periods ended June 30, 1999 and 2000, respectively. The Company has no liability to this plan beyond the amounts contributed.

(16) RELATED PARTY TRANSACTIONS

     At December 31, 1997, 1998, and 1999, the Company held 30,890 shares of Murdock Travel stock, with an aggregate cost of $303,466. The President of the Company is a member of Murdock Travel's Board of Directors. In addition at December 31, 1999, the Company holds a $500,000 note receivable from Murdock Travel bearing interest at nine percent, due May 31, 2000. Accrued interest on the note was $15,130 at December 31, 1999.

     The Company has an investment in a partnership whose assets are solely comprised of an investment portfolio. The general partner in the partnership is a spouse of a director of the Company.

     In December 1995, the Company sold certain equity securities to an affiliated entity. Shareholders of the affiliated company are directors, shareholders, and officers of the Company. No gain or loss was recognized on the sale. As consideration, the Company received a note receivable for $3,955,123 bearing interest at seven percent; due on the earlier of December 31, 2000 or the sale, transfer, or exchange of the equity securities securing payment of the note. In November 1997, the affiliated entity exchanged the equity securities for new equity securities. Subsequent to the exchange, the affiliated entity was dissolved and the obligation was assumed by the six individual members of the affiliated entity. The Company agreed to modify the terms of the note to require payment of interest on the notes annually with the notes due in full on December 31, 2002. Accordingly, the notes have been classified as long-term. Interest income of $593,367, $239,266, and $230,708 was recognized for the years ending December 31, 1997, 1998, and 1999, respectively, and $115,354 and $115,354 for the six-month periods ended June 30, 1999 and 2000, respectively, and is included in net income. Included in accrued interest income from related party is $593,367, $184,567 and $138,425 of accrued interest relating to these notes as of December 31, 1997, 1998, and 1999, respectively, and $115,354 and $161,496 for the six-month periods ended June 30, 1999 and 2000, respectively.

     The Company has amounts payable to shareholders of $204,900, $190,057, and $844,839 at December 31, 1997, 1998, and 1999, respectively, and $190,057 and
$667,532 for the six-month periods ended June 30, 1999 and 2000, respectively, which are included in notes payable to shareholders and affiliates. Related interest payable of $64,233, $77,800, and $74,185 at December 31, 1997, 1998,
and 1999, respectively, and $65,522 and $99,318 for the six-month periods ended June 30, 1999 and 2000, respectively, is also included in notes payable to shareholders and affiliates. Related interest expense was $12,632, $13,567, and $17,791 for the years ended December 31, 1997, 1998, and 1999, respectively, and $6,629 and $33,369 for the six-month periods ended June 30, 1999 and 2000, respectively.

     During 1999, the Company sold a portion of an interest held in a real estate partnership to certain shareholders of the Company for $308,000 in which the Company recognized a gain of $8,000.

     The Company has amounts payable to employees of $203,000, $203,000, and $388,877 at December 31, 1997, 1998, and 1999, respectively, and $203,000 and
$388,877 for the six-month periods ended June 30, 1999 and 2000, respectively, which are included in notes payable to employees. Related interest payable of $229,018, $264,875, and $306,782 at December 31, 1997, 1998, and 1999,
respectively, and $283,746 and $334,997 for the six-month periods ended June 30, 1999 and 2000, respectively, is also included

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

in notes payable to employees. Related interest expense was $33,109, $35,857, and $41,907 for the years ended December 31, 1997, 1998, and 1999, respectively, and $18,871 and $28,215 for the six-month periods ended June 30, 1999 and 2000, respectively. Notes payable to employees are due on demand and bear interest at a rate of eight percent.

(17) COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

(18) SUBSEQUENT EVENTS

     On May 27, 2000, the Company merged SNM (a wholly owned subsidiary) into Simmons Media Group, Inc. The separate legal structure had been in place due to minority interests in SNM, which ended on December 31, 1999 with the buyout of the minority interests by the Company (see note 13).

     Immediately, prior to the completion of the contemplated initial public offering, LoneStar, a consolidated partnership, will sell its sole asset, an FCC radio license to the Company for approximately $5,875,000. No gain or loss will be reported in connection therewith. Subsequent to the sale, LoneStar will be dissolved.

(19) STOCK APPRECIATION RIGHTS AGREEMENT

     The Company entered into a stock appreciation right agreement (SAR or Plan) with a key executive officer in March 1996. The SAR provides for compensation based on incremental increases in the value of the Company, as measured by the value of the Company's publicly traded stock, if available, or upon a multiple of earnings formula, as defined in the Plan. No maximum compensation limit exists. The Plan has an incremental vesting period over the first 3.5 years, and expires 7 years after inception. Through December 31, 1999, no compensation has been incurred under the earnings formula. Following successful completion of an initial public offering, compensation under the Plan will be based upon incremental increases in the value of the Company as measured by the value of its publicly traded stock.

(20) SEGMENT INFORMATION

     The Company has adopted FASB Statement No. 131, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. According to the statement, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     The operating segment defined as "other" includes smaller nonradio media concerns, including billboard faces, internet news and newspaper operations and eliminations of transactions between segments. Transactions between operating segments are primarily conducted at fair value, resulting in amounts that are eliminated for reporting consolidated net income. Expenses for centrally provided services are allocated based on the estimated usage of those services.

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)


         Segment information for the years ended December 31, 1997, 1998, and 1999, and the six-month period ended June 30, 2000 are as follows:

                                                                                         INVESTMENT
                                                                    RADIO                PORTFOLIO
                                                             -------------------    -------------------

DECEMBER 31, 1997

Net revenues..............................................   $        17,658,273                     --

Operating income (loss)...................................             1,514,441               (326,178)

Reconciliation to net income (loss):
   Dividend and interest income...........................               191,601              1,629,736
   Interest expense.......................................              (758,927)               (62,887)
   Unrealized gain (loss) on marketable equity
      securities--trading.................................                    --                 61,971
   Net gain (loss) on sale of marketable equity
      securities--trading.................................                    --                216,828
   Other nonoperating income (expense)....................                    --               (192,038)
   Income tax benefit (expense)...........................              (406,878)              (505,659)
   Minority interest......................................                    --                     --
                                                             -------------------    -------------------
            Net income....................................   $           540,237                821,773
                                                             ===================    ===================
Assets....................................................   $        28,447,671             87,929,735
                                                             ===================    ===================

                                                                                       CONSOLIDATED
                                                                    OTHER                 COMPANY
                                                             -------------------   --------------------
DECEMBER 31, 1997

Net revenues..............................................                 9,310             17,667,583

Operating income (loss)...................................                69,375              1,257,638

Reconciliation to net income (loss):
   Dividend and interest income...........................              (186,126)             1,635,211
   Interest expense.......................................               176,253               (645,561)
   Unrealized gain (loss) on marketable equity
      securities--trading.................................                    --                 61,971
   Net gain (loss) on sale of marketable equity
      securities--trading.................................                    --                216,828
   Other nonoperating income (expense)....................                    --               (192,038)
   Income tax benefit (expense)...........................                (4,875)              (917,412)
   Minority interest......................................                   375                    375
                                                             -------------------   --------------------
            Net income....................................                55,002              1,417,012
                                                             ===================   ====================
Assets....................................................            (2,199,928)           114,177,478
                                                             ===================   ====================

DECEMBER 31, 1998

Net revenues..............................................   $        21,174,424                     --

Operating income (loss)...................................               405,296               (265,367)

Reconciliation to net income (loss):
   Dividend and interest income...........................               413,216              1,378,058
   Interest expense.......................................            (2,014,039)              (293,059)
   Unrealized gain (loss) on marketable equity
      securities--trading.................................                    --               (444,340)
   Net gain (loss) on sale of marketable equity
      securities--trading.................................                    --               (135,497)
   Loss on equity investments.............................                    --               (134,471)
   Other nonoperating income (expense)....................                10,000                 93,679
   Income tax benefit (expense)...........................               373,851                203,254
   Minority interest......................................                    --                     --
                                                             -------------------    -------------------
            Net income (loss).............................   $          (811,676)               402,257
                                                             ===================    ===================
Assets....................................................   $        50,907,129            128,461,668
                                                             ===================    ===================


DECEMBER 31, 1998

Net revenues..............................................             1,076,356             22,250,780

Operating income (loss)...................................            (1,192,563)            (1,052,634)

Reconciliation to net income (loss):
   Dividend and interest income...........................              (384,315)             1,406,959
   Interest expense.......................................               264,665             (2,042,433)
   Unrealized gain (loss) on marketable equity
      securities--trading.................................                    --               (444,340)
   Net gain (loss) on sale of marketable equity
      securities--trading.................................                    --               (135,497)
   Loss on equity investments.............................                    --               (134,471)
   Other nonoperating income (expense)....................                    --                103,679
   Income tax benefit (expense)...........................                (4,282)               572,823
   Minority interest......................................               (32,387)               (32,387)
                                                             -------------------   --------------------
            Net income (loss).............................            (1,348,882)            (1,758,301)
                                                             ===================   ====================
Assets....................................................           (15,029,307)           164,339,490
                                                             ===================   ====================

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

                                                                         INVESTMENT                  CONSOLIDATED
                                                             RADIO       PORTFOLIO       OTHER         COMPANY
                                                          ------------  ------------- ------------  --------------
DECEMBER 31, 1999

Net revenue............................................   $24,382,929             --      871,099      25,254,028

Operating income (loss)................................     1,301,539       (272,202)       4,826       1,034,163

Reconciliation to net income (loss):
   Dividend and interest income........................       550,736      1,988,665     (521,157)      2,018,244
   Interest expense....................................    (2,197,638)      (347,536)     365,495      (2,179,679)
   Unrealized gain (loss) on marketable equity
     securities--trading................................           --        325,632           --         325,632
   Net gain (loss) on sale of marketable equity
     securities--trading................................           --        133,453           --         133,453
   Loss on equity investments..........................            --       (118,756)          --        (118,756)
   Other nonoperating income (expense).................        30,695          1,206           --          31,901
   Gain on sale of business............................     1,690,623             --           --       1,690,623
   Income tax benefit (expense)........................      (643,664)      (251,407)          --        (895,071)
   Minority interest...................................            --             --       71,500          71,500
                                                          ------------  ------------- ------------  --------------
         Net income (loss).............................   $   732,291      1,459,055      (79,336)      2,112,010
                                                          ============  ============= ============  ==============
Assets.................................................   $56,183,044    118,406,293  (14,935,847)    159,653,490
                                                          ============  ============= ============  ==============
JUNE 30, 2000
Net revenue............................................   $12,026,080             --      483,958      12,510,038

Operating income (loss)................................       988,788       (105,974)      93,492         976,306

Reconciliation to net income (loss):
   Dividend and interest income........................       282,239      1,048,277     (287,855)      1,042,661
   Interest expense....................................    (1,055,201)      (167,027)     204,710      (1,017,518)
   Unrealized gain (loss) on marketable equity
     securities - trading..............................            --        773,436           --         773,436
   Net gain (loss) on sale of marketable equity
     securities - trading..............................            --          6,758           --           6,758
   Loss on equity investments..........................            --        (36,874)          --         (36,874)
   Other nonoperating income (expense).................            --        138,304           --         138,304
   Gain on sale of business............................            --             --           --              --
   Income tax benefit (expense)........................      (136,558)      (431,093)          --        (567,651)
   Minority interest...................................            --             --      (28,413)        (28,413)
                                                          ------------  ------------- ------------  --------------
         Net income (loss).............................   $    79,268      1,225,807      (18,066)      1,287,009
                                                          ============  ============= ============  ==============
Assets.................................................   $54,350,383     92,655,684   (9,600,398)    137,405,669
                                                          ============  ============= ============  ==============

                   SIMMONS MEDIA GROUP, INC., AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1999
 (ALL DATA FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Segment information for the year ended December 31, 1999, and the six-month period ended June 30, 2000 on an unaudited Pro Forma basis is as follows:

                                                                                       CONSOLIDATED
                                                             RADIO         OTHER         COMPANY
                                                          ------------  ------------- --------------
DECEMBER 31, 1999 - PROFORMA (UNAUDITED)
Net revenue............................................   $21,589,026        871,099     22,460,125

Operating income (loss)................................       945,859        (17,029)       928,830

Reconciliation to net income (loss):
   Interest income.....................................       550,736       (521,157)        29,579
   Interest expense....................................    (2,196,356)       365,495     (1,830,861)
   Other nonoperating income (expense)                         30,695         62,735         93,430
   Gain on sale of business                                 1,690,623             --      1,690,623
   Income tax benefit (expense)........................      (516,081)         7,088       (508,993)
   Minority interest...................................            --          8,762          8,762
                                                          ------------  ------------- --------------
         Net income (loss).............................   $  505,476         (94,106)       411,370
                                                          ============  ============= ==============

Assets.................................................   $54,469,019    (14,470,027)    39,998,992
                                                          ============  ============= ==============
JUNE 30, 2000 - PROFORMA (UNAUDITED)

Net revenue............................................   $10,650,295        483,958     11,134.253

Operating income (loss)................................       870,794         93,492        964,142

Reconciliation to net income (loss):
   Interest income.....................................       282,239       (281,709)           530
   Interest expense....................................    (1,052,003)       204,710       (847,293)
   Other nonoperating income (expense).................            --        (31,502)       (31,502)
   Income tax benefit (expense)........................       (95,231)         2,295)       (92,936)
   Minority interest...................................            --          3,089)         3,089)
                                                          ------------  ------------- --------------
         Net income (loss).............................   $     5,799         (9,769)        (3,970)
                                                          ============  ============= ==============
Assets.................................................   $52,627,664    (10,520,320)    42,107,344
                                                          ============  ============= ==============

PROSPECTUS             , 2000







                            SIMMONS MEDIA GROUP, INC.

                                         SHARES
                                  COMMON STOCK

                           THOMAS WEISEL PARTNERS LLC

--------------------------------------------------------------------------------

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer of the solicitation is unlawful.

Until ___________________ (25 days after commencement of this offering), all dealers that buy, sell, or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The estimated expenses payable by Simmons Media Group, Inc. in connection with the registration of the shares of common stock, other than underwriting discounts and commissions, are as follows:

SEC registration fee..........................................   $ 9,108.00
NASD registration fee.........................................   $        *
NASD listing fee..............................................   $        *
Blue Sky fees and expenses....................................   $        *
Legal fees and expenses.......................................   $        *
Accounting fees and expenses..................................   $        *
Printing and engraving expenses...............................   $        *
Transfer Agent and Registrar fees.............................   $        *
Miscellaneous.................................................   $        *
                                                                 -----------
Total.........................................................   $        *
                                                                 ===========
---------
   * To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, that indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and provided further that the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

       Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

       In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) if the court determines that the Indemnifiable Director is entitled to mandatory indemnification under Section 903, the court shall order indemnification, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses to obtain court-ordered indemnification, and (ii) upon the court's determination that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the Indemnifiable Director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a Indemnifiable Director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director.

       Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the Indemnifiable Director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the Indemnifiable Director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

       Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification which may be granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

       The Amended and Restated Bylaws ("Restated Bylaws") of Simmons Media Group, Inc. (the "Company") provide that the Company may indemnify an individual made party to a proceeding because that individual is or was an Indemnifiable Director, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company's best interest, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Restated Bylaws also provide that the Company may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the Company in which the Indemnifiable Director was adjudged liable to the Company or in connection with any other Proceeding charging that the Indemnifiable Director derived on improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. In addition, the Restated Bylaws further provide that the Company shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the Company, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. The Company's Restated Bylaws further provide for the indemnification, advancement and reimbursement incurred by an Indemnifiable Director who is a party to a proceeding in advance of final disposition of a proceeding if: (1) the Indemnifiable Director furnishes the Company a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Utah Code Ann. ss. 16-10a-902; (2) the Indemnifiable Director furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this section. Finally, the Restated Bylaws provide that an officer of the Company is entitled to mandatory indemnification in each case to the same extent as a director as described above. The Company may indemnify and advance expenses to an officer, employee, fiduciary or agent of the Company to the same extent as a director. The Company may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy.

       The Company's Restated and Amended Articles of Incorporation provide that the personal liability of any director of the Company to the Company or its shareholders, for monetary damages for any action taken or any failure to take any action as a director is eliminated to the fullest extent permitted by the Revised Act. The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for
(i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

       Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company intends to obtain insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

       Reference is made to Article VIII of the Restated Bylaws of the Company which provides for the indemnification of officers and directors of the Company.

       Reference is also made to the Underwriting Agreement filed herewith pursuant to which the Underwriter has agreed to indemnify the Company and its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

       During the last three years, Simmons Media Group, Inc. has not issued or sold any unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)   EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION

   *1.1       Form of Underwriting Agreement.
    2.1       Agreement and Plan of Merger between Simmons New Mexico, Inc. and Simmons Media Group, Inc., dated as of April 7, 2000.
   *2.2       Form of Agreement and Plan of Merger between Simmons St. George, Inc. and Crestwood Communications,
              Inc.
   *2.3       Form of Agreement and Plan of Reorganization among Simmons Media Group, Inc. and certain shareholders thereof.
   *2.4       Form of Asset Purchase Agreement by and between Simmons Lone Star Media, Ltd. and KAHK License Corp.
    3.1       Articles of Incorporation of Simmons Family, Inc. (predecessor to the Registrant), dated and filed as of June 3, 1977.
    3.2       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (First Amendment) dated as of February 11, 1988 and filed as of February 12, 1988.
    3.3       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Second Amendment),
              dated as of June 21, 1996 and filed as of June 25, 1996.
    3.4       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Third Amendment), dated as of June 21, 1996 and filed as of June 26, 1996.


    3.5       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Fourth Amendment),
              dated as of April 30, 1998 and filed as of May 1, 1998, effecting a name change to Simmons
              Media Group, Inc.
   *3.6       Form of Restated and Amended Articles of Incorporation of Simmons Media Group, Inc., of the
              Registrant.
    3.7       Restated Bylaws of the Registrant.
   *3.8       Form of Amended and Restated Bylaws of the Registrant.
   *4.1       Form of Certificate of Common Stock of the Registrant.
   *5.1       Opinion of Callister Nebeker and McCullough (including consent).
   10.1       Credit and Guarantee Agreement by and among Simmons Media Group, Inc., certain of its subsidiaries guarantors thereto, certain lenders party thereto, Nationsbank, N.A., as syndication agent and The
              Bank of New York, as administrative agent, dated May 6, 1998.
  *10.2       Long-Term Incentive Plan of the Registrant.
  *10.3       Annual Bonus Incentive Plan of the Registrant.
  *10.4       Employee Stock Purchase Plan of the Registrant.
   10.5       Time Brokerage Agreement between Simmons Radio New Mexico, Inc. and Vanguard Media LLC, dated May
              8, 2000.
   10.6       Lease Agreement between Trolley Corners Partnership and Simmons Media Group, Inc., dated August 1,
              1999.
   10.7       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   10.8       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   10.9       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   21.1       Subsidiaries of the Registrant.
   23.1       Consent of KPMG LLP.
  *23.2       Consent of Callister Nebeker and McCullough (contained in Exhibit 5.1).
   24.1       Power of Attorney (see page II-6).
  *27.1       Financial Data Schedule.

--------------
    * To be filed by amendment.

       (b)    FINANCIAL STATEMENT SCHEDULES

                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                    AND SIX-MONTH PERIOD ENDED JUNE 30, 2000

                                                            BALANCE AT     PROVISION                 BALANCE AT
                                                             BEGINNING      FOR BAD                    END OF
DESCRIPTION                                                  OF PERIOD       DEBTS      CHARGE OFFS    PERIOD
----------------------                                      ------------  ------------  -----------  ------------
Year ended December 31, 1997--allowance for doubtful
   accounts...............................................  $  365,715       (272,511)      (9,702)      102,906

Year ended December 31, 1998--allowance for doubtful

   accounts...............................................      102,906       166,148      145,844       123,210
Year ended December 31, 1999--allowance for doubtful
   accounts...............................................
                                                                123,210       288,526      241,022       170,714
Six-month period ended June 30, 2000
   (unaudited)--allowance for doubtful accounts............     174,714       177,004       94,865       252,853

ITEM 17. UNDERTAKINGS.

       The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

       The Company hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 11, 2000.

                                          SIMMONS MEDIA GROUP, INC.



                                          /s/ David E. Simmons
                                          -------------------------
                                          David E. Simmons
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

       Simmons Media Group, Inc., a Utah corporation, and each person whose signature appears below, constitutes and appoints David E. Simmons and Bruce W. Thomas, and each of them singly, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, any subsequent related registration statement filed pursuant to Rule 462(b) or Rule 462(d) promulgated under the Securities Act of 1933, as amended, and any and all pre-effective and post-effective amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE                       TITLE                                                  DATE

/s/ David E. Simons             President and Chief Executive Officer                  August 11, 2000
---------------------------     (Principal Executive Officer)
David E. Simmons

/s/ Bruce W. Thomas             Executive Vice President                               August 11, 2000
---------------------------     and Chief Financial Officer (Principal
Bruce W. Thomas                 Financial and Accounting Officer)

/s/ Roy W. Simmons              Chairman of the Board of Directors                     August 11, 2000
---------------------------
Roy W. Simmons

/s/ Elizabeth E. Simmons        Director                                               August 11, 2000
---------------------------
Elizabeth E. Simmons

/s/ Matthew R. Simmons
---------------------------     Director                                               August 11, 2000
Matthew R. Simmons



/s/ Laurence E. Simmons
---------------------------     Director                                               August 11, 2000
Laurence E. Simmons

/s/ Elizabeth S. Hoke
---------------------------     Director                                               August 11, 2000
Elizabeth S. Hoke


---------------------------     Director                                               August ___, 2000
Harris H. Simmons


---------------------------     Director                                               August ___, 2000
Julia S. Watkins

                                 EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
   *1.1       Form of Underwriting Agreement.
    2.1       Agreement and Plan of Merger between Simmons New Mexico, Inc. and Simmons Media Group, Inc., dated as of April 7, 2000.
   *2.2       Form of Agreement and Plan of Merger between Simmons St. George, Inc. and Crestwood Communications,
              Inc.
   *2.3       Form of Agreement and Plan of Reorganization among Simmons Media Group, Inc. and certain shareholders thereof.
   *2.4       Form of Asset Purchase Agreement by and between Simmons Lone Star Media, Ltd. and KAHK License Corp.
    3.1       Articles of Incorporation of Simmons Family, Inc. (predecessor to the Registrant), dated and filed as of June 3, 1977.
    3.2       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (First Amendment) dated as of February 11, 1988 and filed as of February 12, 1988.
    3.3       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Second Amendment),
              dated as of June 21, 1996 and filed as of June 25, 1996.
    3.4       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Third Amendment), dated as of June 21, 1996 and filed as of June 26, 1996.
    3.5       Articles of Amendment to Articles of Incorporation of Simmons Family, Inc. (Fourth Amendment),
              dated as of April 30, 1998 and filed as of May 1, 1998, effecting a name change to Simmons
              Media Group, Inc.
   *3.6       Form of Restated and Amended Articles of Incorporation of Simmons Media Group, Inc., of the
              Registrant.
    3.7       Restated Bylaws of the Registrant.
   *3.8       Form of Amended and Restated Bylaws of the Registrant.
   *4.1       Form of Certificate of Common Stock of the Registrant.
   *5.1       Opinion of Callister Nebeker and McCullough (including consent).
   10.1       Credit and Guarantee Agreement by and among Simmons Media Group, Inc., certain of its subsidiaries guarantors thereto, certain lenders party thereto, Nationsbank, N.A., as syndication agent and The
              Bank of New York, as administrative agent, dated May 6, 1998.
  *10.2       Long-Term Incentive Plan of the Registrant.
  *10.3       Annual Bonus Incentive Plan of the Registrant.
  *10.4       Employee Stock Purchase Plan of the Registrant.
   10.5       Time Brokerage Agreement between Simmons Radio New Mexico, Inc. and Vanguard Media LLC, dated May
              8, 2000.
   10.6       Lease Agreement between Trolley Corners Partnership and Simmons Media Group, Inc., dated August 1,
              1999.
   10.7       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   10.8       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   10.9       Lease Agreement between KSL, a division of Bonneville International Corporation, and Simmons
              Family, Inc., dated March 16, 1998.
   21.1       Subsidiaries of the Registrant.
   23.1       Consent of KPMG LLP.
  *23.2       Consent of Callister Nebeker and McCullough (contained in Exhibit 5.1).
   24.1       Power of Attorney (see page II-6).
  *27.1       Financial Data Schedule.

--------------
    * To be filed by amendment.